As filed with the U.S. Securities and Exchange Commission on August 29, 2025.

Registration No. 333-287284

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________________________

AMENDMENT NO. 3 TO

FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURTIES ACT OF 1933

_____________________________________________

Hang Feng Technology Innovation Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

_____________________________________________

Cayman Islands	8742	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 2008, 20/F, Cheung Kong Center
2 Queen’s Road Central, Hong Kong
Tel: (852) 3905 2399
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________________

Copies to:

Joan Wu, Esq. Sally Yin, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2208	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 (703) 919-7285

_____________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED AUGUST 29, 2025

1,375,000 Ordinary Shares

Hang Feng Technology Innovation Co., Ltd.

This is the initial public offering by Hang Feng Technology Innovation Co., Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company,” “Hang Feng,” “Group,” “we,” “us,” or “our”) of its ordinary shares with par value of US$0.0001 each (the “ordinary shares” or “Ordinary Shares”). The Company expects the initial public offering price to be $4.0 per ordinary share. Prior to this offering, there has been no public market for the Company’s ordinary shares. The Company plans to apply to have its ordinary shares listed on the Nasdaq Capital Market under the symbol “FOFO”. There can be no assurance that such application will be approved. If our ordinary shares are not approved for listing on Nasdaq Capital Market, we will not proceed with this offering.

Investors are cautioned that you are buying shares of Hang Feng, a Cayman Islands holding company, rather than the shares of Hang Feng’s operating subsidiaries that conduct primary business operations.

Hang Feng is a holding company incorporated in the Cayman Islands with no material operations of its own. We are not a Hong Kong operating entity. Through our direct and indirectly wholly owned subsidiaries, we conduct a majority of our operations in Hong Kong. The holding company structure is not used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in such operating companies. None of our subsidiaries is subject to any prohibitions or restrictions on direct foreign investment under Chinese laws. The holding company structure involves unique risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in Hang Feng’s operations and/or a material change in the value of the securities it is registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. Investing in our ordinary shares involves a high degree of risk, including the risk of losing your entire investment.

This is an offering of the ordinary shares of Hang Feng, the holding company in the Cayman Islands, instead of the shares of the operating subsidiaries. Investors in this offering will not directly hold any equity interests in the operating subsidiaries. You may never directly hold any equity interest in our operating subsidiaries.

The majority of our operations are in Hong Kong, a special administrative region of the People’s Republic of China (“China” or the “PRC”). Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including a cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement, which may in the future impact our ability to conduct out business, accept foreign investments or list on a U.S. or other foreign exchange if we were to become subject to such regulations. As of the date of this prospectus, we or any of our HK subsidiaries are not materially affected by recent statements by the PRC government indicating an intention to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Furthermore, pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III, so they do not apply directly to Hong Kong entities. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. There remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. Nevertheless, since these statements and regulatory actions made by the PRC government are relatively recent, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. If certain PRC laws and regulations were to become applicable to us or our HK subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our ordinary shares, to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. The PRC government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong.” on page 18.

Additionally, on December 28, 2021, the Cyberspace Administration of China, or the CAC, together with certain other PRC government authorities, jointly released the revised Cybersecurity Review Measures, or the CRM, which took effect on February 15, 2022, and replaced the previous draft issued on July 10, 2021. Pursuant to the revised CRM, (i) operators of critical information infrastructure, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, must be subject to the cybersecurity review, (ii) operators of network platforms seeking listing abroad that are in possession of more than one million users’ personal data must apply for the cybersecurity review, and (iii) relevant PRC government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. As advised by our PRC counsel, Han Kun Law Offices, we and our HK subsidiaries currently are not deemed to be an “operator of critical information infrastructure” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, because (a) as of date of this prospectus, none of us or our subsidiaries possesses personal information of individuals from PRC, except that our HK subsidiaries have in aggregate collected and stored the personal information of less than 50 individuals from mainland China and we have acquired the clients’ consents separately for collecting and storing of their personal information and data; (b) we do not operate critical information infrastructure under the revised CRM nor place any reliance on collection and processing of any personal information to maintain our business operation; (c) data processed in our business should not have a bearing on national security nor affect or may affect national security; (d) all of the data our HK subsidiaries have collected is stored in servers located in Hong Kong; and (e) as of the date of this prospectus, neither of our HK subsidiaries has been informed by any PRC governmental authority of being classified as an “operator of critical information infrastructure” or a “data processor” that is subject to CAC cybersecurity review; and (vi) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). The China Securities and Regulatory Commission, or the CSRC, published on February 17, 2023, and effected on March 31, 2023, the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which regulate both direct and indirect overseas offering and listing of PRC-based companies by adopting a filing-based regulatory regime. According to the Trial Measures, if the issuer meets both of the following criteria for the CSRC filing, the overseas securities offering and listing conducted by such issuer shall be deemed as an indirect overseas offering and listing: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. As advised by our PRC Counsel, Han Kun Law Offices, as of the date of this prospectus, we do not meet the two criteria and this offering and the listing of our ordinary shares on a U.S. exchange are not subject to the CSRC filing procedures, based on the facts that (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a variable interest entity (“VIE”) structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that our HK Subsidiaries which have less than five clients based in mainland China in the fiscal year 2024 and approximately 15.6% of our revenue is derived from our services for individuals or companies that are based in mainland China, and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China or his/her habitual domicile is in mainland China. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China and Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the ordinary shares currently being offered here may substantially decline in value and become worthless. For details of the associated risks, see “Prospectus Summary — Regulatory Development in the PRC” on page 9 and “Risk Factors — Risks Relating to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless.” on page 19.

Furthermore, as more stringent criteria, including the Holding Foreign Companies Accountable Act (the “HFCAA”), as amended, have been imposed by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), that our ordinary shares may be prohibited from trading, if our auditor cannot be fully inspected by the PCAOB due to a position taken by an authority in a foreign jurisdiction for two consecutive years. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong. On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the CSRC and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (i) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (ii) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (iii) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. On December 15, 2022, the PCAOB issued a new Determination Report which: (i) vacated the December 16, 2021 Determination Report; and (ii) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Wei, Wei & Co., LLP, is headquartered in New York and registered with the PCAOB. It is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards, with the last inspection in December 2023. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in our securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist our securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether The Nasdaq Stock Market LLC (“Nasdaq”) or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 40.

As of the date of this prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. As a holding company with no operations of our own, we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” on page 11.

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. On January 23, 2025 Starchain transferred US$1,999,980 to Hang Feng, and on February 5, 2025, Hang Feng transferred US$917,431 to HF IAM, during the ordinary course of business. Other than the aforementioned transfers, our Cayman Islands holding company has not declared or paid dividends or made distributions to its subsidiaries or to investors in the past, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. We do not have any current plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. Even if our board of directors decides to declare or pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. U.S. investors will not be subject to Cayman Islands taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them, while they may be subject to U.S. federal income tax for receiving dividends, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. There is no further Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us. See “Material Tax Considerations.”

There are no restrictions on foreign exchange and there are no limitations on the abilities of our subsidiaries in Hong Kong to Hang Feng, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between Hang Feng and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to Hang Feng and U.S. investors and amounts owed. However, to the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our HK subsidiaries. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our ordinary shares, potentially rendering it worthless. See “Risk Factors — Risks Relating to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” on page 37, and our audited consolidated financial statements for the years ended December 31, 2024 and 2023 starting on page F-1.

The Company is an “emerging growth company” and a “foreign private issuer” as defined in the U.S. federal securities laws and, as such, is subject to certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Prospectus Summary — Implications of Being a Foreign Private Issuer”, respectively.

Following the completion of this offering, the Company will be a “controlled company” under the Nasdaq Rule 5615(c), because immediately after this offering, Hang Feng International Holdings Co., Limited (“HF Holdings”), will beneficially own 4,000,000 ordinary shares, representing 60.02% of the total voting power, assuming no over-allotment option is exercised. Mr. QIAN Fenglei, our Chairman of the board of directors, owns 93.11% of HF Holdings’ total voting power and is deemed to have the voting and dispositive power over shares beneficially owned by HF Holdings. See “Principal Shareholders” on page 107. We do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Rules. However, to the extent that we choose to do so in the future, you may not be afforded the same protections or information which would be made available to you if you were investing in a company which is subject to these corporate governance requirements. See “Prospectus Summary — Implications of Being A Controlled Company” on page 15 for details.

Investing in our ordinary shares is highly speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 for factors you should consider before buying our ordinary shares.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Initial public offering price	US$	4.00	US$	5,500,000.00
Underwriting discounts and commissions(1)	US$	0.32	US$	440,000.00
Proceeds, before expenses, to us(2)	US$	3.68	US$	5,060,000.00

____________

(1)      For further information on underwriting compensation, see “Underwriting.”

(2)      Proceeds to us presented in this table does not give effect to the exercise of the option we have granted to the underwriters as described below. We expect our total expenses for this offering to be approximately $1,345,268, exclusive of underwriting discounts and commissions.

We have granted the underwriters an option exercisable for a period of 45 days from the effective date of this registration statement to purchase up to an additional 206,250 ordinary shares, representing 15% of the total ordinary shares in this offering, from us at the initial public offering price less underwriting discounts and commissions solely, to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $506,000, and the total gross proceeds to us, before expenses, will be $6,325,000.

The underwriters expect to deliver the ordinary shares to investors in the offering on or about [•], 2025.

The date of this prospectus is [•], 2025

i

ABOUT THIS PROSPECTUS

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for ordinary shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 18 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate our expected results for any future periods.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “BVI” are to the British Virgin Islands;

•        “China” and the “PRC” are to the People’s Republic of China, and only in the context of describing laws, regulations and other legal or tax matters adopted by the authorities of mainland China in this prospectus, excludes Hong Kong, Macau Special Administrative Region of the PRC and Taiwan region, whereas the legal and operational risks associated with operating in China or PRC may also apply to our operations in Hong Kong;

•        “CIMA” are to the Cayman Islands Monetary Authority;

•        “Company,” “Hang Feng,” “we,” “us,” or “our Company” are to Hang Feng Technology Innovation Co., Ltd., an exempted company with limited liability incorporated under the law of the Cayman Islands;

•        “Companies Act” are to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

•        “FSC” are to the British Virgin Islands Financial Services Commission;

•        “HKSFC” or “SFC” are to the Securities and Futures Commission of Hong Kong;

•        “Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

•        “HKD” or “HK$” are to the legal currency of Hong Kong;

•        “Nasdaq Rules” are to the listing rules of The Nasdaq Stock Market LLC;

•        “HF CM” are to Hang Feng Capital Management Limited (formerly known as Infinite Winner Limited), a business company incorporated under the laws of BVI on November 30, 2023 and a wholly owned subsidiary of Hang Feng;

•        “HF Fund SPC” are to Hang Feng Fund SPC, an exempted company incorporated in the Cayman Islands with limited liability under the Companies Act on July 25, 2024;

•        “HF IAM” are to Hang Feng International Asset Management Limited (formerly known as BRY Investments Limited and Gret Prosperity Investment Management Limited), a company incorporated under the laws of Hong Kong with limited liability on April 1, 2019, and a wholly owned subsidiary of Shine Prosperity

•        “HK subsidiaries” or “Hong Kong subsidiaries” are to Starchain and HF IAM;

•        “professional investor” or “Professional Investor”(s) are to certain institutional investors, corporate and individual entities that meet specific criteria under SFO or Securities and Futures (Professional Investor) Rules (Chapter 571D of the Laws of Hong Kong) (the “SFPIR”), as discussed in detailed in “Business — Regulations.”

•        “RMB” and “Renminbi” are to the lawful currency of China;

•        “SFO” are to the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

•        “shares,” “Shares,”, “ordinary shares” or “Ordinary Shares” are to the ordinary shares of the Company, par value US$0.0001 per share;

•        “Shine Prosperity” are to Shine Prosperity Holding Limited (formerly known as BRY Holdings Limited), a business company incorporated under the laws of BVI on November 13, 2020 with limited liability and a wholly owned subsidiary of Hang Feng;

•        “Starchain” are to Starchain Investment Trading Limited, a company incorporated under the laws of Hong Kong with limited liability on June 12, 2017 and a wholly owned subsidiary of Hang Feng;

•        “U.S.,” “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

•        “US$,” “$”, “U.S. dollars” and “dollars” are to the lawful currency of the United States; and

•        “U.S. GAAP” are to generally accepted accounting principles in the United States;

Presentation of Financial Information

We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

Our fiscal year end is December 31. References to a particular “fiscal year” are to our fiscal year ended December 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (the “U.S. GAAP”).

Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus are made as follows:

	December 31, 2023		December 31, 2024
	Year-end spot rate	Daily average rate	Year-end spot rate	Daily average rate
US$ against HK$	7.8157	7.8304	7.7625	7.8016

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some (but not all) of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

•        assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

•        our ability to execute our business strategies and growth strategies, including our ability to meet our goals;

•        our dividend policy;

•        our expectations regarding demand for and market acceptance of our services;

•        our expectations regarding our relationships with our clients, business partners and third-parties;

•        our ability to maintain and enhance our market position;

•        our ability to continue to develop new technologies and/or upgrade our existing technologies;

•        developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations;

•        relevant governmental policies and regulations relating to our businesses and industry;

•        our ability to attract, train and retain executives and other employees;

•        our proposed use of proceeds from this offering;

•        the development of the global financial and capital markets;

•        fluctuations in inflation, interest rates and exchange rates; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary — Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The corporate management consulting and asset management industries and their respective markets may not grow at the rate projected by market data, or at all. Failure of these market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ordinary shares. In addition, the rapidly evolving nature of the corporate management consulting and asset management industries results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors — Risks Relating to Our Business and Industry.” Therefore, you should not place undue reliance on these statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

v

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include: (i) the Cayman Islands has a less developed body of securities laws than the United States and these securities laws provide significantly less protection to investors as compared to the United States; and (ii) Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We conduct the majority of our operations in Hong Kong, and all of our assets are located in Hong Kong. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Ogier that there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of courts of the United States against us or our directors or officers predicated upon the civil liability provisions of securities laws of the United States or any state in the United States; and entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised by Ogier that, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment (a) is given by a foreign court of competent jurisdiction; (b)imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions

However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the United States courts under civil liability provisions of the securities laws if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. As the courts of the Cayman Islands have yet to rule on making such a determination, it is uncertain whether such civil liability judgments from United States courts would be enforceable in the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Hong Kong

We believe that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty), and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment. Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

BVI

Ogier, our British Virgin Islands counsel, have advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Ogier that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. We have also been advised by Ogier that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary shares discussed under “Risk Factors,” before deciding whether to invest our ordinary shares.

Overview

We are committed to providing comprehensive corporate management consulting and asset management services, tailored to address the specific needs of each client. Our goal is to empower our clients to design, implement, and achieve their unique business and investment objectives.

Incorporated as an exempted company with limited liability in the Cayman Islands on October 15, 2024, we operate as a holding company with no material operations. Since 2023, we have been identifying market opportunities and offering consulting services through Starchain to a growing network of clients. Through the corporate management consulting practice, Starchain built strong relationships with clients, advising them on operational and strategic challenges. This privileged access has revealed a recurring need for sophisticated asset management solutions, tailored for both corporate and personal capital and the struggle to find trusted partners. Recognizing this gap, our management team strategically refined our business strategy to include a complementary asset management arm. Starting in 2024, we began offering asset management services through HF CM, HF IAM and HF Fund SPC.

As of the date of this prospectus, all our business activities are conducted through our direct and indirect wholly owned subsidiaries. Our business consists of two main segments: (i) corporate management consulting services and (ii) asset management services.

Corporate Management Consulting Services

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Starchain specializes in delivering structured and tailored consulting solutions to meet the unique needs of our clients. Specifically, these services include:

(i)     Management consulting — providing strategic insights and recommendations to drive business growth, delivering performance management reports, advising on key performance indicators (KPIs) and how to measure and optimize performance effectively; and

(ii)    Regulatory compliance and governance consulting — providing comprehensive regulatory and compliance consulting services, assisting to mitigate compliance risks and adopt best practices for corporate governance, ensuring compliance during company setup and maintaining statutory records to uphold proper corporate governance.

Our fee collection structure consists of both fixed fees and recurring monthly fees. For project-based services, fees are structured according to milestones, with payments due at each milestone achievement. We believe our fee structure allows a clear, structured, and performance-driven fee system for our clients.

The largest client for both years was HF Holdings, our major shareholder and an entity controlled by our Chairman. HF Holdings accounted for 38% and 100% of our total revenue for the years ended December 31, 2024 and 2023, respectively.

Asset Management Services

Through our wholly owned subsidiaries in Cayman Islands, British Virgin Islands and Hong Kong, HF Fund SPC, HF CM, and HF IAM, we provide asset management services, including fund subscription and fund management services, and receive subscription fees and management fees accordingly.

HF Fund SPC is an open-ended investment fund regulated by the CIMA, and focuses its investment in the secondary market, primarily targeting publicly listed companies in the global technology and innovation sectors. HF CM is an approved investment manager registered with the FSC, and acts as the investment manager of HF Fund SPC.

HF IAM is an entity with Type 4 (advising on securities) and Type 9 (asset management) licenses issued by the SFC. It is qualified to provide asset management services to professional investors, including discretionary account management services, fund management, and other customized investment solutions.

HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM works with HF IAM, the investment advisor to HF Fund SPC’s portfolio company, providing services to HF Fund SPC including portfolio management, asset allocation, risk management, compliance with investment mandates, and executing investment decisions. HF CM charges a management fee in proportion to the total subscription amount.

Our asset management services generate income through two primary revenue streams:

1)      Subscription fee revenue: HF CM, as the fund manager, charging a subscription fee typically set at 2% of the total subscription amount.

2)      Management fee revenue: HF CM, as the fund manager, charges an annual management fee of 1.2% of the total subscription amount, payable monthly. This revenue stream was initiated in mid-December 2024.

For the year ended December 31, 2024, we generated net income of approximately US$866,769, which represented an increase by 194.3% from a net loss of approximately US$919,173 for the year ended December 31, 2023. For the years ended December 31, 2024 and 2023, our total revenue was approximately US$2,029,269 and US$119,534, respectively. Of this, revenue from corporate management consulting services accounted for approximately US$1,374,718 in 2024 and US$119,534 in 2023, or approximately 67.7% and 100.0%, respectively. Revenue from asset management services contributed approximately US$654,551 (32.3%) in 2024, compared to nil in 2023.

For the years ended December 31, 2024 and 2023, our largest client, HF Holdings, accounted for 24.6% and nil of our total revenue, respectively, while our second largest client, Mr. QIAN Fenglei, accounted for 13.0% and 100% of our total revenue, respectively. HF Holdings is our major shareholder and an entity controlled by our Chairman, Mr. QIAN Fenglei. Both HF Holding and Mr. Qian are related parties of our Company.

Competitive Strengths

We believe that the following competitive strengths position us to capture opportunities in the financial services industry in Hong Kong and differentiate us from our competitors:

•        Experienced Team and Strategic Leadership:    Our core team combines in-depth expertise in capital markets, corporate management consulting, and the Hong Kong market, along with our rich experience in sourcing, structuring, acquiring, operating, and financing businesses across various sectors. In addition, led by a visionary management team — including our CEO, Mr. XU Zhiheng, who brings over a decade of experience in equity investment and asset management, having held senior management roles in the investment departments of several Hong Kong-listed companies where he gained extensive asset management expertise, and served as a licensed Responsible Officer (RO) in Hong Kong for approximately 6 years — we consistently anticipate industry trends and craft innovative strategies. Our CFO, Mr. Leeds Chow, brings over 14 years of experience in audit, finance, merger and acquisition, internal control review and implementation, family office investment, as well as advisory on Hong Kong and US IPOs. Together, this combination of experience and leadership positions us to deliver high-quality solutions and remain competitive in the global financial landscape.

•        Personalized, Diversified and Client-Centric Advisory Services:    As a boutique professional service firm, we provide highly customized advisory solutions, leveraging deep industry expertise to address each client’s unique needs. Our hands-on approach ensures customized guidance on specialized initiatives such as advisory on American Depositary Receipts listing, gaining inclusion in Stock Connect programs, enhancing corporate internal development with KPI and scaling up, and market and industry analysis, using our network resources.

•        Efficient and Reliable Execution:    We operate with agility and precision, ensuring that financial strategies are executed both promptly and effectively. We are also experienced in negotiating and executing complex transactions across diverse market conditions. For instance, we advised on ADR listings as requested, guiding clients through every stage of the ADR listing process, from initial structuring to navigating international market complexities and regulatory requirements, to help maximize the benefits of increased exposure to US investors. Our streamlined processes and previous experience help to simplify complex tasks for clients, allowing them to navigate challenges with ease while maintaining high service standards, ultimately enhancing their profitability. We also routinely offer advice on developing robust investor relations programs that highlight intrinsic value and future growth potential, fostering productive dialogues with their investor base.

•        Strong Network and Industry Relationships:    Our firm benefits from a well-established network of entrepreneurs, business leaders, and industry partners, built over years of experience. Our core team also maintains strong relationships with business owners, financial partners, and management teams across various sectors. During the reporting year, we have been providing services for four Hong Kong-listed entities and one US-listed entity. We believe this robust network has largely enhanced, and will continue to enhance, our ability to identify and engage potential clients, including founders and major shareholders of publicly listed companies, who seek personalized and effective solutions.

Growth Strategies

Given our current stage, our short-term goal is to expand our presence in the corporate management consulting and asset management services sector. We aim to support our clients in the Hong Kong market by helping them design, implement, and achieve their business and investment objectives. To achieve this, we plan to implement the following growth strategies:

•        Expanding corporate management consulting client base and Assets Under Management (AUM) Through Strategic Partnerships:    We aim to form strategic alliances with industry partners to leverage complementary strengths and deliver more comprehensive services to our clients. For instance, in our corporate management consulting business, we plan to collaborate with financial public relations firms, event and roadshow service providers, and ESG reporting service providers. In our asset management segment, we will work with investment analytics providers, fund administrative service providers and also seek partnerships with other fund managers to co-launch and co-manage asset, thereby expanding our investor base and AUM.

•        Attracting and Retaining Highly Qualified Professionals:    We recognize that attracting, developing, and retaining highly skilled professionals is essential to our long-term success. To achieve this, we will leverage the extensive professional networks of our core team to identify and engage top-tier talent. Our strategy includes attracting and retaining top talent focuses on leveraging internal expertise and prioritizing recruiting through the process of assessing potential candidates as consultants or collaboration partners, evaluating their expertise and alignment with our firm’s values. High-performing individuals will be offered full-time positions with competitive compensation and other attractive incentive plans. This approach will enable us to cultivate a strong, motivated team dedicated to delivering high-value solutions for our clients.

•        Delivering Value-Driven and Client-Centric Solutions:    We will continue to focus on providing personalized, value-driven solutions that align closely with capital market and address the specific needs of our clients. To maximize impact, we will prioritize sophisticated financial strategies over labor-intensive activities like event planning, focusing instead on enhancing financial performance, optimizing capital structures, and facilitating complex market transactions. This strategic approach will enable us to improve efficiency, deliver superior client outcomes, and strengthen our competitive position in an evolving financial landscape. Our long-term goal is to establish ourselves as a premier financial services firm, offering a comprehensive suite of consulting and financial services tailored to the evolving needs of our clients across Asia and beyond. To achieve this, we plan to implement the following growth strategies:

•        Expanding Services Beyond Hong Kong to the Greater Asia Market:    We plan to extend our operations outside of Hong Kong to Greater Asia market within the next three to five years. This geographical expansion will allow us to access new client bases and strengthen our presence in the rapidly growing Asian financial markets.

•        Enhancing Technology Capabilities in FinTech and AI:    We are actively integrating and will continue to integrate advanced FinTech and AI solutions developed by external providers to enhance our services, improving efficiency, accuracy, and real-time insights across our operations. As of the date of this prospectus, we do not intend to develop proprietary FinTech or AI technologies, nor do we plan to utilize open source solutions. For example, we utilize Farseer, which is an AI-powered solution specializing in capital markets in Asia and public companies’ analytics, to support our research and decision-making processes. We plan to continue leveraging third-party platforms AI-driven business intelligence for deeper data analysis, AI-powered risk management for fraud detection and credit assessment, and asset management platforms that optimize investment strategies. Additionally, we will implement AI-driven task automation to streamline workflows, foster collaboration, and reduce reliance on manual processes. By incorporating these third-party AI technologies, we aim to efficiently support our growing client and investor base with a leaner team, driving cost efficiency and scalability.

Our Corporate History and Holding Company Structure

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations, we provide corporate management consulting services through one of our wholly owned subsidiaries in Hong Kong, Starchain, and asset management services, including fund subscription and fund management services, through our wholly owned subsidiaries, HF Fund SPC, HF CM and HF IAM, in Cayman Islands, BVI and Hong Kong, respectively. The ordinary shares offered in this offering are shares of the Cayman Islands holding company and not shares of our subsidiaries. Therefore, you will not directly hold any equity interests in our subsidiaries with material operations.

We do not use a variable interest entity structure. The following diagram illustrates our corporate structure as of the date of this prospectus, and upon completion of this offering of 1,375,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option:

For details on our corporate history, please refer to “Corporate History and Structure.” For details of our principal shareholders’ ownership, please refer to “Principal Shareholders.”

Corporate Information

Our principal executive offices are located at Unit 2008, 20/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. Our telephone number at this address is +852 3905 2399. Our registered office in the Cayman Islands is located at Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is https://hfintech.io/. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Summary of Risk Factors

An investment in our ordinary shares involves a high degree of risk. You should carefully consider all the information in this prospectus before making an investment in the ordinary shares. The following list summarizes some, but not all, of these risks. Please read “Risk Factors” beginning on page 18 of this prospectus for a more thorough description of these and other risks.

The following is a summary of what we view as our most significant risk factors:

Risks Relating to Doing Business in Hong Kong

Our business and operations are all located in Hong Kong and are subject to risks and uncertainties, including, but not limited to, the following. For a more detailed discussion, see “RISK FACTORS — Risk Factors Relating to Doing Business in Hong Kong” from pages 18 to 23.

•        The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. To the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. See “The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. To the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong” on page 18.

•        If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless. See “If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless” on page 19.

•        Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business. See “Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.” on page 21.

•        The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Hong Kong subsidiaries’ operations and/or the value of the securities we are offering. See “The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our Hong Kong subsidiaries’ operations and/or the value of the securities we are offering.” on page 22.

•        There are political and legal risks associated with conducting business in Hong Kong, including the risks associated with the enactment of Article 23 of the Basic Law. See “There are political and legal risks associated with conducting business in Hong Kong, including the risks associated with the enactment of Article 23 of the Basic Law.” on page 22.

•        The Hong Kong regulatory requirement of prior approval for the transfer of shares in excess of a certain threshold may restrict future takeovers and other transactions. See “The Hong Kong regulatory requirement of prior approval for the transfer of shares in excess of a certain threshold may restrict future takeovers and other transactions.” on page 23.

•        Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment. See “Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.” on page 23.

Risks Relating to Our Business and Industry

We and our subsidiaries are subject to risks and uncertainties related to our business and industry, including, but not limited to, the following. For more detailed discussion of these risks, see “RISK FACTORS — Risks Relating to Our Business and Industry” from pages 23 to 37.

•        We, through our subsidiaries, have a relatively short operating history compared to some of our established competitors and face significant risks and challenges in a rapidly evolving market, which makes it difficult to effectively assess our future prospects. See “We, through our subsidiaries, have a relatively short operating history compared to some of our established competitors and face significant risks and challenges in a rapidly evolving market, which makes it difficult to effectively assess our future prospects.” on page 23.

•        We rely on a limited number of key clients for our business, therefore, we are subject to significant client and industry concentration risk and risks associated with dependence on a related party. See “We rely on a limited number of key clients for our business, therefore, we are subject to significant client and industry concentration risk and risks associated with dependence on a related party.” on page 24.

•        We may fail to obtain and maintain licenses and permits necessary to conduct our operations in Hong Kong, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in Hong Kong. See “We may fail to obtain and maintain licenses and permits necessary to conduct our operations in Hong Kong, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in Hong Kong.” on page 25.

•        Our operations are concentrated in Hong Kong. Our business performance is highly influenced by the conditions of capital and financial market in Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations. See “Our operations are concentrated in Hong Kong. Our business performance is highly influenced by the conditions of capital and financial market in Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations.” on page 26.

•        Our financial performance depends on our ability to grow and retain clients, as fluctuations in our client base and the uncertainty of future engagements with existing clients may lead to revenue variability. See “Our financial performance depends on our ability to grow and retain clients, as fluctuations in our client base and the uncertainty of future engagements with existing clients may lead to revenue variability.” on page 27.

•        The corporate management consulting industry and the asset management industry in Hong Kong are fiercely competitive, and we may lose our competitiveness to our competitors. See “The corporate management consulting industry and the asset management industry in Hong Kong are fiercely competitive, and we may lose our competitiveness to our competitors.” on page 27.

•        For our business activities, HF IAM is required to comply with regulatory capital requirements and to maintain a high level of funds and liquidity. Failure to comply with these regulatory capital requirements could materially and negatively affect our business operation and overall performance. See “For our business activities, HF IAM is required to comply with regulatory capital requirements and to maintain a high level of funds and liquidity. Failure to comply with these regulatory capital requirements could materially and negatively affect our business operation and overall performance.” on page 28.

•        We are affected by the rules and regulations governing listed companies on the stock exchanges in Hong Kong and in the U.S. See “We are affected by the rules and regulations governing listed companies on the stock exchanges in Hong Kong and in the U.S.” on page 28.

•        Our businesses depend on our key management and professional staff, and our business may suffer if we are unable to recruit and retain them. See “Our businesses depend on our key management and professional staff, and our business may suffer if we are unable to recruit and retain them.” on page 28.

•        Where one or more of the regulated activities of HF IAM has fewer than two responsible officers, HF IAM will be in breach of the relevant licensing requirements which could adversely affect our licensing status which may jeopardize our business operation. See “Where one or more of the regulated activities of HF IAM has fewer than two responsible officers, HF IAM will be in breach of the relevant licensing requirements which could adversely affect our licensing status which may jeopardize our business operation.” on page 29.

•        We may not be able to implement our business strategies and future plans successfully. See “We may not be able to implement our business strategies and future plans successfully.” on page 30.

•        We have limited business insurance coverage. See “We have limited business insurance coverage.” on page 32.

•        Our business and prospects may be materially and adversely affected if our risk management and internal control systems are ineffective or inadequate. We may fail to update our risk management policies and procedures as needed and such policies and procedures may otherwise be ineffective, which may expose us to unidentified or unexpected risks. See “Our business and prospects may be materially and adversely affected if our risk management and internal control systems are ineffective or inadequate. We may fail to update our risk management policies and procedures as needed and such policies and procedures may otherwise be ineffective, which may expose us to unidentified or unexpected risks.” on page 33.

•        We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters. See “We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.” on page 34.

•        Inflation, especially the increases in labor costs, may adversely affect our business and results of operations. See “Inflation, especially the increases in labor costs, may adversely affect our business and results of operations.” on page 34.

•        Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations. See “Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.” on page 35.

Risks Relating to Our Corporate Structure

Investors in our ordinary shares are not purchasing equity securities of any of our subsidiaries that have business operations, but instead are purchasing equity securities of a Cayman Islands holding company. Such structure involves unique risks to investors in our ordinary shares, include, but are not limited to the following. For more detailed discussion of these risks, see “RISK FACTORS — Risks Relating to Our Corporate Structure” from pages 37 to 39.

•        We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. See “We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” on page 37.

•        Investors may have difficulty enforcing judgments against us, our directors and management. Investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Cayman Islands, BVI or Hong Kong against us or our management named in the prospectus based on Cayman Islands, BVI or Hong Kong laws. See “Investors may have difficulty enforcing judgments against us, our directors and management. Investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Cayman Islands, BVI or Hong Kong against us or our management named in the prospectus based on Cayman Islands, BVI or Hong Kong laws.” on page 38.

•        You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation. See “You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.” on page 39.

Risks Relating to Our Ordinary Shares and this Offering

In addition to the risks and uncertainties described above, we are subject to risks relating to our ordinary shares and this offering, include, but are not limited to the following. For more detailed discussion of these risks, see “RISK FACTORS — Risks Related to Our Ordinary Shares and this Offering” from pages 40 to 50.

•        Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. See “Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 40.

•        There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all. See “There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.” on page 41.

•        Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares. See “Our Ordinary Shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.” on page 43.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares. See “We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares” on page 41.

•        We have broad discretion in the use of the net proceeds from this offering and may not use them effectively. See “We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.” on page 43.

•        You will experience immediate and substantial dilution in the net tangible book value of ordinary shares purchased. See “You will experience immediate and substantial dilution in the net tangible book value of ordinary shares purchased.” on page 43.

•        As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders. See “As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” on page 45.

•        Our Chairman, Mr. QIAN Fenglei, will beneficially own more than 50% of the voting power of our voting shares following the completion of this offering. This concentrated voting power will prevent you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. See “Our Chairman, Mr. QIAN Fenglei, will beneficially own more than 50% of the voting power of our voting shares following the completion of this offering. This concentrated voting power will prevent you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.” on page 45.

•        Although as a foreign private issuer we are exempt from certain corporate governance standards applicable to U.S. issuers, if we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them. See “Although as a foreign private issuer we are exempt from certain corporate governance standards applicable to U.S. issuers, if we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them” on page 47.

•        We are a “foreign private issuer” and a Cayman Islands company, and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects. See “We are a “foreign private issuer” and a Cayman Islands company, and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.” on page 47.

•        There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences. See “There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences.” on page 48.

•        We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors. See “We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.” on page 49.

Regulatory Development in the PRC

The majority of our operations are in Hong Kong, a special administrative region of the PRC. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including a cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement, which may in the future impact our ability to conduct out business, accept foreign investments or list on a U.S. or other foreign exchange if we were to become subject to such regulations. As of the date of this prospectus, we or any of our HK subsidiaries are not materially affected by recent statements by the PRC government indicating an intention to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Furthermore, pursuant to the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (“Basic Law”), national laws of mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III, so they do not apply directly to Hong Kong entities. However, due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. There remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard. Nevertheless, since these statements and regulatory actions made by the PRC government are relatively recent, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. If certain PRC laws and regulations were to become applicable to us or our HK subsidiaries in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our ordinary shares, to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. To the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong.” on page 18.

Additionally, on December 28, 2021, the CAC, together with certain other PRC government authorities, jointly released the revised CRM, which took effect on February 15, 2022, and replaced the previous draft issued on July 10, 2021. Pursuant to the revised CRM, (i) operators of critical information infrastructure, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, must be subject to the cybersecurity review, (ii) operators of network platforms seeking listing abroad that are in possession of more than one million users’ personal data must apply for the cybersecurity review, and (iii) relevant PRC government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. As advised by our PRC counsel, Han Kun Law Offices, we and our HK subsidiaries currently is not deemed to be an “operator of critical information infrastructure” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, because (a) as of date of this prospectus, none of us or our subsidiaries possesses personal information of individuals from PRC, excluding that our HK subsidiaries have in aggregate collected and stored the personal information of less than 50 individuals from mainland China and we have acquired the clients’ consents separately for collecting and storing of their personal information and data; (b) we do not operate critical information infrastructure under the revised CRM nor place any reliance on collection and processing of any personal information to maintain our business operation; (c) data processed in our business should not have a bearing on national security nor affect or may affect national security; (d) all of the data our HK subsidiaries have collected is stored in servers located in Hong Kong; and (e) as of the date of this prospectus, neither of our HK subsidiaries has been informed by any PRC governmental authority of being classified as an “operator of critical information infrastructure” or a “data processor” that is subject to CAC cybersecurity review; and (vi) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). However, there can be no assurance that we would be able to complete the applicable cybersecurity review procedures in a timely manner, or at all, if we are required to follow such procedures in the future. For details of the associated risks, see “Risk Factors — Risks Relating to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless.”

Published by the CSRC on February 17, 2023, and effected on March 31, 2023, the Trial Measures, which regulate both direct and indirect overseas offering and listing of PRC-based companies by adopting a filing-based regulatory regime. According to the Trial Measures, if the issuer meets both of the Criteria for CSRC filing, the overseas securities offering and listing conducted by such issuer shall be deemed as an indirect overseas offering and listing: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. As advised by our PRC Counsel, Han Kun Law Offices, as of the date of this prospectus, we do not meet both criteria above and this offering and the listing of our ordinary shares on a U.S. exchange are not subject to the CSRC filing procedures, based on the facts that (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a variable interest entity (“VIE”) structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that our HK Subsidiaries which have less than five clients based in mainland China in the fiscal year 2024 and approximately 15.6% of our revenue is derived from our services for individuals or companies that are based in mainland China, and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China or his/her habitual domicile is in mainland China. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China and Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the ordinary shares currently being offered here may substantially decline in value and become worthless. For details of the associated risks, see “Prospectus Summary — Regulatory Development in the PRC” on page 9 and “Risk Factors — Risks Relating to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless.” on page 19.

Transfers of Cash to and from Our Subsidiaries

Hang Feng is a holding company with no operations of its own. It conducts its operation in Hong Kong, Cayman Islands, and BVI through its wholly owned subsidiaries, Starchain (Hong Kong), HF IAM (Hong Kong), HF Fund SPC (Cayman Islands), and HF CM (BVI), respectively. Hang Feng relies on dividends and other distributions on equity paid by its subsidiaries in these jurisdictions to fund its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and U.S. investors, to service any debt we may incur and to pay our operating expenses. As of the date of this prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations.

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. On January 23, 2025 Starchain transferred US$1,999,980 to Hang Feng, and on February 5, 2025, Hang Feng transferred US$917,431 to HF IAM, during the ordinary course of business. Other than the aforementioned transfers, our Cayman Islands holding company has not declared or paid dividends or made distributions to its subsidiaries or to investors in the past, nor any dividends or distributions were made by a subsidiary to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. We do not have any current plan to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. Even if our board of directors decides to declare or pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. U.S. investors will not be subject to Cayman Islands taxation on dividend distributions, and no withholding will be required on the payment of dividends or distributions to them, while they may be subject to U.S. federal income tax for receiving dividends, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. See “Material Tax Considerations.”

According to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), a Hong Kong company may only make a distribution out of profits available for distribution. There is no further Hong Kong statutory restriction on the amount of funds which may be distributed by us by dividend. Under the current practice of the Inland Revenue Department of Hong Kong, no withholding tax is payable in Hong Kong in respect of dividends paid by our Hong Kong subsidiaries to us.

There are no restrictions on foreign exchange and there are no limitations on the abilities of our subsidiaries in Hong Kong to Hang Feng, or to investors under Hong Kong law. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between Hang Feng and its subsidiaries, across borders and to U.S investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries to Hang Feng and U.S. investors and amounts owed. However, to the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our HK subsidiaries. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our ordinary shares, potentially rendering it worthless. See “Risk Factors — Risks Relating to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.” on page 37 and our audited consolidated financial statements for the years ended December 31, 2024 and 2023 starting on page F-1.

Permission Required from Hong Kong Authorities

Due to the licensing requirements of the SFC, HF IAM is required to obtain necessary licenses to conduct its business in Hong Kong and its business and responsible personnel are subject to the relevant laws and regulations and the respective rules of the SFC. HF IAM currently holds Type 4 (advising on securities) and Type 9 (asset management) licenses. These licenses have no expiration date and will remain valid unless they are suspended, revoked, or cancelled by the SFC. We pay standard annual fees to the SFC and are subject to continuing regulatory obligations and requirements, including the maintenance of minimum paid-up share capital and liquid capital, maintenance of segregated accounts, and submission of audited accounts and other required documents, among others. See “Regulation — Licensing and Registration under the SFO Administered by the HKSFC” on page 85. In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from the Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and become worthless.

As advised by our Hong Kong counsel, Han Kun Law Offices LLP, none of Hang Feng, Starchain, HF IAM, Shine Prosperity is currently required to obtain permission or approval from Hong Kong authorities to offer the securities being registered to foreign investors. However, uncertainties remain due to the potential for rapid changes in the laws, regulations, or policies of the PRC. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to fully comply with the then applicable laws, regulations, or interpretations. In the event that we or our subsidiaries fail to comply with any new regulatory requirements, our operations and financial condition could be materially and adversely affected. Additionally, our ability to offer securities to investors could become significantly restricted or entirely blocked, resulting in a substantial decline in the value of the ordinary shares currently being offered, potentially rendering them worthless. Moreover, if we or our subsidiaries inadvertently conclude that such permissions or approvals are not required and consequently fail to obtain or maintain required permissions or approvals in a timely manner, or at all, we could face regulatory actions or sanctions from Hong Kong regulatory authorities. Such regulatory actions could materially and adversely impact our or our subsidiaries’ operations and financial condition and severely limit or completely prevent our ability to offer securities to investors. As a result, the ordinary shares currently offered may substantially decline in value and become worthless.

Permission Required from PRC Authorities other than Hong Kong Authorities

As advised by our PRC Counsel, Han Kun Law Offices, as of the date of this prospectus, we do not meet the two criteria and this offering and the listing of our ordinary shares on a U.S. exchange are not subject to the CSRC filing procedures, based on the facts that (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a variable interest entity (“VIE”) structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that our HK Subsidiaries which have less than five clients based in mainland China in the fiscal year 2024 and approximately 15.6% of our revenue is derived from our services for individuals or companies that are based in mainland China, and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China or his/her habitual domicile is in mainland China. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the ordinary shares currently being offered here may substantially decline in value and become worthless. For details of the associated risks, see “Prospectus Summary — Regulatory Development in the PRC” on page 9 and “Risk Factors — Risks Relating to Doing Business in Hong Kong — If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless.” on page 19.

Holding Foreign Companies Accountable Act (the “HFCA Act”)

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA stated if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed the Protocol with the CSRC and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (i) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (ii) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (iii) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (i) vacated the December 16, 2021 Determination Report; and (ii) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Wei, Wei & Co., LLP, is headquartered in New York and registered with the PCAOB. It is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards, with the last inspection in December 2023.

However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Furthermore, as more stringent criteria have been imposed by the SEC and the PCAOB, recently, which would add uncertainties to our offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Relating to our Ordinary Shares and this Offering — Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.” on page 40.

Implications of Being an “Emerging Growth Company”

As a company with less than US$1.235 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or “MD&A”;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•        are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•        will not be required to conduct an evaluation of our internal control over financial reporting.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

•        we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

•        for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

•        we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

•        we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

•        we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer. Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. We intend to have a majority of independent directors upon listing of our ordinary shares on the Nasdaq. Nevertheless, it is possible that in the future fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result, even though a director must act in the best interests of the Company. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. However, we intend to meet this Nasdaq standard that our committees will consist entirely of independent directors. According to the Nasdaq listing rules, shareholder approval is required for domestic companies, prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) a change of control; and (iii) transactions other than public offerings. We intend to rely on home country practice in home country in lieu of the requirements of seeking shareholder approval under all situations stated above. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Implications of Being a Controlled Company

Immediately following the completion of this offering, Mr. QIAN Fenglei, our Chairman, will beneficially own 4,000,000 ordinary shares through HF Holdings, representing 60.02% of our total voting power, assuming that the underwriters do not exercise their over-allotment options. As a result, we will be a “controlled company” as defined under the Nasdaq rules because Mr. QIAN Fenglei will hold more than 50% of the voting power for the election of directors upon the completion of this offering. As a “controlled company,” we are permitted to, and currently intend to, elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that each of our compensation committee members must be an independent director;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Furthermore, immediately following the completion of this offering, Mr. QIAN Fenglei will be able to determine the outcome of matters requiring shareholder approval, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval. See “Risk Factors — Risks Relating to Our Ordinary Shares and this Offering — Our Chairman, Mr. QIAN Fenglei, will beneficially own more than 50% of the voting power of our voting shares following the completion of this offering. This concentrated voting power will prevent you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.” on page 45.

Further, in the event that we were to lose our “controlled company” status, we could still rely on Nasdaq Rules that permit a foreign private issuer to follow its home country practice to be exempt from certain corporate governance requirements, including the requirement that a majority of its board of directors must be independent.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a controlled company could cause our ordinary share to look less attractive to certain investors or otherwise harm our trading price. See “Risk Factors — Risks Relating to the Ordinary Shares and this Offering — As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” on pages 45 of this prospectus.

The Offering

Offering Price	We currently estimate that the initial public offering price will be US$4.0 per ordinary share.
Ordinary Shares offered by us	1,375,000 ordinary shares, or 1,581,250 ordinary shares if the underwriters exercise in full the over-allotment option.
Ordinary Shares outstanding prior to the completion of this offering	5,290,000 ordinary shares.
Ordinary Shares outstanding immediately after this offering	6,665,000 ordinary shares, or 6,871,250 ordinary shares if the underwriters exercise in full the over-allotment option.
Over-Allotment Option

We have granted to the underwriters an option, exercisable within 45 days from the effective date of this registration statement, to purchase up to an additional 206,250 ordinary shares at the initial public offering price, less underwriting discounts and commissions solely to cover overallotments, if any.

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$3.72 million (or US$4.47 million if the underwriters exercise the options to purchase additional ordinary shares in full) from this offering, assuming an initial public offering price of US$4.0 per ordinary share, after deducting estimated underwriting discounts and estimated offering expenses payable by us. We anticipate using the net proceeds of this offering as the following: (i) approximately 30% to strengthen our corporate management consulting business, including expanding our service scope to encompass investment research, investor relations optimization, and more comprehensive solutions; (ii) approximately 30% to develop our asset management business, covering license applications/upgrades, operational funding, and the recruitment of professionals with relevant asset management expertise and industry networks; (iii) approximately 20% to drive business expansion and strategic partnerships, including market entry initiatives and collaborative ventures; (iv) approximately 20% to support general working capital and corporate operations. See “Use of Proceeds.”

Lock-up

We, our directors, officers and holders of 5% or more of the Company’s outstanding ordinary shares on the date of this prospectus have agreed, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares or similar securities or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting.”

Listing	We intend to apply to have our ordinary shares listed on the Nasdaq Capital Market under the symbol “FOFO”.
Risk Factors	See “Risk Factors” beginning on page 18 and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ordinary shares.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment.

Risks Relating to Doing Business in Hong Kong

The majority of our operations are in Hong Kong, a special administrative region of the PRC. Due to the long-arm application of the current PRC laws and regulations, the PRC government may exercise significant direct oversight and discretion over the conduct of our business and may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. To the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong.

We are a holding company incorporated in Cayman Islands and conduct a majority of our operations in Hong Kong through our subsidiaries. As of the date of this prospectus, we or any of our HK subsidiaries are not materially affected by recent statements by the PRC government indicating an intention to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Furthermore, pursuant to the Basic Law, national laws of mainland China do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.

However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of mainland China to Hong Kong. The PRC government may choose to exercise additional oversight and discretion over Hong Kong, and the policies, regulations, rules, and the enforcement of laws of the PRC government to which we are subject may change rapidly from time to time.

The PRC laws and regulations are evolving, and their enactment timetable, interpretation, enforcement, and implementation involve significant uncertainties and can change quickly with little advance notice. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance, any associated inquiries or investigations, or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention;

•        cause devaluation of our securities or delisting; and,

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business operations.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond or what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or what the potential impact that any such modified or new laws and regulations would have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.

The PRC government may intervene or influence our operations at any time or may exert control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our ordinary shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of HK dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the HK subsidiaries. However, to the extent that cash or assets in the business is in Hong Kong or a Hong Kong subsidiary of ours, the funds or assets may not be available to fund operations or for other use, because the Chinese government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our HK subsidiaries. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact the ability or way we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected and such measures could materially decrease the value of our ordinary shares, potentially rendering it worthless.

If the PRC government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On December 28, 2021, the Cyberspace Administration of China, or the CAC, and several other regulatory authorities in China jointly published the revised Cybersecurity Review Measures, or the CRM, took effect on February 15, 2022, and replaced the previous draft issued on July 10, 2021. Pursuant to the revised CRM, (i) operators of critical information infrastructure, that intend to purchase network products and services and online platform operators that conduct data processing activities, in each case that affect or may affect national security, must be subject to the cybersecurity review, (ii) if a network platform operator that are in possession of personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review, and (iii) relevant PRC government authorities may initiate cybersecurity review if they determine an operator’s network products or services or data processing activities affect or may affect national security. The CRM set out certain general factors which would be the focus in assessing the national security risk during a cybersecurity review, including without limitation, risks of influence, control or malicious use of critical information infrastructure, core data, important data or large amounts of personal information by foreign governments in relation to listing abroad.

As advised by our PRC Counsel, Han Kun Law Offices, although our HK subsidiaries may collect and store certain data (including certain personal information) from our clients, some of whom may be individuals from mainland China, in connection with our business and operations for “Know Your Customers” purposes (to combat money laundering), we and our HK subsidiaries currently is not deemed to be an “operator of critical information infrastructure” or a “data processor” that are required to file for cybersecurity review by the CAC before listing in the United States, given that: (a) as of date of this prospectus, none of us or our subsidiaries possesses personal information of individuals from PRC, except that our HK subsidiaries have in aggregate collected and stored the personal information of less than 50 individuals from mainland China and we have acquired the clients’ consents separately for collecting and storing of their personal information and data; (b) we do not operate critical information infrastructure under the revised CRM nor place any reliance on collection and processing of any personal information to maintain our business operation;

(c) data processed in our business should not have a bearing on national security nor affect or may affect national security; (d) all of the data our HK subsidiaries have collected is stored in servers located in Hong Kong; and (e) as of the date of this prospectus, neither of our HK subsidiaries has been informed by any PRC governmental authority of being classified as an “operator of critical information infrastructure” or a “data processor” that is subject to CAC cybersecurity review; and (vi) pursuant to the Basic Law of the Hong Kong Special Administrative Region of the PRC, or the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy).

On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated several Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Draft Overseas Listing Regulations by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Overseas Listing Regulations: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Pursuant to the Trial Measures, the Guidance Rules and Notice, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC within three working days following its submission of initial public offerings or listing application. If the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer shall be deemed as indirect overseas offering and listing: (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in China, or its main places of business are located in China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in China.

As advised by our PRC Counsel, Han Kun Law Offices, as of the date of this prospectus, we do not meet both criteria above, and our registered public offering in the United States and the listing on a U.S. stock exchange are not subject to the CSRC filing requirements, based on the facts that (i) we do not, directly or indirectly, own or control any entity or subsidiary in mainland China, and do not intend to set up any subsidiary or to establish a VIE structure with any entity in mainland China, (ii) we are not ultimately controlled by any mainland Chinese company or individual directly or indirectly; (iii) we and our subsidiaries currently do not have any business activities, operations or assets in mainland China, except that our HK Subsidiaries which have less than five clients based in mainland China in the fiscal year 2024 and approximately 15.6% of our revenue is derived from our services for individuals or companies that are based in mainland China, and (iv) none of member of the board of directors or our senior managements in charge of our business operations or management is a citizen of mainland China or his/her habitual domicile is in mainland China. However, we cannot assure you that relevant PRC government agencies, including the CSRC and CAC, would reach the same conclusion. We do not intend to seek approval of this offering from the CAC or the CSRC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. It is uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our HK subsidiaries. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

In the event that (i) we or our subsidiaries do not receive or maintain required permissions or approvals, (ii) we or our subsidiaries inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we or our subsidiaries are required to obtain such permissions or approvals in the future, we or our subsidiaries may be unable to obtain such permissions or approvals in a timely manner, or at all, and may face regulatory actions or other sanctions from mainland China and Hong Kong regulatory authorities if we or our subsidiaries fail to fully comply with any new regulatory requirements. Consequently, our or our subsidiaries’ operations and financial condition could be materially adversely affected and our ability to offer securities to investors could be significantly limited or completely hindered and the ordinary shares currently being offered here may substantially decline in value and become worthless.

Compliance with Hong Kong’s Personal Data (Privacy) Ordinance and any other existing or future data privacy related laws, regulations and governmental orders may entail significant expenses and could materially affect our business.

Although we are not subject to cybersecurity review by the CAC nor any other PRC authorities for this offering or required to obtain regulatory approval regarding the data privacy and personal information requirements from the CAC nor any other PRC authorities for our and our subsidiaries’ operations Hong Kong, because a majority of our operations take place in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

In particular, the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO” or the “Personal Data (Privacy) Ordinance”) imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data which relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. The PDPO also confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The data protection principles (collectively, the “DPP” or the “Data Protection Principles”), which are contained in Schedule 1 to the PDPO, outline how data users should collect, handle, and use personal data, complemented by other provisions imposing further compliance requirements. The collective objective of DPPs is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Once collected, the personal data should be processed in a secure manner and should only be kept for as long as necessary for the fulfilment of the purposes of using the data. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights, inter alia: (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate. The Privacy Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by Hong Kong and PRC government authorities for this offering. However, if we or our subsidiaries conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

The enactment of the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries, which represent substantially all of our business.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including former and current Chief Executives of HKSAR, Carrie Lam and John Lee, respectively. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect foreign financial institutions and any third parties or clients dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Hong Kong subsidiaries, which represent substantially all of our business, are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

The enforcement of laws and rules and regulations in PRC can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in our subsidiaries’ operations and/or the value of the securities we are offering.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC accepted conditions such as Hong Kong’s Basic Law. The Basic Law guaranteed a high degree of autonomy for Hong Kong which ensured Hong Kong will retain its currency (the Hong Kong Dollar), legal system, parliamentary system, and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its domestic affairs, including, but not limited to, the judiciary and courts of last resort, immigration, and customs, public finance, currencies, and extradition. Hong Kong continues using the English common law system.

However, if there are any changes in relation to the political arrangements which allows Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect the business and operations of HF IAM and Starchain, our Hong Kong subsidiaries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with the clients.

There are political and legal risks associated with conducting business in Hong Kong, including the risks associated with the enactment of Article 23 of the Basic Law.

The majority of our operations are in Hong Kong. Accordingly, the business operations and financial conditions of our Hong Kong subsidiaries will be affected by the political and legal developments in Hong Kong. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect our operations. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations and financial condition.

Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”. However, there is no assurance that there will not be any changes in the political arrangement between PRC and Hong Kong and the economic, political and legal environment in Hong Kong in the future. Some international observers, human rights organizations, governments have expressed doubts about the future of the relative autonomy enjoyed by Hong Kong and the PRC’s pledge to the “one country, two systems” political arrangement in Hong Kong. For example, on March 19, 2024, the Legislative Council of Hong Kong passed the Safeguarding National Security bill. The Safeguarding National Security Ordinance (effective on March 23, 2024) was enacted according to the Article 23 of the Basic Law of the Hong Kong Special Administrative Region which stipulates that Hong Kong shall enact laws on its own to prohibit any act of treason, secession, sedition, subversion against the central people’s government, or theft of state secrets. The Safeguarding National Security Ordinance mainly covers five types of offences: treason, insurrection, offences in connection with state secrets and espionage, sabotage endangering national security and related activities, and external interference and organizations engaging in activities endangering national security. It is difficult for us to predict the degree of the adverse impact that Article 23 will have on Hong Kong or our business in Hong Kong. However, in any event, since a majority of our operations are based in Hong Kong, any change of the political arrangements between Hong Kong and the PRC may pose an adverse impact to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Lastly, based on several development including the Hong Kong National Security Law passed in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and President Trump signed an executive order and Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S, China and Hong Kong, which could potentially harm our business. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.

The Hong Kong regulatory requirement of prior approval for the transfer of shares in excess of a certain threshold may restrict future takeovers and other transactions.

Section 132 of the SFO requires prior approval from the HKSFC for any company or individual to become a substantial shareholder of a HKSFC-licensed corporation in Hong Kong. Under the SFO, a person will be a “substantial shareholder” of a licensed company if he, either alone or with associates, has an interest in, or is entitled to control the exercise of, the voting power of more than 10% of the total number of issued shares of the licensed corporation, or exercises control of 35% or more of the voting power of a company that controls more than 10% of the voting power of the licensed company. Further, all potential parties who will be the new substantial shareholder(s) of our HKSFC-licensed subsidiary, HF IAM, are required to seek prior approval from the HKSFC. This regulatory requirement may discourage, delay or prevent a change in control of the Company, which could deprive the holders of our ordinary shares of the opportunity to receive a premium for their ordinary shares as part of a future sale and may reduce the price of our ordinary shares upon the consummation of a future proposed business combination.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

Risks Relating to Our Business and Industry

We, through our subsidiaries, have a relatively short operating history compared to some of our established competitors and face significant risks and challenges in a rapidly evolving market, which makes it difficult to effectively assess our future prospects.

We have a relatively short operating history compared to some of our established competitors. We started to provide corporate management consulting services via Starchain in 2023, and the asset management services via HF Fund SPC, HF CM and HF IAM in 2024. Our subsidiaries only have a limited operating history with regard to such business upon which an evaluation of our prospects can be based. Our future revenues and cash flows may fluctuate significantly given our short operating history, rendering it difficult to predict our results of operations and prospects.

There is no assurance that we will sustain profitability or positive cash flow from the existing operations or from any expanded or new operations, nor that we will be able, upon the completion of the offering, to expand operations beyond our current level. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter given the rapidly evolving market in which we operate and our relatively short operating history. These risks and challenges include our ability to, among other things:

•        build a well-recognized brand;

•        maintain and expand our client base;

•        maintain and enhance our relationships with partners;

•        attract, retain, and motivate qualified employees;

•        anticipate and adapt to changing market conditions and a competitive landscape;

•        respond effectively to technological changes and advancements in our industry;

•        mitigate potential cybersecurity threats and protect sensitive client and company data;

•        manage our future growth;

•        ensure that the performance of the services of our subsidiaries meets client expectations;

•        maintain or improve the operational efficiency of our subsidiaries;

•        navigate a complex and evolving regulatory environment; and

•        defend ourselves in any legal or regulatory actions against us and our subsidiaries.

If we fail to address any or all of these risks and challenges, our business may be materially and adversely affected. As our business develops and as we respond to competition, our subsidiaries may continue to introduce new service offerings, make adjustments to our existing services, or make adjustments to our business operations in general. There is no assurance that we will sustain profitability or positive cash flow from our existing operations or from any expanded or new operations, nor that we will be able, upon the completion of the offering, to expand operations beyond our current level. Any significant change to our business model that does not achieve expected results could have a material and adverse impact on our financial condition and results of operations. It is therefore difficult to effectively assess our future prospects.

We rely on a limited number of key clients for our business, therefore, we are subject to significant client and industry concentration risk and risks associated with dependence on a related party.

For the years ended December 31, 2024 and 2023, our top five clients accounted for 59.6% and 100% of our total revenues. Our largest client, HF Holdings, accounted for 24.6% and nil of our total revenue, respectively, while our second largest client, Mr. QIAN Fenglei, accounted for 13.0% and 100% of our total revenue, respectively. HF Holdings is our major shareholder and an entity controlled by our Chairman, Mr. QIAN Fenglei. Both HF Holding and Mr. Qian are related parties of our Company. Our clients are fairly concentrated and we rely on a limited number of key clients to generate revenue. Our client concentration risk is exacerbated due to our reliance on different clients, for different services engaged in different periods, and the fact that regular engagement term of our corporate management consulting service is one year and the renewal or extension of the engagement is not guaranteed, also, we are also engaged to provide corporate management consulting services on a project-by-project basis, the revenue of which is non-recurring in nature.

In addition, our largest and second largest client, HF Holdings and Mr. QIAN Fenglei, are related parties of the Company. HF Holdings is the largest shareholder of the Company and is controlled by Mr. QIAN Fenglei, our Chairman. A decline in provision of services to this related party may adversely impact our revenue in the event we do not generate revenue from unrelated third parties. While our dependence on related parties decreased in 2024, there can be no assurance that such dependence will not increase, potentially significantly, in the future. Although the transactions with this related party are conducted on terms that we believe are comparable to those that would be available from unrelated third parties, our revenue concentration in the related party could expose us to significant operational and financial risks if these parties fail or decrease their business with us. Furthermore, our inability to replace these revenues with those from unrelated third parties could adversely affect our financial performance.

Our goal is to diversify our client base, industries coverage, revenue source and position ourselves as a trusted corporate management consulting and asset management services provider. However, we cannot assure you that we will be successful in diversifying our client base and reducing our client and industry concentration risk. Moreover, if we lose a key client or if a client decides to engage in a competitor, and if we are unable to secure new clients during a period of time in the future, our results of operations, financial conditions, cashflow positions may be adversely and materially impacted.

We may fail to obtain and maintain licenses and permits necessary to conduct our operations in Hong Kong, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in Hong Kong.

The laws and regulations governing the financial services industry in Hong Kong are mainly the SFO and its subsidiary legislations. Depending on the type of products and services being offered, financial service providers may be subject to the supervision and scrutiny by different authorities, and may be required to obtain and hold different licenses or permits. See “Regulation” for further details.

We currently hold the following licenses, through HF IAM, from the Securities and Futures Commission of Hong Kong, or the SFC: SFO Type 4 and Type 9 Licenses, for conducting regulated activities related to advising on securities and asset management. In addition, HF IAM submitted the following applications to SFC: (i) an application for uplifting existing Type 4 and Type 9 asset management licenses on February 5, 2025, allowing for the allocation of up to 100% of client funds to digital assets; and (ii) an application for Type 1 (dealing in securities) license to SFC on February 27, 2025. The above applications are pending as of the date of this prospectus. We cannot assure you that we will be able to obtain SFC approvals for our applications and/or maintain our existing licenses, qualifications or permits, renew any of them when their current term expires or obtain additional licenses necessary for our future business expansion. Failure to comply with the applicable laws, rules and regulations may result in fines, injunctive orders, deregistration and other penalties, as well as adverse reputational risk, including negative publicity or perception. In extreme cases, we may be hampered or prevented from conducting business in a normal manner and some or all of our licenses may be suspended or revoked. Withdrawal, amendment, revocation or cancellation of any regulatory approval in respect of any part of our activities could cause us to cease conducting a particular regulated activity or change the way in which it is conducted. Furthermore, we have to ensure continuous compliance with all applicable laws, regulations and guidelines, and satisfy the SFC that Beta HK remains fit and proper to be licensed. If there is any change or tightening of the relevant laws, regulations and guidelines, it may materially and adversely affect our business operation. Accordingly, our business operations and financial results might be materially and adversely affected.

We may also be subject to regulatory inspections and investigations from time to time. With respect to SFC investigations, we may be subject to secrecy obligations under the SFO whereby we are not permitted to disclose certain information relating to the SFC investigations. Also, unless we are specifically named as the party that is being investigated under the SFC investigation, we generally do not know whether we, any member of our Group, or any of their respective directors or staff or any responsible officer or licensed representative of HF IAM is the subject of the SFC investigations. If the results of the inspections or investigations reveal serious misconduct, the SFC may take disciplinary actions which would lead to revocation or suspension of licenses, public or private reprimand or imposition of pecuniary penalties against us, our responsible officers or licensed representative and/or any of our staff. Any of such disciplinary actions could have an adverse impact on our business operations and financial results.

With respect to our stock brokerage services operation, while we believe that we are not required to obtain additional licenses, we cannot assure you that the SFC or any other regulators do not have additional requirements. In such cases, we may need to cease the provision of such services or obtain the relevant licenses and qualifications.

In addition, if future Hong Kong regulations require that we obtain additional licenses or permits in order to continue to conduct our business operations, there is no guarantee that we would be able to obtain such licenses or permits in a timely fashion, or at all. It is also possible that changes or adverse outcomes of regulatory reviews would restrict the range of services that we are able to offer or the fees that we are able to charge. This could increase our costs of maintaining regulatory compliance. If any of these situations occur, our business, financial condition and prospects would be materially and adversely affected.

Our operations are concentrated in Hong Kong. Our business performance is highly influenced by the conditions of capital and financial market in Hong Kong. Unfavorable market and economic conditions and the material deterioration of the political and regulatory environment in Hong Kong, mainland China, and elsewhere in the world could materially and adversely affect our business, financial condition, prospects, and results of operations.

The majority of our business operations were carried out in Hong Kong. Our results of operations and prospects are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Events with adverse impacts on investors’ confidence and risk appetites, such as riots or mass civil disobedience movements and general deterioration of the local economy, may lead to a reduction in investment or trading activities and in turn our business performance. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities which would in turn have material adverse impact on our business.

The capital market and the economic conditions in general of Hong Kong are highly sensitive to conditions of the capital markets, political, social and economic conditions in mainland China and globally. When there are unfavorable changes to the global or local market conditions, the capital market and the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in economy of the global or the jurisdictions in which we operate may affect potential clients’ confidence in the capital market as a whole and may have a negative impact on our business as a whole, the demand for our services, our pricing strategies, the level of our business activities and consequently our revenue derived therefrom.

Additionally, continued turbulence in the international financial markets may adversely affect our ability to access the capital markets to meet liquidity needs. Financial markets and economic conditions could be negatively impacted by many factors, both economically and politically, beyond our control, such as the inability to access capital markets, control of the foreign exchange, changes in exchange rates, rising interest rates or inflation, slowing or negative growth rate, government involvement in the allocation of resources, inability to meet financial commitments in a timely manner, terrorism, pandemics such as the Covid-19 pandemic, political uncertainty, Russo — Ukraine war, the outcome of the Sino — US trade dispute, civil unrest, fiscal or other economic policy of Hong Kong or other governments, and the timing and nature of any regulatory reform.

The current heightened tensions in international economic relations, such as the one between the United States and China, may also give rise to uncertainties in global economic conditions and adversely affect the capital market of Hong Kong. Amid these tensions, the U.S. government has imposed and may impose additional measures on entities in China, including sanctions. The U.S. government has imposed and has continued to propose to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Unfavorable financial market and economic conditions in Hong Kong, mainland China, and elsewhere in the world, and the escalations of the tensions that affect trade relations may lead to slower growth in the global economy in general, could negatively affect our clients’ business and materially reduce demand for our services and increase price competition among financial services firms seeking such engagements, and thus could materially and adversely affect our business, financial condition, and results of operations. In addition, our profitability could be adversely affected due to our fixed costs and the possibility that we would be unable to reduce our variable costs without reducing revenues or within a timeframe sufficient to offset any decreases in revenues relating to changes in the market and economic conditions.

Given the close tie between Hong Kong and mainland China, the stability of the Hong Kong economy and domestic market is susceptible to the general economic, political and regulatory environment in mainland China. For the years ended December 31, 2024 and 2023, respectively, approximately 15.6% and 0% of our revenue is derived from our services for individuals or companies that are based in mainland China. If we engage more clients based and operated in mainland China, our continued profitability may become more dependent on the ability of our mainland China clients to conduct fundraising activities, IPO, or securities offering in Hong Kong or in the U.S. Any material adverse changes in the economic performance, political situations and regulations in relation to the financial and securities market in mainland China may adversely affect mainland China-based companies’ desire to participate in the financial and securities market in Hong Kong or in the U.S. This may lower their demand for our services and in turn adversely affect our financial condition and results of operations. There is no assurance that the PRC government will not implement reforms or policies which may drastically (i) restrict mainland China investors from investing abroad and in Hong Kong; and/or (ii) restrict mainland China companies and businesses to participate in the capital market in Hong Kong.

Such intervention or policies changes may potentially affect the attractiveness of Hong Kong as an alternative venue for mainland China business to conduct fundraising activities and securities offering in Hong Kong, or reduce the willingness of mainland China investors to trade securities, or otherwise diminish the securities and financial market of Hong Kong, given the substantial reliance of Hong Kong financial and securities on the business and companies based in mainland China. If China implements market-oriented reforms involving unprecedented or experimental revision of its economic reform measures, there is no guarantee that adjustments to its policies will not negatively affect our operations and business development.

Furthermore, the outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s military action in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our client’s business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We are currently actively monitoring the situation in Ukraine, however, we cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Our financial performance depends on our ability to grow and retain clients, as fluctuations in our client base and the uncertainty of future engagements with existing clients may lead to revenue variability.

Our corporate management consulting services revenue primarily depends on a limited number of clients. The number of clients we serve is affected by market demands, our brand and reputation, the size of our target client base, our sales channels and client acquisition capabilities, the differentiation and fit of the services provided, the price of our services, referrals from our channels and partners, client retention and referrals, and other factors. Fluctuations in our client base may affect our financial performance and there is no assurance that we will be able to maintain or strengthen our relationships with our clients, as clients may choose to terminate their engagement with us at any time. Similarly, our asset management services are negotiated on a project-by-project basis, leading to potential revenue fluctuations. There is no assurance that clients who have previously engaged our services will do so in the future. As a result, our future financial results may vary depending on our ability to secure new business.

The corporate management consulting industry and the asset management industry in Hong Kong are fiercely competitive, and we may lose our competitiveness to our competitors.

The corporate management consulting industry and the asset management industry in Hong Kong are highly competitive due to the vast number of market players in providing corporate management consulting services or asset management services similar to ours. Our competitors may have longer operating history, better brand recognition and reputation, proven track record, operations in more geographic locations, stronger human and financial resources, wider range of services and stronger shareholders’ background than us. We expect that there will be more market players entering into the market and competition will be intensified. New participants may enter into the market insofar as they have engaged appropriate qualified professionals and obtained the requisite regulatory licenses and permits. Given the keen competition, we cannot assure that we will be able to maintain our competitive edge in response to the fast-changing business environment. In addition, competition creates an unfavorable pricing environment in the market in which we operate. Intensified competition may cause us to reduce our service fees in order to compete with other market players, which could place significant pressure on our ability to maintain gross margins and is particularly acute during market slowdowns, and will in turn materially and adversely affect our market share, financial condition and results of operations.

For our business activities, HF IAM is required to comply with regulatory capital requirements and to maintain a high level of funds and liquidity. Failure to comply with these regulatory capital requirements could materially and negatively affect our business operation and overall performance.

As a corporation licensed with the SFC to carry on regulated activities, HF IAM is required under the SFO and Securities and Futures (Financial Resources) Rules (Chapter 571N of the Laws of Hong Kong) (the “FRR”) to maintain a minimum amount of liquid capital. As of the date of this prospectus, HF IAM is in compliance with the respective regulatory capital requirements. However, there is no assurance that such failure will not happen in the future. Furthermore, HF IAM submitted its application for the Type 1 (dealing in securities) license to the SFC on 27 February 2025, which is pending as of the date of this prospectus. If the application is approved, HF IAM may be subject to both minimum paid-up share capital and minimum liquid capital requirement. Our liquid capital may be tightened when we commence our underwriting and placing services or carry out our proposed expansion plans. Failure to meet the above requirement may cause the SFC to suspend the licenses of the HF IAM, impose conditions in relation to our regulated activities, or take other appropriate disciplinary actions against us, which may adversely affect our business operations and financial performance. Failure to meet the above requirement could also affect client confidence, our ability to grow, our costs of funds, our ability to pay dividends on ordinary shares, our ability to make acquisitions, and in turn, our business, results of operations, and financial condition.

We are affected by the rules and regulations governing listed companies on the stock exchanges in Hong Kong and in the U.S.

During the years ended December 31, 2024 and 2023 and up to the date of this prospectus, we provided corporate management consulting services to clients who are listing applicants or listed companies or their shareholders or investors on the stock exchanges in Hong Kong and in the U.S. These clients are required to comply with the various initial and continued listing rules and regulations where applicable. Any changes to such rules and regulations, particularly those affecting the appointment and the role of the consultants in listing applications and the appointment and the role of advisors in specific transactions, may affect the demand for and the scope of our corporate management consulting services which may in turn materially and adversely affect our results of operations.

Our businesses depend on our key management and professional staff, and our business may suffer if we are unable to recruit and retain them.

Our businesses depend on the skills, reputation, and professional experience of our key management executives, the network of resources and relationships they generate during the normal course of their activities, and the synergies among the diverse fields of expertise and knowledge held by our senior professionals. Therefore, the success of our business depends on the continued services of these individuals. If we lose their services, we may not be able to execute our existing business strategy effectively, and we may have to change our current business direction. These disruptions to our business may take up significant energy and resources of our company, and materially and adversely affect our future prospects.

Moreover, our business operations depend on our professional staff, our most valuable asset. Their skills, reputation, professional experience, and client relationships are critical elements in providing quality services to clients, managing our compliance and risk, and obtaining and executing client engagements. We devote considerable resources and incentives to recruiting and retaining these personnel. However, the market for quality professional staff is increasingly competitive. Loss of our professional staff and failure to recruit replacement will materially and adversely affect our business operations. We expect to face significant competition in hiring such personnel. Additionally, as we mature, current compensation scheme to attract employees may not be as effective as in the past. The intense competition may require us to offer more competitive compensation and other incentives to our talent, which could materially and adversely affect our financial condition and the results of operations. As a result, we may find it difficult to retain and motivate these employees, and this could affect their decisions about whether or not they continue to work for us. If we do not succeed in attracting, hiring, and integrating quality professional staff, or retaining and motivating existing personnel, we may be unable to grow effectively.

Where one or more of the regulated activities of HF IAM has fewer than two responsible officers, HF IAM will be in breach of the relevant licensing requirements which could adversely affect our licensing status which may jeopardize our business operation.

Under the licensing requirements of the SFO, HF IAM must have at all times at least two responsible officers to directly supervise the business of each of our regulated activities. At the date of the prospectus, HF IAM has three responsible officers for Type 4 and Type 9 regulated activities under the SFO (the “Responsible Officers”). In addition, to act as an asset manager and investment adviser, HF IAM must ensure that for each regulated activity, HF IAM has at least one responsible officer available at all times to supervise the business. Without an adequate number of responsible officers, we cannot accept new engagements and may not be permitted to carry on our regulated activities of advising on securities and asset management.

In the event that our Responsible Officers resign, become disqualified or otherwise ineligible to continue their role as responsible officers, and at the same time the void created as a result thereof is without immediate and adequate replacement, this may result in a situation where one or more of the two regulated activities of HF IAM has fewer than two Responsible Officers. In this case, we will be exposed to operational disruption, and thus may result in a breach of the relevant licensing requirement, which may subsequently result in the suspension of our SFC licenses and jeopardize our business operations and financial performance.

We are incorporating AI technologies into some of our operation and service processes. These technologies may present business, compliance, and reputational risks.

We currently use third-party AI-powered technologies, to improve our operation and services in limited circumstances. As of the date of this prospectus, we do not intend to develop proprietary FinTech or AI technologies, nor do we plan to utilize open source solutions. For example, we utilize Farseer, which is an AI-powered solution specializing in capital markets in Asia and public companies’ analytics, to support our research and decision-making processes. We plan to continue leveraging third-party platforms AI-driven business intelligence for deeper data analysis, AI-powered risk management for fraud detection and credit assessment, and asset management platforms that optimize investment strategies. As with many new and emerging technologies, AI presents numerous risks and challenges that could adversely affect our business. If we fail to keep pace with rapidly evolving AI technological developments, especially in the financial technology sector, our competitive position and business results may suffer.

At the same time, use of AI has recently become the source of significant media attention and political debate. Content generated by AI systems may be offensive, illegal, or otherwise harmful. Further, such content may appear correct but is factually inaccurate, misleading or otherwise flawed, or that results in unintended biases and discriminatory outcomes, which could negatively impact our users, harm our reputation and business, and expose us to liability. Ineffective or inadequate AI development or deployment practices by us or others could result in incidents that impair the acceptance of AI solutions or cause harm to individuals, users, or society, or result in our operation and services not working as intended. Human review of certain outputs may be required. Our implementation of AI-powered tools could result in legal liability, regulatory action, brand, reputational, or competitive harm, or other adverse impacts.

We use and intend to continue to use AI technologies developed by third parties that use models trained on data that could potentially violate intellectual property, privacy, or other third party rights or violate law. These AI technologies may also produce results or generate content that is inaccurate or misleading or that cannot be explained by data. If we are unable to maintain rights to use these AI technologies on commercially reasonable terms, we may be forced to acquire or develop alternate AI technologies, which may limit or delay our ability to provide competitive offerings and may increase our costs.

The introduction of AI technologies, particularly generative AI, that have unintended consequences, unintended usage or customization by our users and partners, are contrary to our responsible AI principles, or are otherwise controversial because of their impact on human rights, privacy, employment, or other social, economic, or political issues, we may experience brand or reputational harm, adversely affecting our business and consolidated financial statements. including due to enhanced governmental or regulatory scrutiny, litigation, compliance issues, ethical concerns, confidentiality or security risks, as well as other factors that could adversely affect our reputation, business, financial condition, cash flows and results of operations.

We may not be able to implement our business strategies and future plans successfully.

Our business strategies and future plans are set out in the paragraph headed “Growth Strategies” under the section headed “Business” and in the “Use of Proceeds” section in this prospectus. However, the successful implementation of these strategies and plans depends on a number of factors including but not limited to the following:

•        our ability to recruit and retain qualified and experienced professional staff; in particular, in the recruitment of qualified staff with relevant experience to support the expected commencement of our placing and underwriting services, asset management services, and international capital market services.

•        our ability to cope with increased exposure to financial risk, operational risk, market risk, and credit risk arising from our expanded scope of business;

•        our ability to comply with all regulatory requirements and maintain/obtain the qualifications on the range of financial and securities services we provide or intend to provide to our clients;

•        our ability to secure sufficient financial resources;

•        clients’ acceptance and demand for our services and our ability to compete with our competitors; and

•        our ability to adapt to the changes in the market and government policies.

Many of these factors are beyond our control and by nature, are subject to uncertainty. As such, there is no assurance that our business strategies and future plans can be implemented successfully or may be materialized in accordance with our expected timetable, or at all, despite our capital commitments and investments into the same. Any failure or delay in the implementation of any or all of these strategies and plans may have a material adverse effect on our profitability and prospects.

In addition, our future plans may place substantial demands on our managerial, operational, technological, financial, and other resources. To manage and support our growth, we may need to improve our existing operational and administrative systems, improve our financial and management controls, and enhance our ability to recruit, train and retain existing and/or additional qualified personnel and staff. All of these endeavors will require substantial attention and time from management and significant additional expenditures. We cannot assure you that we will be able to manage any future growth effectively and efficiently, and our ability to capitalize on new business opportunities may be materially and adversely affected if we fail to do so, which could in turn materially and adversely affect our business, results of operations, financial condition, and prospects.

We may undertake acquisitions, investments, joint ventures, or other strategic alliances, which could present unforeseen integration difficulties or costs and may not enhance our business as we expect.

Our strategy includes plans to grow both organically and through possible acquisitions, joint ventures, or other strategic alliances. Joint ventures and strategic alliances may expose us to new operational, regulatory, and market risks, as well as risks associated with additional capital requirements. We may not be able, however, to identify suitable future acquisition targets or alliance partners. Even if we identify suitable targets or partners, the evaluation, negotiation, and monitoring of the transactions could require significant management attention and internal resources and we may be unable to complete an acquisition or alliance on terms commercially acceptable to us. The costs of completing an acquisition or alliance may be costly and we may not be able to access funding sources on terms commercially acceptable to us. Even when acquisitions are completed, we may encounter difficulties in integrating the acquired entities and businesses, such as difficulties in retention of clients and personnel, challenge of integration and effective deployment of operations or technologies, and assumption of unforeseen or hidden material liabilities or regulatory non-compliance issues. Any of these events could disrupt our business plans and strategies, which in turn could have a material adverse effect on our financial condition and results of operations. Such risks could also result in our failure to derive the intended benefits of the acquisitions, strategic investments, joint ventures, or strategic alliances, and we may be unable to recover our investment in such initiatives. We cannot assure you that we could successfully mitigate or overcome these risks.

We may not be able to obtain additional capital when desired, on favorable terms, or at all. If we fail to meet the capital requirement pursuant to the FRR, our business operations and performance will be adversely affected.

We may require additional funding for further growth and development of our business, including any investments or acquisitions we may decide to pursue. Due to the unpredictable nature of the capital markets and our industry, we cannot assure you that we will be able to raise additional capital on terms favorable to us, or at all, if and when required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our infrastructure or respond to competitive pressures could be significantly limited, which would adversely affect our business, financial condition and results of operations. If our existing resources are insufficient to satisfy our requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, and the Hong Kong financial industry. If we do raise additional funds through the issuance of equity or convertible debt securities, the ownership interests of our shareholders could be significantly diluted. These newly issued securities may have rights, preferences or privileges senior to those of existing shareholders. In addition, our SFC-licensed operating subsidiary, HF IAM, is required under the FRR to maintain certain levels of liquid capital. If HF IAM fails to maintain the required levels of liquid capital, the SFC may take actions against us and our business will be adversely affected.

Our failure to appropriately identify and address conflicts of interest could materially and adversely affect our business.

As we expand the scope of our business and our client base, it is critical for us to be able to address actual, potential, or even perceived conflicts of interest, including situations where we may encounter conflicts of interest arising among: (i) our various services, (ii) our clients and us, (iii) our various clients, (iv) our employees and us or (v) our clients and our employees.

In light of the complexity and difficulty in appropriately identifying and dealing with potential conflicts of interest, our internal control procedures that are designed to identify and address conflicts of interest may not be sufficient. Our failure to manage conflicts of interest could harm our reputation and erode client confidence in us. In addition, potential or perceived conflicts of interest may also give rise to litigation or regulatory actions. The occurrence of any of the foregoing events could materially and adversely affect our business, results of operations and reputation.

We may be subject to litigation, arbitration, regulatory proceedings, or other legal proceeding risks, in particular, we may be subject to various professional liabilities and claims.

In the ordinary course of our business, we provide professional advice for corporate management consulting services and asset management services and provide information in relation to securities transactions to our clients. If our clients rely on such advice or information and incur losses as a result, we could be subject to claims in legal and regulatory proceedings for compensation and/or other relief for negligence, provision of false or misleading information, breach of fiduciary duties or employee misconduct. Although we have adopted relevant internal control measures, we cannot assure that such measures currently in place or as updated from time to time can completely eliminate the aforesaid risks of liabilities and claims. Any claims or lawsuits against us arising from professional negligence and/or employee misconduct and claims from indemnified persons that result in substantial amounts of compensation may have a material and adverse impact on our business activities, reputation, results of operations, and financial conditions.

We and our directors and officers may from time to time become subject to or involved in various claims, controversies, lawsuits, and regulatory/legal proceedings. Claims, lawsuits, and litigations are subject to inherent uncertainties, and we are uncertain whether the foregoing claim would develop into a lawsuit. Lawsuits and litigations may cause us to incur defense costs, utilize a significant portion of our resources and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against us could have a material adverse impact on our financial condition, results of operations and cash flows. In addition, negative publicity regarding claims or judgments made against us may damage our reputation and may result in a material adverse impact on us.

We have limited business insurance coverage.

We are not required to and do not carry insurance specifically for our license-related business. We do not carry business interruption insurance to compensate for losses that could occur to the extent not required. We also do not maintain professional indemnity insurance or key-man insurance, and only maintain limited employee compensation insurance for our employees. We consider our insurance coverage to be reasonable in light of the nature of our business and in conformity with industry practice, but we cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition, and results of operations could be materially and adversely affected.

Illegal or improper activities, violation of professional standards, and the misconduct of our personnel or third parties could harm our reputation and businesses, and are difficult to detect or deter.

We are subject to the risk of fraud, illegal act or misconduct committed by our directors, licensed employees, agents, clients or other third parties. Misconduct includes entering into unauthorized transaction, improperly using or divulging inside information, recommending transactions not suitable for our clients, engaging in fraudulent activities, or engaging in improper or illegal activities. There is no assurance that our directors, employees, agents, clients or other third parties would not commit incidents of fraud or other misconduct in the future, and we cannot assure that our procedures and policies would fully prevent or detect illegal or improper activities in our business operations. Such incidents may result in investigation and regulatory sanction against us and cause us to suffer financial loss and reputational harm. We may also need to incur costs to commence and participate into any legal proceedings against them to recover our loss. The potential harm to our reputation and to our business caused by such fraud or misconduct is impossible to quantify.

We are also subject to a number of obligations and standards arising from our business. The violation of these obligations and standards by any of our directors, officers, employees, agents, clients, or other third parties could materially and adversely affect us and our investors. For example, we are required to properly handle confidential information. If our directors, officers, employees, agents, clients, or other third parties were to improperly use or disclose confidential information, we could suffer serious harm to our reputation, financial position, and existing and future business relationships.

Any negative publicity with respect to our Group, our directors, officers, employees, shareholders, or other beneficial owners, our peers, professional parties, or our industry in general, may materially and adversely affect our reputation, business, and results of operations.

Our reputation and brand recognition play an important role in earning and maintaining the trust and confidence of our existing and prospective clients. We and our services are vulnerable to adverse market perception as we operate in an industry where integrity, client trust and confidence are critical. Litigation and disputes, misconduct of our personnel, changes in senior personnel, client complaints, outcome of regulatory investigations or penalties imposed on us may harm our reputation. Any harm to our reputation or damages caused by third parties illegitimately disguised as us, may cause our existing and potential clients to be reluctant to procure services from us in the future and therefore may have a material adverse impact on our business, operations and financial results. We cannot assure that such negative events will not happen in the future. Negative publicity or media coverage about us, such as alleged misconduct, other improper activities, litigation or disputes, regulatory enquiries or enforcement actions taken against us or our employees, or negative rumors relating to our business, shareholders, or other beneficial owners, affiliates, directors, officers, or other employees, can harm our reputation, business, and results of operations, even if they are baseless or satisfactorily addressed.

These allegations, even if unproven or meritless, may lead to inquiries, investigations, or other legal actions against us by any regulatory or government authorities. Any regulatory inquiries or investigations and lawsuits against us, and perceptions of conflicts of interest, inappropriate business conduct by us or perceived wrongdoing by any key member of our management team, among other things, could substantially damage our reputation regardless of their merits, and cause us to incur significant costs to defend ourselves. As we reinforce our ecosystem and stay close to our clients and other stakeholders, any negative market perception or publicity on professional parties that we closely cooperate with, or any regulatory inquiries or investigations and lawsuits initiated against them, may also have an impact on our brand and reputation, or subject us to regulatory inquiries or investigations or lawsuits. Moreover, any negative media publicity about the financial services industry in general or product or service quality problems of other firms in the industry in which we operate, including our competitors, may also negatively impact our reputation and brand. If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients, third-party partners, and key employees could be harmed and, as a result, our business, financial position, and results of operations would be materially and adversely affected.

Our business and prospects may be materially and adversely affected if our risk management and internal control systems are ineffective or inadequate. We may fail to update our risk management policies and procedures as needed and such policies and procedures may otherwise be ineffective, which may expose us to unidentified or unexpected risks.

We are dependent on our risk management and internal control policies and procedures and the adherence to such policies and procedures by our risk management and other staff to manage the risks inherent in our business. Any deficiencies in our internal control systems could (i) adversely affect our ability to timely and accurately record, process, summarize and report financial or other data; and (ii) adversely affect our operational efficiency and increase the potential likelihood of making financial reporting errors and/or lead to non-compliance with rules and regulations. Our policies, procedures and practices used to identify, monitor and control a variety of risks are carried out by the corresponding departments. However, some of our methods for managing risks are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. There is no assurance that our internal control policies in place could or would be properly implemented, or be strictly adhered to, or are adequate or effective under the continuously changing business environment in which we operate. In addition, we may fail to update our risk management system as needed and the system may fail to effectively function, thus exposing us to unidentified or unexpected risks.

We may not be able to fully detect money laundering and other illegal or improper activities in our business operations on a timely basis or at all, which could subject us to liabilities and penalties.

We are required to comply with applicable anti-money laundering and counter-terrorist financing laws and other regulations in the jurisdictions where we operate. Although we have adopted policies and internal control procedures aimed at detecting, and preventing being used for, money-laundering activities by criminals or terrorist-related organizations and individuals, or improper activities, and ensure compliance with licensing and regulatory requirements, in light of the complexity of money-laundering activities and other illegal or improper activities, such policies and procedures may not completely eliminate the possibility of third parties using our business platform to engage in money laundering and/or other illegal or improper activities. There is no assurance that the internal control system in place will prove at all times adequate and effective to deal with all the possible risks given the fast changing financial and regulatory environment in which we operate. Such deficiencies or inherent limitations may result in fines or disciplinary actions against us imposed by regulators, and may adversely affect our financial condition and results of operations.

Furthermore, we primarily comply with applicable anti-money laundering laws and regulations in Hong Kong (for example, the Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong) and the Guideline on Anti-Money Laundering and Counter-Financing of Terrorism (For Licensed Corporations and SFC-licensed Virtual Asset Service Providers) issued by the HKSFC), and we may not fully detect violations of anti-money laundering regulations in other jurisdictions or be fully compliant with the anti-money laundering laws and regulations in other jurisdictions to which we are required. After we become a publicly listed company in the United States, we will also be subject to the U.S. Foreign Corrupt Practices Act of 1977 and other laws and regulations in the United States, including regulations administered by the U.S. Department of Treasury’s Office of Foreign Asset Control. To the extent that our policies and procedures currently in place fail to detect and prevent money-laundering activities, terrorist financing and other illegal or improper activities by our Directors, employees, agents, clients or other third parties and/or if we fail to fully comply with the applicable laws and regulations, the relevant government authorities may initiate investigation against us, and may impose fines and/or other penalties on us, any of which may significantly and adversely affect our reputation, business operations and financial results.

We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.

Our business could be materially and adversely affected by catastrophic events or other business continuity problems, such as natural or man-made disasters, pandemics such as Covid-19, Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, political unrest, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate, including communicating with clients and the relevant listing authorities. Moreover, besides COVID-19, our business and ability to operate could also be adversely affected by Ebola virus disease, Zika virus disease, H1N1 flu, H5N1 flu, H7N9 flu, avian flu, Swine flu, SARS or other epidemics.

Our headquarters are located in Hong Kong, where our directors and management and a majority of our employees currently reside. Consequently, we are highly susceptible to factors adversely affecting Hong Kong. A disaster or a disruption in the infrastructure that supports our businesses, a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or a disruption that directly affects our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. Our business could also be adversely affected if our employees are affected by pandemics. In addition, our results of operations could be adversely affected to the extent that any pandemic harms the Chinese or Hong Kong economy in general. The incidence and severity of disasters or other business continuity problems are unpredictable, and our inability to timely and successfully recover could materially disrupt our businesses and cause material financial loss, regulatory actions, reputational harm, or legal liability.

Inflation, especially the increases in labor costs, may adversely affect our business and results of operations.

In recent years, both the Hong Kong and global economies have experienced general increases in inflation and labor costs. As a result, average wages in Hong Kong and certain other regions are expected to continue rising. In addition, we are required by Hong Kong laws and regulations to pay various statutory employee benefits, including mandatory provident fund and work-related injury insurance, to provide statutorily required paid sick leave, annual leave and maternity leave, and pay severance payments or long service payments. The relevant government agencies may examine whether an employer has complied with such requirements, and those employers who fail to comply commit a criminal offence and may be subject to fines and/or imprisonment. See “Hong Kong Regulations — Regulations related to employment and labor protection — Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)” for details. Labor costs are our largest expense. For the years ended December 31, 2024 and 2023, our employee costs were approximately US$675,932 and US$681,014, respectively, accounting for 64.6% and 57.2% of total cost of revenues. For the year ended December 31, 2024, the Company’s labor cost per headcount was approximately $63,000, representing an increase of about 8.6% compared to approximately $58,000 in the prior year. This increase was partly due to the growth in average labor wage, with Hong Kong’s nominal wage index increased by 3.7% in 2024 compared to 2023. These costs consist primarily of salaries, bonuses, and contributions to the mandatory provident fund. Given this, we expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we can manage these costs effectively, our financial condition and results of operations may be adversely affected.

Our costs and expenses may remain constant or increase even if our revenues decline.

A significant portion of our operating costs, including salary and rent, is fixed. Accordingly, a decrease in our revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses may not decrease proportionately. In addition, our staff costs and rent may increase over time. However, we cannot assure you that we have the ability to pass increased costs on to our clients through service fee increases as it depends on a variety of factors beyond our control such as the global economic environment and stock market conditions. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

We are exposed to risks associated with retention and recruitment of licensed and/or qualified personnel.

We rely heavily on human resources for the provision of corporate finance advisory services. For years ended December 31, 2024 and 2023, our staff costs and employee benefits amounted to approximately US$675,932 and US$681,014, respectively, accounting for approximately 64.6% and 57.2% of our operating expenses, for the respective years.

Should the pace of business growth lag behind the pace of increase in headcount, there may be negative impact on our financial results and business performance. In addition, benefits to be generated from the enhancement of human resources may not be as significant as expected due to factors beyond our control, such as the general market conditions, labor market, competition for talents against other financial services providers, travel restrictions and border control due to COVID-19, and the economic and political environment in Hong Kong and overseas. Such factors may cause a delay in realizing our business expansion plan and hence, our financial results, in particular our profitability, may be adversely affected. There is also no assurance that we can employ sufficient number of suitable and competent staff to implement our growth strategies.

Our management team lacks experience in managing a U.S. public company and complying with laws applicable to such company, the failure of which may adversely affect our business, financial condition and results of operations.

Our current management team lacks experience in managing a U.S. publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to U.S. public companies. Prior to the completion of this offering, we were a private company mainly operating our businesses in Hong Kong. As a result of this offering, our company will become subject to significant regulatory oversight and reporting obligations under the federal securities laws and the scrutiny of securities analysts and investors, and our management currently has no experience in complying with such laws, regulations and obligations. Our management team may not successfully or efficiently manage our transition to becoming a U.S. public company. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.

New lines of business or new services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and profitability targets may not prove feasible. External factors, such as compliance with regulations, competition and shifting market preferences, may also impact the successful implementation of a new line of business or a new service. Our personnel and technology systems may fail to adapt to the changes in such new areas or we may fail to effectively integrate new services into our existing operations and we may lack experience in managing new lines of business or new services. In addition, we may be unable to proceed with our operations as planned or compete effectively due to different competitive landscapes in these new areas. Even if we expand our businesses into new jurisdictions or areas, the expansion may not yield intended profitable results. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our internal control system. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations and financial condition.

We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties’ intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future. Third parties may own copyrights, trademarks, trade secrets, ticker symbols, internet content, and other intellectual properties that are similar to ours in jurisdictions where we currently have no active operations. If we expand our business to or engage in other commercial activities in those jurisdictions using our own copyrights, trademarks, trade secrets, and internet content, we may not be able to use these intellectual properties or face potential lawsuits from those third parties and incur substantial losses if we fail to defend ourselves in those lawsuits. We have policies and procedures in place to reduce the likelihood that we or our employees may use, develop, or make available any content or applications without the proper licenses or necessary third-party consents. However, these policies and procedures may not be effective in completely preventing the unauthorized posting or use of copyrighted material or the infringement of other rights of third parties.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenues, impair our client relationships and harm our reputation.

Our business is subject to various cyber-security risks and other operational risks, such as the failure or malfunction of our information technology infrastructure and the failure to maintaining relationships with our vendors, which may cause disruptions to our business operation and tarnish our reputation.

As a financial services company, our subsidiaries face various cyber-security and other operational risks relating to our businesses on a daily basis. Their operations depend upon the secured processing, storage and transmission of confidential and other information in their information technology infrastructure and they are vulnerable to unauthorized access such as cyber-attacks, distributed denial of service attacks and ransomware attacks, malicious code and computer viruses by activists, hackers, organized crime, foreign state actors and other third parties, or other events that could lead to a security breach. They may also be subject to cyber-attacks involving the leak and destruction of sensitive and confidential client information and our proprietary information, which could result from an employee’s or agent’s failure to follow data security procedures or as a result of actions by third parties, including actions by government authorities. As the breadth and complexity of our information technology infrastructure continue to grow, the potential risk of security breaches and cyber-attacks increases. Developing and enhancing new products and services, which is necessary for us to remain competitive, may involve the use or creation of new technologies, which further exposes us to cybersecurity and privacy risks that cannot be completely anticipated and increase the risk of security breaches and cyber-attacks.

While we have adopted various means to safeguard the integrity of our computer system and information technology infrastructure, these systems and infrastructure may fail to operate properly or become disabled as a result of events which are beyond our control, events such as human error, natural disasters, power failures, client misuse, computer viruses, cyber-attacks, spam attacks, unauthorized access and data loss or leakage. All of which may cause shutdown or disruption of operations (including data loss or corruption, interruption to our data storage system, delay or cessation in the services provided through our securities dealing and brokerage system and our online trading platform), account takeovers and unauthorized gathering, monitoring, misuse, loss, total destruction and disclosure of data and confidential information of ours, our clients, our employees or other third parties, or otherwise materially disrupt our or our clients’ or other third parties’ network access or business operations. The occurrence of one or more of such events could jeopardize the confidentiality of information processed, stored and transmitted through our computer systems and networks or otherwise disrupt our operations, which could result in reputational damage, disputes with clients and relevant parties, and financial losses.

Our subsidiaries also depend on various third-party software and platforms as well as other information technology systems provided by our information technology vendor in our business operations. These systems, including third-party systems, may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, including for reasons beyond our control. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair our operations, affect our reputation, and adversely affect our businesses. There is no guarantee that we are able to maintain our existing relationship with the information technology vendor of our software system or information technology infrastructure. In the event that any vendor is unable or unwilling to continue to provide existing services to our subsidiaries, our subsidiaries may not be able to replace them with service providers of equivalent expertise in a timely manner and thus resulting in disruption to our business operations.

The occurrence of any disruption to our computer system and/or other information technology infrastructure may render us unable to meet client requirements in a timely and efficient manner, and/or lead to unauthorized disclosure of personal information or any other unexpected associated losses and damages. As a result, our reputation may be tarnished and we may also face complaints, disciplinary action by regulatory authorities, and legal proceedings being brought against us (which can be costly and time-consuming to defend and which may significantly divert the efforts and resources of our management personnel away from our usual business operations) and may potentially result in us having to pay damages. This could materially and adversely affect our financial condition, prospects, and results of operations.

Failure to comply with data privacy, data protection, or any other laws and regulations related to data privacy and security, or the failure to protect client data or prevent breaches of our information systems, could expose us to liability or reputational damage and materially and adversely affect our business, financial condition, and results of operations.

As a financial services company, in providing our services to clients, we manage, utilize and store sensitive and confidential client data, including personal data. As a result, we may be subject to a variety of data privacy, data protection, cybersecurity, and other laws and regulations related to data, including those relating to the collection, use, sharing, retention, security, disclosure, and transfer of confidential and private information, such as personal information and other data. These laws and regulations may apply not only to third-party transactions, but also to transfers of information within our organization, which relates to our investors, employees, contractors and other counterparties. These laws and regulations may restrict our business activities and require us to incur increased costs and efforts to comply, and any breach or noncompliance may subject us to proceedings against us, damage our reputation, or result in penalties and other significant legal liabilities, and thus may materially and adversely affect our business, financial condition, and results of operations.

If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines and/or criminal prosecution. Unauthorized disclosure of sensitive or confidential client data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. In addition, vulnerabilities of our external service providers and other third parties could also pose security risks to client information and data. Although we have taken steps to reduce the risk of such threats, our risk and exposure to a cyber-attack or related breach remains heightened due to the evolving nature of these threats, our routine transmission of sensitive information to third parties, the current global economic and political environment, external extremist parties and other developing factors. Similarly, unauthorized access to or through our information systems, whether by our employees or third parties, including a cyber-attack by third parties who may deploy viruses, worms or other malicious software programs, could result in negative publicity, significant remediation costs, legal liability, regulatory fines, and damage to our reputation and could have adverse effects on our results of operations. Any actual or perceived breach of the security of our technology, or media reports of perceived security vulnerabilities of our systems or the systems of our third-party service providers, could damage our reputation, expose us to the risk of litigation and liability, disrupt our operations, increase our costs with respect to investigations and remediation, reduce our revenues as a result of the theft of intellectual property, and otherwise adversely affect our business. Further, any actual or perceived security breach or cyber-attack directed at other financial institutions or financial services companies, whether or not we are impacted, could lead to a general loss of client confidence in the use of technology to conduct financial transactions, which could negatively impact us. The occurrence of any of these events could have adverse effects on our business and results of operations.

Risks Relating to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Hang Feng is a holding company, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Subject to the Cayman Companies Act and our Amended and Restated Memorandum and Articles of Association, our board of directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by our board of directors. Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie. According to the Companies Ordinance of Hong Kong (Chapter 622 of Laws of Hong Kong), dividends could only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves, as permitted under Hong Kong law. Dividends cannot be paid out of share capital. Under the current practice of the Inland Revenue Department of Hong Kong, there are no withholding taxes in Hong Kong on remittance of dividends.

Any limitation on the ability of our Hong Kong subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Investors may have difficulty enforcing judgments against us, our directors and management. Investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Cayman Islands, BVI or Hong Kong against us or our management named in the prospectus based on Cayman Islands, BVI or Hong Kong laws.

We are incorporated under the laws of the Cayman Islands with our subsidiaries incorporated in Cayman Islands, Hong Kong and in BVI. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, all of our directors and officers are Hong Kong nationals or residents and a substantial portion of their assets are located in Hong Kong outside the United States. As a result, it may be difficult or impossible to effect service of process within the U.S. upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, BVI or Hong Kong could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

There is uncertainty as to whether the courts of the Cayman Islands or BVI would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in the Cayman Islands or BVI against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment, (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final and conclusive; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI; (e) is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company; and (f) was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands. Furthermore, it is uncertain that BVI courts would: (i) recognize or enforce judgments of U.S. courts obtained in actions against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws; or (ii) entertain original actions brought against us or other persons predicated upon the Securities Act. In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of the U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the U.S. or any state in the U.S. or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S.

A judgment of a court in the U.S. predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (i) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (ii) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the U.S. was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the U.S. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of the U.S. courts of civil liabilities predicated solely upon the federal securities laws of the U.S. or the securities laws of any State or territory within the U.S. You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. For more information regarding the relevant laws of the Cayman Islands, BVI and Hong Kong, see “Enforcement of Liabilities.”

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs are governed by our memorandum and articles of association (as may be amended from time to time), by the Companies Act and common law of Cayman Islands. The rights of shareholders to take action against our directors, action by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands and our amended and restated memorandum and articles of association. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The laws of the Cayman Islands relating to the protection of the interests of minority shareholders differ in certain respects from those established under statutes or judicial precedent in existence in the United States and other jurisdictions. Such differences may mean that the remedies available to our minority shareholders may be different from those they would have under the laws of other jurisdictions, including the United States. Potential investors should be aware that there is a risk that provisions of the Companies Act may not offer the same protection as the relevant laws and regulations in the United States may offer, and should consider obtaining independent legal advice on the implications of investing in foreign-incorporated companies.

Risks Relating to Our Ordinary Shares and this Offering

Our ordinary shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act if the PCAOB is unable to inspect our auditors. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA to require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The Holding Foreign Companies Accountable Act, or the HFCAA, was enacted on December 18, 2020. The HFCAA states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCAA”), which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

On August 26, 2022, the PCAOB announced and signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of the PRC. The Protocol provides the PCAOB with: (i) sole discretion to select the firms, audit engagements and potential violations it inspects and investigates, without any involvement of Chinese authorities; (ii) procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed; (iii) direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

On December 15, 2022, the PCAOB issued a new Determination Report which: (i) vacated the December 16, 2021 Determination Report; and (ii) concluded that the PCAOB has been able to conduct inspections and investigations completely in the PRC in 2022. The December 15, 2022 Determination Report cautions, however, that authorities in the PRC might take positions at any time that would prevent the PCAOB from continuing to inspect or investigate completely. As required by the HFCAA, if in the future the PCAOB determines it no longer can inspect or investigate completely because of a position taken by an authority in the PRC, the PCAOB will act expeditiously to consider whether it should issue a new determination.

Our auditor, Wei, Wei & Co., LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as a firm headquartered in New York and registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards with the last inspection in December 2023. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely the auditor because of a position taken by an authority in a foreign jurisdiction, such as the PRC authorities, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. Such uncertainty could cause the market price of our ordinary shares to be materially and adversely affected, and our securities could be delisted or prohibited from being traded on the national securities exchange earlier than would be required by the HFCA Act. If our ordinary shares are unable to be listed on another securities exchange by then, such a delisting would substantially impair your ability to sell or purchase our ordinary shares when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares.

Further, new laws and regulations or changes in laws and regulations in both the United States and the PRC could affect our ability to list our ordinary shares, which could materially impair the market for and market price of our ordinary shares.

There has been no public market for our ordinary shares prior to this offering, and you may not be able to resell our ordinary shares at or above the price you paid, or at all.

Prior to this offering, there has been no public market for our ordinary shares. Although we have applied to have our ordinary shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid public market for our ordinary shares will develop. If an active public market for our ordinary shares does not develop following the completion of this offering, the market price of our ordinary shares may decline and the liquidity of our ordinary shares may decrease significantly.

The initial public offering price for our ordinary shares will be determined by negotiation between us and the Underwriters and may vary from the market price of our ordinary shares following our initial public offering. We cannot assure you that the price at which the ordinary shares are traded after this offering will not decline below the initial public offering price. If you purchase our ordinary shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our ordinary shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. As a result, investors in our ordinary shares may experience a significant decrease in the value of their ordinary shares due to insufficient or a lack of market liquidity of our ordinary shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

The trading prices of our ordinary shares are likely to be highly volatile and could fluctuate widely due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors towards Hong Kong-based U.S.–listed companies, which consequently may affect the trading performance of our ordinary shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other

Hong Kong and mainland Chinese companies may also negatively affect the attitudes of investors towards Hong Kong and mainland Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time-to-time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our ordinary shares.

In addition to the above factors, the price and trading volume of our ordinary shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us or our industry;

•        variations in our revenues, profit, and cash flow;

•        the general market reactions and financial market fluctuation due to the continuous Russo-Ukraine conflicts;

•        changes in the economic performance or market valuations of other financial services firms; political, social and economic conditions in mainland China and Hong Kong;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        fluctuations of exchange rates among Hong Kong dollar, Renminbi, and the U.S. dollar;

•        changes in financial estimates by securities research analysts;

•        detrimental negative publicity about us, our services, our officers, directors, controlling shareholder, other beneficial owners, professional parties we partner with, or our industry;

•        announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•        additions to or departures of our senior management;

•        litigation or regulatory proceedings involving us, our officers, directors, or controlling shareholder;

•        release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares; and

•        sales or perceived potential sales of additional ordinary shares.

Any of these factors may result in large and sudden changes in the volume and price at which our ordinary shares will trade.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition, if the trading volumes of our ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our ordinary shares. This low volume of trades could also cause the price of our ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. A decline in the market price of our ordinary shares also could adversely affect our ability to issue additional shares of ordinary shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our ordinary shares will develop or be sustained. If an active market does not develop, holders of our ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our ordinary shares may be thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Assuming our ordinary shares begin trading on the Nasdaq Capital Market, our ordinary shares may be “thinly-traded,” meaning that the number of persons interested in purchasing our ordinary shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we come to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our ordinary shares may not develop or be sustained.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

You will experience immediate and substantial dilution in the net tangible book value of ordinary shares purchased.

The offering price of our ordinary shares is substantially higher than the (pro forma) net tangible book value per share of our ordinary shares. Consequently, when you purchase our ordinary shares in the offering and upon completion of the offering, you will incur immediate dilution of $2.87 per share, assuming an offering price of $4.0 per share. See “Dilution.” In addition, you may experience further dilution to the extent that additional ordinary shares are issued upon exercise of outstanding options we may grant from time to time.

Our Chairman and major shareholder, Mr. QIAN Fenglei, has substantial influence over our company. His interests may not be aligned with the interests of our other shareholders, and he could prevent or cause a change of control or other transactions.

As of the date of this prospectus, Mr. QIAN Fenglei, our chairman, beneficially owns an aggregate of 75.6% of our outstanding ordinary shares via HF Holdings, a BVI business company controlled by him. Upon the completion of this offering, Mr. Qian will beneficially own 4,000,000 Ordinary Shares, or approximately 60.02% of our outstanding ordinary shares, assuming no over-allotment option is exercised. Therefore, Mr. Qian could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the appointment of directors and other significant corporate actions. They will also have the power to prevent or cause a change in control. Without the consent of Mr. Qian, we may be prevented from entering into transactions that could be beneficial to us or our minority shareholders. In addition, they could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of Mr. Qian may differ from the interests of our other shareholders. The concentration in the ownership of our ordinary shares may cause a material decline in the value of our ordinary shares. For more information regarding Mr. Qian, and his affiliated entity, see “Principal Shareholders.”

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

In preparing our CFS as of and for the fiscal years ended December 31, 2024 and 2023, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting (“ICFR”), as defined in the standards established by the PCAOB, and other control deficiencies.

According to the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified in our ICFR included (i) a lack of staff sufficiently experienced with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and SEC reporting in the accounting department to provide accurate information on a timely manner; (ii) a lack of key monitoring mechanisms, such as an internal audit department to oversee and monitor the Company’s risk management, business strategies, and financial reporting procedures; and (iii) lack of approval of material transactions including related parties transactions.

Following the identification of the material weaknesses and control deficiencies, we have taken remedial measures, including planning, establishing, developing and maintaining internal controls and procedures. We expect that we will incur significant costs in the implementation of such measures. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, and the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon effectiveness of this registration statement on Form F-1, of which this prospectus forms a part, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 as well as Nasdaq rules and regulations. Section 404 of the Sarbanes-Oxley Act of 2002 requires that the reporting companies include a report of management on our internal control over financial reporting in its annual report on Form 20-F. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our ICFR. Our management may conclude that our ICFR is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, since we have become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

If we fail to meet applicable listing requirements, Nasdaq may delist our ordinary shares from trading, in which case the liquidity and market price of our ordinary shares could decline.

Assuming our shares are listed on the Nasdaq Capital Market, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our ordinary shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our ordinary shares;

•        reduced liquidity for our ordinary shares;

•        a determination that our ordinary shares are “penny stock”, which would require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our shares will be listed on the Nasdaq Capital Market, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on the Nasdaq Capital Market, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Immediately following the completion of this offering, Mr. QIAN Fenglei, our Chairman, will beneficially own 4,000,000 ordinary shares through HF Holdings, representing 60.02% of our total voting power, assuming that the underwriters do not exercise their over-allotment options. As a result, we will be a “controlled company” as defined under the Nasdaq rules because Mr. QIAN Fenglei will hold more than 50% of the voting power for the election of directors upon the completion of this offering. As a “controlled company,” we are permitted to, and currently intend to, elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that each of our compensation committee members must be an independent director;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Furthermore, immediately following the completion of this offering, Mr. QIAN Fenglei will be able to determine the outcome of matters requiring shareholder approval. Further, in the event that we were to lose our “controlled company” status, we could still rely on Nasdaq Rules that permit a foreign private issuer to follow its home country practice to be exempt from certain corporate governance requirements, including the requirement that a majority of its board of directors must be independent.

As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Our status as a controlled company could cause our ordinary share to look less attractive to certain investors or otherwise harm our trading price.

Our Chairman, Mr. QIAN Fenglei, will beneficially own more than 50% of the voting power of our voting shares following the completion of this offering. This concentrated voting power will prevent you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

As of the date of this prospectus, our largest shareholder, HF Holdings, owns 4,000,000 ordinary shares, representing 75.6% of our total voting power. Mr. QIAN Fenglei, our Chairman, owns 93.11% of HF Holdings’ total voting power and is therefore deemed to have the voting and dispositive power over shares beneficially owned by HF Holdings. Immediately following the completion of this offering, Mr. QIAN Fenglei will beneficially own 4,000,000 ordinary shares through HF Holdings, representing 60.02% of our total voting power, assuming that the underwriters do not exercise their over-allotment options. As a result, we will be a “controlled company” as defined under the Nasdaq rules because Mr. QIAN Fenglei will hold more than 50% of the voting power for the election of directors upon the completion of this offering. Therefore, Mr. QIAN will be able to control all matters submitted to our shareholders for approval so long as he continues to beneficially owns least 51% of the voting power of all outstanding ordinary shares.

As a result, for so long as Mr. QIAN beneficially owns a controlling or significant voting interest in our ordinary shares, he generally will be able to control or significantly influence, directly or indirectly and subject to applicable law, all matters affecting us, including:

•        the election of directors;

•        determinations with respect to our business direction and policies, including the appointment and removal of directors;

•        determinations with respect to corporate transactions, such as mergers, business combinations, change in control transactions or the acquisition or the disposition of assets;

•        our financing and dividend policy;

•        determinations with respect to our tax returns; and

•        compensation and benefits programs and other human resources policy decisions.

Mr. QIAN Fenglei may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. Corporate action might be taken even if other shareholders, including those who purchase shares in this offering, oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control or other liquidity event of our Company, could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sale or other liquidity event and might ultimately affect the market price of our ordinary shares.

If securities or industry analysts do not publish or publish inaccurate or unfavorable research about our business, or if they adversely change their recommendations regarding our ordinary shares, the market price for our ordinary shares and trading volume could decline.

The trading market for our ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our ordinary shares would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our ordinary shares to decline.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. shares will be outstanding immediately after this offering if the firm commitment is completed and the underwriters do not exercise their over-allotment option and shares if exercised in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Because the amount, timing, and whether or not we distribute dividends at all is entirely at the discretion of our board of directors, you must rely on price appreciation of our ordinary shares for return on your investment.

Our board of directors has complete discretion as to whether to distribute dividends. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under the Cayman Islands law, namely the Company may only pay dividends if we are solvent immediately after the dividend payment in the sense that the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

We currently intend to retain all remaining funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any further dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and will be subject to the restrictions contained in any future financing instruments.

Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ordinary shares will likely depend entirely upon any future price appreciation of our ordinary shares. We cannot assure you that our ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the ordinary shares. You may not realize a return on your investment in our ordinary shares and you may even lose your entire investment in our ordinary shares. See “Dividend Policy” section for more information.

Although as a foreign private issuer we are exempt from certain corporate governance standards applicable to U.S. issuers, if we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We are seeking to have our ordinary shares approved for listing on the Nasdaq Capital Market upon consummation of this offering. The closing of our initial public offering is conditioned upon the final approval of our Nasdaq listing application. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of Nasdaq, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the criteria of Nasdaq for maintaining our listing, our securities could be subject to delisting, which would have a negative effect on the price of our Ordinary Shares and impair your ability to sell your shares.

If Nasdaq does not list our securities, or subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our ordinary shares;

•        reduced liquidity with respect to our ordinary shares;

•        a determination that our ordinary shares are “penny stock,” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

We are a “foreign private issuer” and a Cayman Islands company, and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Cayman Islands company applying to be listed on the Nasdaq Capital Market, upon listing, we will be subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is deemed our home country, may differ significantly from the Nasdaq corporate governance listing standards. For example:

•        our independent directors do not need to hold regularly scheduled meetings in executive session (rather, all board members may attend all meetings of the board of directors);

•        the compensation of our executive officers is recommended but not determined by an independent committee of the board or by the independent members of the board of directors; and our Chief Executive Officer is not prevented from being present in the deliberations concerning his compensation;

•        related party transactions are not required to be reviewed and we are not required to solicit member approval of stock plans, including: those in which our officers or directors may participate; share issuances that will result in a change in control; the issuance of our shares in related party acquisitions or other acquisitions in which we may issue 20% or more of our issued and outstanding shares; or below market issuances of 20% or more of our issued and outstanding shares to any person; and

•        we are not required to hold an in-person annual meeting to elect directors and transact other business customarily conducted at an annual meeting (rather, we complete these actions by written consent of holders of a majority of our voting securities).

We intend to rely on home country practice in home country in lieu of the requirements of seeking shareholder approval, prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) a change of control; and (iii) transactions other than public offerings. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our ordinary shares to significant adverse United States income tax consequences.

We will be classified as a passive foreign investment company, or PFIC, for any taxable year if either (i) 75% or more of our gross income for such year consists of certain types of “passive” income, or (ii) 50% or more of the value of our assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income (the “asset test”). Based upon our current and expected income and assets, including goodwill and (taking into account the expected proceeds from this offering) the value of the assets held by our strategic investment business, the expected proceeds from this offering as well as projections as to the market price of our ordinary shares immediately following the completion of this offering, we do not presently expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to be a PFIC, because the value of our assets, for purposes of the asset test, may be determined by reference to the market price of our ordinary shares, fluctuations in the market price of our ordinary shares may cause us to become a PFIC classification for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition and classification of our income, including the relative amounts of income generated by and the value of assets of our strategic investment business as compared to our other businesses. Because there are uncertainties in the application of the relevant rules, it is possible that the U.S. Internal Revenue Service, or IRS, may challenge our classification of certain income and assets as non-passive which may result in our being or becoming a PFIC in the current or subsequent years. In addition, the composition of our income and assets will also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash for active purposes, our risk of being a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are a PFIC in any taxable year, a U.S. Holder (as defined in “Material Tax Considerations — United States Federal Income Tax Considerations”) may incur significantly increased United States income tax on gain recognized on the sale or other disposition of our ordinary shares and on the receipt of distributions on our ordinary shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules, and such holder may be subject to burdensome reporting requirements. Further, if we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we will generally continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares. For more information see “Material Tax Considerations — United States Federal Income Tax Considerations — Passive Foreign Investment Company Rules”.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an emerging growth company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and the rules subsequently implemented by the SEC and the New York Stock Exchange detailed requirements concerning corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2012 relating to internal controls over financial reporting.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other time and attention to our public company reporting obligations and other compliance matters. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404(b) of the Sarbanes-Oxley Act;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have only provided two years of audited financial statements and have not included all the executive compensation related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We cannot predict whether investors will find our ordinary shares less attractive if we rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. (ii) the end of the fiscal year during which we have total annual gross revenues of US$1.235 billion or more, (iii) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt, or (iv) the last day of our fiscal year following the fifth anniversary of the completion of this offering.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $3.72 million, or approximately $4.47 million if the underwriters exercise the over-allotment option in full, after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. A US$1.0 increase (decrease) in the assumed initial public offering price of $4.0 per ordinary share would increase (decrease) the net proceeds to us from this offering by $1,265,000, or by $1,454,750 if the underwriters exercise the over-allotment option in full, assuming the number of ordinary shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts, non-accountable expense allowance, and estimated expenses payable by us.

We plan to use the net proceeds of this offering as the following:

•        approximately 30% to strengthen our corporate management consulting business, including expanding our service scope to encompass investment research, investor relations optimization, and more comprehensive solutions;

•        approximately 30% to develop our asset management business, covering new license application/upgrades, operational funding, and the recruitment of professionals with relevant asset management expertise and industry networks;

•        approximately 20% to drive business expansion and strategic partnerships, including market entry initiatives and collaborative ventures; and

•        approximately 20% to support general working capital and corporate operations.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

DIVIDEND POLICY

We have not previously declared or paid cash dividends on our Ordinary Shares and we have no plan to declare or pay any dividends in the near future on our Ordinary Shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Our board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, subject to the provisions in our articles of association, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. We have not received and do not have any present plan to receive dividends paid by our Hong Kong, BVI and Cayman subsidiaries, but we have discretion as to whether such dividends are paid, subject to applicable statutory and contractual restrictions.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2024:

•        on an actual basis; and

•        on an “as adjusted” basis to reflect the issuance and sale of the ordinary shares by our Company in this offering at the assumed initial public offering price of $4.0 per ordinary share, after deducting the estimated underwriting discounts and commissions to the underwriters and other estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2024
	Actual	As Adjusted(1)
Cash	$2,534,502	$6,249,234
Short-term bank loans	$—	—
Current Portion-Long Term Debt	$—	—
Long-term bank loans	$—	—
Due to a related party	$1,362,951	1,362,951
Operating lease liability (current and non-current)	$—	—
Shareholders’ Equity:
Ordinary shares, $0.0001 par value per share, 500,000,000 ordinary shares authorized, 5,290,000 ordinary shares issued and outstanding	$529	667
Additional paid-in capital	$5,999,484	9,714,078
Retained earnings	$(1,931,686)	(1,931,686)
Accumulated other comprehensive income	$1,121	1,121
Shareholders’ Equity	4,069,448	7,784,180
Non-controlling interests	—	—
Total Shareholders’ Equity	$4,069,448	7,784,180
Total Capitalization	$5,432,399	$9,147,131

____________

(1)      Reflects the sale of ordinary shares in this offering at an assumed initial public offering price of $4.0 per share, after deducting the estimated underwriting discounts and commissions, and estimated offering expenses payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $3.72 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $4.0 per ordinary share would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $1.27 million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts, and estimated expenses payable by us.

DILUTION

If you invest in our ordinary shares, your interest will be diluted for each ordinary share you purchase to the extent of the difference between the initial public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2024, was $3,798,653, or $0.72 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per ordinary share (as adjusted for the offering) from the initial public offering price per ordinary share and after deducting the estimated discounts to the underwriters, non-accountable expense allowance and the estimated offering expenses payable by us.

After giving effect to our sale of 1,375,000 ordinary shares offered in this offering based on the initial public offering price of $4.0 per ordinary share, after deduction of the underwriting discounts and commissions to the underwriters and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2024, would have been $7,513,385, or $1.13 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $3,714,732 per ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of $0.41 per ordinary share to investors purchasing ordinary shares in this offering. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Post-Offering Assuming No Exercise of Over-Allotment Option	Post-Offering Assuming Full Exercise of Over-Allotment Option
Initial public offering price per ordinary share(1)	$4.0	$4.0
Net tangible book value per ordinary share as of December 31, 2024	$0.72	$0.72
As adjusted net tangible book value per ordinary share attributable to payments by new investors	$0.41	$0.48
Pro forma net tangible book value per ordinary share immediately after this offering	$1.13	$1.20
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	$2.87	$2.80

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2024, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share and per ordinary share paid before deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
	(US$ in thousands, except number of shares and percentages)
Existing shareholders	5,290,000	79.37%	$6,000,013	52.17%	$1.13
New investors	1,375,000	20.63%	$5,500,000	47.83%	$4.0
Total	6,665,000	100.0%	$11,500,013	100.0%	1.73

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ordinary shares and other terms of this offering determined at pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

On June 12, 2017, Starchain was incorporated under the laws of Hong Kong as a limited company. On November 1, 2024, Hang Feng acquired 100% equity interests of Starchain for HKD100 from YEUNG Sing Yuet Sherry.

On November 13, 2020, BRY Holdings Limited (“BRY Holdings”) was incorporated under the laws of the British Virgin Islands as a business company with limited liability. On August 6, 2021, BRY Holdings changed its name to “Shine Prosperity Holding Limited”. On December 30, 2024, Hang Feng acquired 100% equity interests of Shine Prosperity, for HK$510,000,000 from HF Holdings, HK$495,000,000 from Mr. Fei Xu, and HK$495,000 from Mr. Feng Li, respectively.

On November 30, 2023, Infinite Winner Limited was established under the laws of British Virgin Islands as a BVI business company. On July 25, 2024, it changed its name to “Hang Feng Capital Management Limited”. On July 25, 2024, Lifong Lee transferred 100 ordinary shares of HF CM, representing 100% equity interests of HF CM, to HF Holdings for US$1, and on October 28, 2024, HF Holdings transferred these 100 ordinary shares of HF CM to Hang Feng for $US$1.

On April 1, 2019, BRY Investments Limited (“BRY Investments”) was incorporated under the laws of Hong Kong as a wholly owned subsidiary of Shine Prosperity. On August 23, 2021, BRY changed its name to Great Prosperity Investment Management Limited (“Great Prosperity”). On July 18, 2024, Great Prosperity changed its name to “Hang Feng International Asset Management Limited”.

On July 25, 2024, HF Fund SPC was incorporated under the laws of Cayman Islands as an exempt company with limited liability and as a wholly owned subsidiary of HF Holdings. On October 29, 2024, Hang Feng acquired 100 ordinary shares of HF Fund SPC from HF Holdings for US$100.

On October 15, 2024, Hang Feng was incorporated under the laws of Cayman Islands as an exempt company with limited liability and as a wholly owned subsidiary of HF Holdings. On December 30, 2024, Hang Feng issued an aggregate of 3,225 ordinary shares to five investors (each 645 ordinary shares) for an aggregate consideration of US$5,00,000.

The Company effected a stock split at a ratio of 1-to-400 on February 24, 2025 by issuing new shares to its shareholders in the same proportion. All references to numbers of ordinary shares, per-share data and additional paid-in capital in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

•        Our Corporate Structure

We do not use a variable interest entity structure. The following diagram illustrates our corporate structure as of the date of this prospectus based on 5,290,000 ordinary shares issued and outstanding, and upon completion of this offering of 6,665,000 ordinary shares, assuming no exercise of the underwriters’ over-allotment option:

For details of each shareholder’s ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Overview

Incorporated as an exempted company with limited liability in the Cayman Islands on October 15, 2024, we operate as a holding company with no material operations. Since 2023, we have been identifying market opportunities and offering consulting services through Starchain to a growing network of clients. Starting in 2024, we began offering asset management services through HF CM, HF IAM and HF Fund SPC. As of the date of this prospectus, all our business activities are conducted through our direct and indirect wholly owned subsidiaries. Our business consists of two main segments: (i) corporate management consulting services and (ii) asset management services.

Corporate Management Consulting Services

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Our largest client for the years ended December 31, 2024 and 2022 and to date, is a related party of the Company, HF Holdings, which is the largest shareholder of the Company.

Starchain specializes in delivering structured and tailored consulting solutions to meet the unique needs of our clients. Specifically, these services include:

(i)      Management consulting — providing strategic insights and recommendations to drive business growth, delivering performance management reports, advising on key performance indicators (KPIs) and how to measure and optimize performance effectively; and

(ii)    Regulatory compliance and governance consulting — providing comprehensive regulatory and compliance consulting services, assisting to mitigate compliance risks and adopt best practices for corporate governance, ensuring compliance during company setup and maintaining statutory records to uphold proper corporate governance.

Asset Management Services

Through our wholly owned subsidiaries in Cayman Islands, British Virgin Islands and Hong Kong, HF Fund SPC, HF CM, and HF IAM, we provide asset management services, including fund subscription and fund management services, and receive subscription fees and management fees accordingly. HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM provides fund management services to HF Fund SPC, including portfolio management, compliance with investment mandates, and executing investment decisions.

As of date of this prospectus, HF CM acts as the fund manager of the Global Innovation SP portfolio under HF Fund SPC, while HF IAM serves as the investment advisor to this portfolio. The Global Innovation SP portfolio primarily invests in public equities of global technology companies that demonstrate unique innovation and high growth potential in the AI and blockchain sectors. HF Fund SPC’s investors mainly consist of high-net-worth individuals and private companies qualified as professional investors in Hong Kong.

For the years ended December 31, 2024 and 2023, our total revenue was approximately US$2,029,269 and US$119,534, respectively. Of this, revenue from corporate management consulting services accounted for approximately US$1,374,718 in 2024 and US$119,534 in 2023, or approximately 67.7% and 100.0%, respectively. Revenue from asset management services contributed approximately US$654,551, or approximately 32.3% in 2024, compared to nil in 2023.

Key Factors Affecting Our Results of Operations

Our business and results of operations are affected by a number of general factors that impact our ability to capitalize on the growth of our total addressable market, including overall economic growth in Hong Kong and globally, technological advancement, geopolitical relations, regulatory oversight and competitive landscape within our industry. Changes in any of these general factors could affect our business and results of operations.

In light of the current stage of our development, particularly our business expansion efforts, we believe our future financial position and operational results depend to a significant extent on (i) market conditions in the capital and financial markets in Hong Kong, (ii) regulatory environment, including rules and regulatory requirements imposed by relevant regulatory authorities and government agencies in Hong Kong, (iii) customer growth and retention, specifically our ability to develop a new client network and maintain existing relationships, (iv) industry competition within the corporate management consulting and asset management sectors in Hong Kong, and (v) our ability to manage our staff costs and expenses, as elaborated below:

Market conditions in the capital and financial markets in Hong Kong

A majority of our business operations were carried out in Hong Kong. Our results of operations and prospects are highly susceptible to any development of change in government policies, as well as economic, social, political and legal development in Hong Kong. Events with adverse impacts on investors’ confidence and risk appetites, such as riots or mass civil disobedience movements and general deterioration of the local economy, may lead to a reduction in investment or trading activities and in turn our business performance. Any change in the Hong Kong local economic, social and political environment, all of which are beyond our control, may lead to a prolonged period of sluggish market activities which would in turn have material adverse impact on our business.

The capital market and the economic conditions in general of Hong Kong are highly sensitive to conditions of the capital markets, political, social and economic conditions in mainland China and globally. When there are unfavorable changes to the global or local market conditions, the capital market and the economy in Hong Kong may experience negative fluctuations in its performance. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in the capital market as a whole and have a negative impact on our business as a whole, the demand for our services, our pricing strategies, the level of our business activities and consequently our revenue derived therefrom, which in turn may have a material adverse effect on our financial condition and operational results.

Regulatory environment, including rules and regulatory requirements imposed by relevant regulatory authorities and government agencies in Hong Kong

The asset management services industry in which our subsidiaries operate is subject to stringent regulation and oversight by various regulatory authorities across different jurisdictions. Many aspects of asset management require obtaining and maintaining approvals, licenses, permits or qualifications from the relevant regulatory bodies. Serious violations of regulatory requirements may lead to investigations and regulatory actions, potentially resulting in penalties, such as reprimands, fines, business restrictions or prohibitions. In severe cases, non-compliance could lead to the suspension or revocation of our licenses, limiting the scope of business we are authorized to conduct. In addition, the relevant regulatory authorities may impose additional regulatory approvals, licenses, permits or qualifications in the future. To date, neither we nor our subsidiaries have been found in material breach of any regulatory requirements. However, any adverse regulatory finding or enforcement action could impact our ability to conduct our business, damage our reputation, and, in turn, have a material adverse effect on our business, financial condition, results of operations, and future prospects.

Our subsidiary, HF IAM, is an entity with Type 4 (advising on securities) and Type 9 (asset management) licenses issued by the SFC and is subject to a number of regulatory requirements under the Hong Kong Securities and Futures Ordinance (SFO) and its subsidiary legislations. It must also comply with codes and guidelines issued by the SFC from time to time, which include maintaining fit and proper personnel at all times, meeting minimum liquidity and paid-up capital requirements, fulfilling notification obligations, submitting audited accounts, filing financial resources returns and annual returns, and ensuring continuous professional training. If HF IAM fails to meet the regulatory capital requirements in Hong Kong, the local regulator may impose penalties or restrict our scope of business, which in turn may have a material adverse effect on our financial condition and results of operations. In addition, the relevant capital requirements may change over time or be subject to different interpretations by the relevant government authorities — factors that are beyond our control. Any increase in, or more stringent enforcement or interpretation of, these capital requirements could adversely affect our business operations.

Customer growth and retention, specifically our ability to develop a new client network and maintain existing relationships

Our corporate management consulting services revenue primarily depends on a limited number of clients. The number of clients we serve is affected by market demands, our brand and reputation, the size of our target client base, our sales channels and client acquisition capabilities, the differentiation and fit of the services provided, the price of our services, referrals from our channels and partners, client retention and referrals, and other factors. Fluctuations in our client base may affect our financial performance and there is no assurance that we will be able to maintain or strengthen our relationships with our clients, as clients may choose to terminate their engagement with us at any time. Similarly, our asset management services are negotiated on a project-by-project basis, leading to potential revenue fluctuations. There is no assurance that clients who have previously engaged our services will do so in the future. As a result, our future financial results may vary depending on our ability to secure new business.

Industry competition within the corporate management consulting and asset management sectors in Hong Kong

There are a large number of existing market participants in the corporate management consulting and asset management industry in Hong Kong that provide services similar to those provided by us. Our larger competitors may have advantages over us, such as stronger brand recognition and reputation, a broader range of value-added services, stronger human and financial resources, a longer operating history, and a wider geographic presence. Additionally, we face competition from local small and medium-sized financial service providers offering comparable services. New players can also enter the market if they employ appropriately qualified professionals and obtain the necessary regulatory licenses and permits. Given the high level of competition, there can be no assurance that we will be able to maintain a competitive advantage in an evolving business environment. In addition, intense competition creates pricing pressure in the markets we serve, potentially forcing us to lower our service fees or commission rates to remain competitive. This could significantly impact our gross margins, particularly during periods of market downturn, which in turn could have a material adverse effect on our market share, financial condition and results of operations.

Our ability to manage our staff costs and expenses

Our employee costs are the largest expense we incur in the operation of our business, and our ability to manage these costs directly affects our results of operations. For the years ended December 31, 2024 and 2023, our employee costs were approximately US$675,932 and US$681,014, respectively, accounting for 64.6% and 57.2% of total operating expenses. For the year ended December 31, 2024, the Company’s labor cost per headcount was approximately $63,000, representing an increase of about 8.6% compared to approximately $58,000 in the prior year. This increase was partly due to the growth in average labor wage, with Hong Kong’s nominal wage index increased by 3.7% in 2024 compared to 2023. These costs consist primarily of salaries, bonuses, and contributions to the mandatory provident fund. Unless we can manage these costs effectively, our financial condition and results of operations may be adversely affected.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of our future trends.

Comparison of Fiscal Years Ended December 31, 2024 and December 31, 2023

	For the Years Ended December 31,			Variance
	2024	2023		Amount	%
Revenue:
Management consulting services	$594,878	$		594,878%
Management consulting services-related parties	779,840		119,534	660,306	552.4%
Fund subscription revenue	637,777			637,777%
Fund management revenue	16,774			16,774%
Total revenues	2,029,269		119,534	1,909,735	1,597.7%
Operating expenses:
Staff costs and employee benefits	$(675,932)		$(681,014)	5,082	(0.7)%
Rental and office expenses	(265,134)		(488,949)	223,815	(45.8)%
Professional fees	(80,650)		(18,723)	(61,927)	330.8%
Depreciation	(8,575)		(1,870)	(6,705)	358.6%
Other administrative expenses	(16,338)		(651)	(15,687)	2,409.7%
Total operating expenses	(1,046,629)		(1,191,207)	144,578	(12.1)%
Income (Loss) from operations	$982,640		$(1,071,673)	2,054,313	191.7%
Other income (expense):					%
Interest income	1,097		1,061	36	3.4%
Gain (Loss) on Investments	3,423		(4,315)	7,738	179.3%
Total other income (expenses), net	$4,520		$(3,254)	7,774	238.9%
Income (Loss) before income taxes	987,160		(1,074,927)	2,062,087	191.8
Income tax expenses (benefits)	120,391		(155,754)	276,145	177.3%
Net income (loss)	$866,769		$(919,173)	1,785,942	194.3%
Weighted average number of ordinary shares outstanding
– basic and diluted*	4,003,534		4,000,000	3,534	0.1%
Earnings (Loss) per share
Basic and diluted*	$0.22		$(0.23)	0.45	195.7%

____________

*        We effected a stock split at a ratio of 1-to-400 on February 24, 2025 by issuing new shares to its shareholders in the same proportion. All references to numbers of ordinary shares and per-share data were adjusted to reflect such issuance of shares on a retrospective basis.

Revenues

We generate revenue primarily through providing corporate management consulting services and asset management services. Total revenues increased by US$1,909,735 or 1,597.7%, from US$119,534 for the year ended December 31, 2023, to US$2,029,269 for the year ended December 31, 2024. The following table sets forth a breakdown of our revenues:

	For the Years Ended December 31,					Variance
	2024		2023			Amount	%
	Revenue	%	Revenue		%
Corporate management consulting services:
Management consulting services	$594,878	43.3	$			594,878%
Management consulting services-related parties	779,840	56.7		119,534	100.0	660,306	552.4%
Total	1,374,718	100.0		119,534	100.0	1,255,184	1,050.1%
Asset management services:
Fund subscription revenue	637,777	97.4				637,777%
Fund management revenue	16,774	2.6				16,774%
Total	$654,551	100.0	$			654,551	100.0%

Corporate management consulting services

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Starchain specializes in delivering structured and tailored consulting solutions to meet the unique needs of our clients. Specifically, these services include:

(i)     Management consulting — providing strategic insights and recommendations to drive business growth, delivering performance management reports, advising on key performance indicators (KPIs) and how to measure and optimize performance effectively; and

(ii)    Regulatory compliance and governance consulting — providing comprehensive regulatory and compliance consulting services, assisting to mitigate compliance risks and adopt best practices for corporate governance, ensuring compliance during company setup and maintaining statutory records to uphold proper corporate governance.

Total revenue from corporate management consulting services increased by approximately US$1,255,184 or 1,050.1%, from US$119,534 for the year ended December 31, 2023, to US$1,374,718 for the same period in 2024. The increase was driven by Starchain signing seven new clients in 2024, resulting in an increase in corporate management consulting services revenue of US$594,878 in 2024. In addition, in 2024, Starchain introduced new corporate management consulting services to its largest client, HF Holdings, which led to an increase in corporate management consulting services revenue from related parties of approximately US$660,306, a 552.4% rise compared to 2023.

Asset management services

Through our wholly owned subsidiaries, HF Fund SPC, HF CM and HF IAM, we provide asset management services including fund subscription and fund management services, and receive subscription fees and management fees accordingly. HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM provides fund management services to HF Fund SPC, including portfolio management, compliance with investment mandates, and executing investment decisions.

As of date of this prospectus, HF CM acts as the fund manager of the Global Innovation SP portfolio under HF Fund SPC, while HF IAM serves as the investment advisor to this portfolio. The Global Innovation SP portfolio primarily invests in public equities of global technology companies that demonstrate unique innovation and high growth potential in the AI and blockchain sectors. HF Fund SPC’s investors mainly consist of high-net-worth individuals and private companies qualified as professional investors in Hong Kong.

Total asset management revenue increased by approximately US$654,551 from nil for the year ended December 31, 2023 to US$654,551 for the same period in 2024. The increase resulted from the launch of our asset management services business in 2024.

Asset management services revenue consists of fund subscription revenue and fund management revenue. HF CM serves as an asset manager, advising clients on identifying and subscribing to high-quality assets that align with their financial objectives and risk preferences. The subscription fee is typically charged at 2% of the total subscription amount. In addition, management fee is generally charged at 1.2% per annum of the total subscription amount, payable monthly. Fund subscription revenue increased by approximately US$637,777 from nil for the year ended December 31, 2023 to US$637,777 for the same period in 2024. Compared to the year ended December 31, 2023, fund management revenue increased by US$16,774 in 2024.

Operating Expenses

	For the Years Ended December 31,				Variance
	2024		2023		Amount	%
	Amount	%	Amount	%
Staff costs and employee benefits	$(675,932)	64.6	(681,014)	57.2	5,082	(0.7)%
Rental and office expenses	(265,134)	25.3	(488,949)	41.0	223,815	(45.8)%
Professional fees	(80,650)	7.7	(18,723)	1.5	(61,927)	330.8%
Depreciation	(8,575)	0.8	(1,870)	0.2	(6,705)	358.6%
Other administrative expenses	(16,338)	1.6	(651)	0.1	(15,687)	2,409.7%
Total	$(1,046,629)	100.0	(1,191,207)	100.0	144,578	(12.1)%

Our operating expenses primarily consist of staff costs and employee benefits, rental and office expenses, professional fees, depreciation, and other expenses. Our total operating expenses decreased by approximately US$144,578, or 12.1%, from approximately US$1,191,207 for the year ended December 31, 2023, to approximately US$1,046,629 for the year ended December 31, 2024. This decrease was mainly due to a reduction of approximately US$223,815 in rental and office expenses for the year ended December 31, 2024.

Our staff costs and employee benefits decreased by approximately US$5,082, or 0.7% from approximately US$681,014 for the year ended December 31, 2023, to US$675,932 for the year ended December 31, 2024. The decrease was mainly due to personnel changes related to our business transition in 2024.

Our rental and office expenses decreased by approximately US$223,815, or 45.8% from approximately US$488,949 for the year ended December 31, 2023, to approximately US$265,134 for the year ended December 31, 2024. The main reason for the reduction is that, in order to support business transformation, improve office efficiency, and reduce costs, we terminated a lease in June 2024.

Our professional fees increased by approximately US$61,927, or 330.8% from approximately US$18,723 for the year ended December 31, 2023, to approximately US$80,650 for the year ended December 31, 2024. This increase was primarily due to the increase in outsourced consulting fees, legal fees and other related expenses as a result of the expansion of our operations and the incorporation and acquisition of new subsidiaries in 2024.

Depreciation increased by approximately US$6,705, or 358.6% from approximately US$1,870 for the year ended December 31, 2023 to approximately US$8,575 for the year ended December 31, 2024. This is due to the purchase of office furniture and equipment in July 2024.

Other administrative expenses increased by approximately US$15,687 in 2024 compared to 2023. This increase was primarily due to the registration fees and other related fees incurred as we launched our asset management services.

Other (income) expenses

Our other (income) expenses mainly represented interest income and gain (loss) on investments. Our other (income) expenses increased by approximately US$7,774, or 238.9%, from net expense of approximately US$3,254 for the year ended December 31, 2023 to net income of approximately US$4,520 for the year ended December 31, 2024, which was primarily due to fluctuations in the fair value of short-term investments held by us resulted in the recognition of a US$4,315 loss in 2023, and in 2024 we disposed of the above short-term investments with a gain on disposal of US$3,432.

Income tax

We are subject to income tax on an entity basis on profit arising in or derived from the jurisdiction in which we and our subsidiaries operate.

Cayman Islands

Hang Feng and HF Fund were incorporated in the Cayman Islands and are not subject to taxation. In addition, upon payments of dividends by these entities to their shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current laws of the British Virgin Islands, we are not subject to tax on income or capital gains. However, the income of HF CM, a wholly owned subsidiary of us that was established in BVI, may be recognized by the Hong Kong Inland Revenue Department as being subject to income tax, because its operations and management are located in Hong Kong. We accrued this portion of income taxes based on taxable income in an amount of US$80,640 at the end of 2024.

Hong Kong

Under the Inland Revenue (Amendment) (No. 3) Ordinance 2018, a two-tier profits tax rate system is introduced with effect from the year of assessment 2018/19. The profits tax rate for the first HK$2,000,000 (approximately US$256,000) of a corporation’s assessable profits will be reduced to 8.25%, while assessable profits in excess of HK$2,000,000 (approximately US$256,000) will continue to be taxed at a rate of 16.5%.

Our income tax expense increased by approximately US$276,145, or 177.3% in 2024 as compared to 2023. The increase was primarily due to the fact that Starchain recognized an income tax benefit of US$155,754 for the year ended December 31, 2023 due to a loss, while a total of US$120,391 of income tax expense was accrued for the year ended December 31, 2024 based on taxable income by HF CM and Starchain.

Net income

Our net income increased by approximately US$1,785,942, or 194.3% from a net loss of approximately US$919,173 for the year ended December 31, 2023 to net profit of approximately US$866,769 for the year ended December 31, 2024, which was mainly due to the reasons discussed above.

Liquidity and Capital Resources

The following table sets forth our current assets and current liabilities as of the dates indicated:

	As of December 31,
	2024	2023
	US$	US$
Current assets
Cash	2,534,502	74,898
Short-term investment	—	30,775
Accounts receivable, net	55,266	—
Other receivables and prepaid expenses	152,805	138,183
Receivable from shareholders	3,000,000
Total current assets	5,742,573	243,856

Current liabilities
Account payable	65,314	14,970
Deferred revenue	448,253	—
Other payables and accrued liabilities	162,073	57,960
Other payables – related parties	1,362,951	3,151,032
Taxes payable	81,046	—
Total current liabilities	2,119,637	3,223,962
Net current assets	3,622,936	(2,980,106)

Short-term investment

Short-term investment represented investment in public shares of Hong Kong listed company and mutual funds owned by Starchain. Starchain disposed of all of the short-term investments in 2024, short-term investments as of December 31, 2024 decreased from US$30,775 as of December 31, 2023 to nil.

Accounts Receivable

Our accounts receivable balance increased by approximately US$55,266 from nil as of December 31, 2023 to approximately US$55,266 as of December 31, 2024. The accounts receivable balance of US$55,266 as of December 31, 2024 was collected in January 2025.

Other receivables and prepaid expenses

Other receivables and prepaid expenses includes rental deposits and advance payments made to vendors for certain services. The increase in other receivables and prepaid expenses by approximately US$14,622, or 10.6%, from approximately US$138,183 as of December 31, 2023 to approximately US$152,805 as of December 31, 2024 was mainly due to the increase in advance payments made to vendors.

Receivable from shareholders

Hang Feng issued new shares to five individual investors at the end of 2024, with $3 million receivable from these investors as of December 31, 2024, which was subsequently received on January 9, 2025.

Accounts payable

Accounts payable mainly represented consulting services fees accrued as Starchain delegated part of the tasks to third-party companies depending on the scope of its corporate management consulting services. Our account payable increased by approximately US$50,344, or 336.3%, from approximately US$14,970 as of December 31,2023 to approximately US$65,314 as of December 31, 2024. The increase was primarily due to an increase in the number of clients and the volume of corporate management consulting services business in 2024 and a corresponding increase in consulting services that we outsourced to third parties.

Deferred revenue

Deferred revenue represented advance payments received from customers before all of the relevant criteria for revenue recognition are met. These payments are non-refundable and are recognized as revenue when performance obligation is satisfied or upon contract expiry. Our deferred revenue increased by approximately US$448,253 as of December 31, 2024, as compared to December 31, 2023, which was mainly due to the corresponding increase in payments received by Starchain as the number of corporate management consulting clients and corporate management consulting business volume increased.

Other payables and accrued liabilities

Our other payables and accrued liabilities mainly include accrued operating expenses and consideration payable in connection with the acquisition of 100% of equity interest in Shine Prosperity. Our other payables and accrued liabilities increased by approximately US$104,113, or 179.6%, from approximately US$57,960 as of December 31, 2023 to approximately US$162,073 as of December 31, 2024. The increase was mainly due to our acquisition of equity interests of Shine Prosperity at the end of 2024 with the payment made on January 28, 2025.

Other payables — related parties

Our other payables — related parties represented loans from YEUNG, Sing Yuet Sherry and HF Holdings. The decrease in our other payables-related parties by approximately US$1,788,081, or 56.7% from approximately US$3,151,032 as of December 31, 2023 to approximately US$1,362,951 as of December 31, 2024 was primarily due to the repayment of a portion of loan owed to YEUNG, Sing Yuet Sherry in 2024.

Taxes payable

Taxes payable represented income tax accrued by HF CM. Although HF CM was incorporated in BVI, its income may be recognized by the Hong Kong Inland Revenue Department as being subject to income tax as its operations and management are located in Hong Kong. We accrued this portion of income taxes based on taxable income in an amount of US$81,046 at the end of 2024.

Cash Flows

Comparison of Fiscal Years ended December 31, 2024 and 2023

The following table sets forth a summary of our cash flows information for the years indicated:

	For the years ended December 31,
	2024	2023
	US$	US$
Net cash provided by (used in) operating activities	1,362,922	(1,134,227)
Net cash provided by investing activities	64,566	—
Net cash provided by financing activities	1,029,196	1,191,550
Net change in cash and cash equivalents	2,456,684	57,323
Cash at the beginning of year	74,898	14,638
Net foreign exchange differences	2,920	2,937
Cash at the end of year	2,534,502	74,898

Operating activities

Our cash inflow from operating activities was principally from the revenue from corporate management consulting services and asset management services, while our cash outflow used in operating activities principally consisted of payment of staff costs and employee benefits, rental and office expenses and other operating expenses.

Net cash generated from or used in operating activities reflects our net profit (loss) adjusted for (i) Depreciation charge of our property and equipment; (ii) Gain (loss) on Short-term investment; and (iii) the effects of changes in operating assets and liabilities, which mainly comprised our accounts receivables, other receivables and prepaid expenses, deferred tax assets, accounts payable, other payable and accrued liabilities, deferred revenue and taxes payable.

For the year ended December 31, 2023, our net cash used in operating activities was approximately US$1,134,227, comprising (i) a net loss of US$919,173, adjusted for non-cash depreciation of US$1,870, unrealized loss on short-term investment of US$4,315; (ii) net changes in the operating assets and liabilities, primarily comprising of (a) an increase in other receivables and prepaid expenses of US$138,183; (b) increase in deferred tax assets of US$155,986; (c) an increase in accounts payable of US$14,970; and (d) an increase in other payable and accrued liabilities of US$57,960.

For the year ended December 31, 2024, our net cash provided by operating activities was approximately US$1,362,922, comprising (i) a net income of US$866,769 adjusted for non-cash depreciation of US$8,575, gain on short-term investment of US$3,423; (ii) net changes in the operating assets and liabilities, primarily comprising of (a) an increase in accounts receivable of US$55,266; (b) an increase in other receivables and prepaid expenses of US$14,622; (c)decrease in deferred tax assets of US$38,709; (d) an increase in accounts payable of US$50,344; (e) an decrease in other payable and accrued liabilities of US$27,417; (f) an increase in deferred revenue of US$418,207; and (g) an increase in taxes payable of US$81,046.

Investing activities

Our cash generated from investing activities represented payments made for the purchase of office furniture and equipment of US$39,936, proceed from sale of short-term investment of US$30,986 and cash acquired from business acquisition of US$73,516.

Financing activities

Our cash generated from financing activities was principally loans from a director of Starchain and HF Holdings.

For the year ended December 31, 2023, our cash generated from financing activities was approximately US$1,191,550, consisting of loans from a director of Starchain.

For the year ended December 31, 2024, our cash generated from financing activities was approximately US$1,029,196, consisting of (i) loans from a director of Starchain and HF Holdings of US$1,079,196 being offset by repayment of loans to a director of Starchain of approximately US$3,050,000; and (ii) proceeds from issuance of ordinary shares of approximately US$3,000,000.

Lease

We account for leases in accordance with ASC Topic 842, Leases (“ASC 842”). We determine if an arrangement is a lease at inception. All of our leases are operating leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in our office lease. We reviewed the underlying objective of each contract, the terms of the contract, and consider our current and future business conditions when making these judgments.

We elected not to record assets and liabilities for leasing arrangements on the consolidated balance sheet because all of our leases had a lease term of 12 months or less for the years ended December 31, 2024 and 2023 and we currently do not have a long-term lease agreement, and may decide later whether to sign a long-term lease based on the development of our business. We recognize lease expenses for such leases on a straight-line basis over the lease term.

Material Cash Requirements

The following table illustrates the minimum regulatory capital as established by the SFC that our subsidiary, HF IAM, is required to maintain as of December 31, 2024 and the actual amounts of capital that were maintained:

	As of December 31, 2024
	Minimum Regulatory capital requirement	Capital levels maintained	Excess net capital	Percent of requirement maintained
	HKD’000	HKD’000	HKD’000
HF IAM	100	3,570	3,470	35.70

Capital Expenditures

Starchain purchased fixed assets in the amounts of nil and US$39,936 for the years ended December 31, 2023 and 2024, respectively.

Holding Company Structure

Hang Feng Technology Innovation Co., Ltd. is a holding company with no material operations of its own. We conduct our operations mainly through our subsidiaries. As a result, our ability to pay dividends depends upon dividends paid by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

A significant portion of our operations and revenue are conducted and generated by our wholly-owned subsidiaries, Starchain and HF CM for the years ended December 31, 2023 and 2024. The ability of these operating subsidiaries to pay dividends to us may be restricted due to the availability of cash balances of these operating subsidiaries.

As of December 31, 2024 and 2023, there were no material contingencies, significant provisions of long term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of us, except for those which have been separately disclosed in the prospectus, if any.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the consolidated financial statements include revenue recognition, the useful lives of property and equipment and intangible assets and impairment of long-lived assets. Actual results could differ from these estimates.

Accounts receivable

We adopted Accounting Standards Codification “Financial Instruments — Credit Losses” (“ASC 326”) on January 1, 2023. Accounts receivables are presented net of an allowance for doubtful accounts. We maintain an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses as an offset to assets such as accounts receivable, and the estimated credit losses charged to the allowance is classified as “Asset impairment loss” in statements of operations and comprehensive income. We assess collected ability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when identify specific customers with known disputes or collected ability issues.

In determining the amount of the allowance for credit losses, we consider historical collectability based on past due status, the age of the receivable balances, credit quality of our customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. Bad debts are written off as incurred. No allowance was required as of December 31, 2024 and 2023. We had no bad debt expense for the years ended December 31, 2024 and 2023. The accounts receivable balance of US$55,266 as of December 31, 2024 was collected in January 2025.

Receivable from shareholders

Hang Feng issued new shares to five investors on December 30, 2024, and they recognized US$3 million receivable from these investors as of December 31, 2024, which was subsequently received on January 9, 2025.

Intangible assets, net

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to either be finite or indefinite based on the nature of the intangible assets. Our intangible assets represent Type 4 and Type 9 licenses acquired which allows HF IAM to conduct Type 4 (advising on securities) and Type 9 (asset management) regulated activities under the SFO in Hong Kong. Management has determined that such assets have indefinite useful lives. These intangible assets are not amortized and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are also evaluated annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Impairment for long-lived assets

We review long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future pre-tax cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset Company), when the market prices are not readily available.

The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2024 and 2023, no impairment of long-lived assets was recognized.

Deferred revenue

Deferred revenue represents advance payments received from customers before all of the relevant criteria for revenue recognition are met.

Revenue recognition

We applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented.

The core principle underlying the revenue recognition standard is that we will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which we expect to be entitled in such exchange.

This will require us to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer. Under the guidance of ASC 606, we are required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) we satisfy our performance obligation. Revenue is recognized when promised goods or services are transferred to the client in an amount that reflects the consideration expected in exchange for those goods or services.

We are engaged in the provision of management consulting services, asset and fund management services. The service offerings mainly comprise the following:

Type I. Corporate Management Consulting Service

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Starchain specializes in delivering structured and tailored consulting solutions to meet the unique needs of our clients. Specifically, these services include:

(i)     Management consulting — providing strategic insights and recommendations to drive business growth, delivering performance management reports, advising on key performance indicators (KPIs) and how to measure and optimize performance effectively; and

(ii)    Regulatory compliance and governance consulting — providing comprehensive regulatory and compliance consulting services, assisting to mitigate compliance risks and adopt best practices for corporate governance, ensuring compliance during company setup and maintaining statutory records to uphold proper corporate governance.

Starchain enters into consulting agreements with its customers for the provision of management consulting services. The scopes of work under management consulting services can vary from contract to contract.

Such contracts generally stipulates us to fulfil certain discrete tasks such as submitting relevant reports (such as market research reports, regulatory compliance reports, business development reports) in accordance with the clients’ specific requirements within the specified time frame. The contract term generally requires the client to pay upfront payment upon signing the contract and outlines distinguishable price of each separate service, the criteria for completion of each service and the terms of payment. As this type of contract involves several unrelated, divisible or distinct tasks, we conclude that each service under the contract to be accounted for as a separate performance obligation. Revenue is recognized based on the point in time of receiving confirmation letters from clients because it is the time when the performance obligation for consulting services is satisfied.

Apart from the above mentioned services, Starchain is also engaged to provide execution services over a certain period of time, such as assisting the client in maintaining client relationships, improving operational efficiency, liaising with various professional parties etc. We conclude that such services (i) is distinct and (ii) meets the criteria for recognizing revenue over time.

For corporate management consulting service, Starchain considers itself as provider of the services as it has control of the specified services at any time before it is transferred to the customers which is evidenced by (i) Starchain is primarily responsible for the services provided (ii) having rights in select third party vendors for simple services and establish pricing (iii) Starchain does integrate different services by itself and outsourced vendors with the its promise to provide the services according to the contract. Therefore, Starchain acts as the principal of these arrangements and reports revenue on a gross basis.

Type II. Asset Management Service

Through our wholly owned subsidiaries in the Cayman Islands, British Virgin Islands, and Hong Kong — namely HF Fund SPC, HF CM, and HF IAM — we currently offer asset management services exclusively to professional investors.

HF Fund SPC is an open-ended investment fund regulated by the CIMA, and focuses its investment in the secondary market, primarily targeting publicly listed companies in the global technology and innovation sectors. HF CM is an approved investment manager registered with the FSC, and acts as the investment manager of HF Fund SPC. HF IAM is an entity with Type 4 (advising on securities) and Type 9 (asset management) licenses issued by the SFC. It is qualified to provide asset management services to professional investors, including discretionary account management services, fund management, and other customized investment solutions.

HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM provides fund management services to HF Fund SPC, including portfolio management, compliance with investment mandates, and executing investment decisions.

As of date of this prospectus, HF CM acts as the fund manager of the Global Innovation SP portfolio under HF Fund SPC, while HF IAM serves as the investment advisor to this portfolio. The Global Innovation SP portfolio primarily invests in public equities of global technology companies that demonstrate unique innovation and high growth potential in the AI and blockchain sectors. HF Fund SPC’s investors mainly consist of high-net-worth individuals and private companies qualified as professional investors in Hong Kong.

As part of our business strategic transition, we are planning to expand the asset management services to a more tailored and sophisticated approach to investment management. This includes (i) discretionary account management services, where the fund managers will actively manage client portfolios based on predefined investment objectives, risk tolerance, and market conditions; and (ii) customized investment solutions, providing clients with personalized strategies that align with their unique investment preferences and long-term objectives. By combining in-depth market research, AI-driven analytics, and active portfolio management, we aim to enhance investment outcomes and deliver value-driven solutions that meet the evolving needs of our clients. The launch of these new services is contingent on several factors, including the necessary regulatory license and a stronger partnership with professional partners. As of the date of this prospectus, HF IAM has submitted its application for the Type 1 (dealing in securities) license to SFC, which is pending as of the date of this prospectus. We are also working to establish strategic partnerships with professional services providers in the industry to expand our client base.

1. Fund subscription services

We act as an invest manager between funds and fund subscribers to provide fund subscription services and charges fund subscription fee at a fixed rate of the total subscription amount to fund subscriber through funds when the subscription of funds is completed. Fund subscription fee charged to fund subscribers for subscription of funds is recognized at a point in time when participating share is successfully subscribed in accordance with the provisions of the service contract.

The entire service fee from clients is non-refundable and there is no variable consideration, significant financing components or non-cash consideration in the contracts. Therefore, we conclude that fund subscription services to be accounted for as a single performance obligation and the fees as stipulated in the contract is recognized based on the point in time when the subscription of funds is completed.

2. Fund management services

We act as an investment manager to the fund and provide investment services in exchange for monthly fee at a fixed rate of the total subscription amount. We enter a distinct contract with our clients for the provision of fund management services. We conclude that each monthly fund management services (i) is distinct and (ii) meets the criteria for recognizing revenue over time. In addition, we conclude that the services provided each month are substantially similar and result in the transfer of substantially similar services to the clients each month.

For asset management service, we consider ourselves as provider of the services, which is evidenced by (i) we are primarily responsible to provide asset management services to our customers; (ii) we have discretion in establishing the price for such services; and (iii) we bear the risk of the services. Therefore, we act as the principal of the arrangements and reports revenue on a gross basis.

The benefit consumed by the clients is substantially similar for each month, even though the exact volume of services may vary. Therefore, we conclude that the monthly fund management service satisfies the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation. We recognize revenue on a monthly basis as it meets performance obligations throughout the term of the contract based on the fees set forth in the fund management service contract.

Concentration of credit risk

We are exposed to market risks in the ordinary course of our business, which primarily relate to credit risk, interest rate risk, foreign currency risk and inflation risk.

Credit risk

Assets that potentially subject us to a significant concentration of credit risk primarily consist of cash, accounts receivable. We believe that there is no significant credit risk associated with cash, which were held by reputable financial institutions in the jurisdictions where we and our subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of approximately US$64,000 if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2024 and 2023, cash balance of approximately US$2,534,502 and US$74,898, respectively, was maintained at financial institutions in Hong Kong.

We have designed their credit policies with an objective to minimize their exposure to credit risk. Our accounts receivable are short term in nature and the associated risk is minimal. We conduct credit evaluations on our clients and generally does not require collateral or other security from such clients. We periodically evaluates the creditworthiness of the existing clients in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients. The risk with respect to accounts receivable is mitigated by credit evaluations we perform on our customers and our ongoing monitoring processes of outstanding balances.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used any derivative financial instruments to manage our interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign currency risk

The reporting currency of us is U.S. Dollar. To date a large portion of the revenues and expenses are denominated in Hong Kong Dollar and a large portion of the assets and liabilities are denominated in Hong Kong Dollars. There was no significant exposure to foreign exchange rate fluctuations, and we have not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations, other than its impact on the general economy. Nonetheless, if our operating expenses were to become subject to inflationary pressures, we may not be able to fully offset such higher operating expenses through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies”.

INDUSTRY

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Overview of Corporate Management Consulting Industry in Hong Kong

Corporate management consulting in Hong Kong has evolved into a vital sector as businesses increasingly seek expert guidance to navigate complex challenges. The industry is characterized by a diverse range of services aimed at improving organizational performance, strategic decision-making, and operational efficiency.

Professional Standards and Regulation

The Institute of Management Consultants Hong Kong (“IMCHK”) plays a crucial role in maintaining high professional standards within the industry. It sets rigorous certification processes for management consultants and promotes ethical practices among its members. This self-regulation ensures that clients receive quality services from qualified professionals.

Service Providers

The consulting industry in Hong Kong is renowned for its leading position in the Asia Pacific region, particularly in areas of logistics, telecommunications strategy, privatization, mobile strategy, service quality and governance. Most of the world’s leading consulting firms such as Accenture, AT Kearney, McKinsey & Company, Mercer Management Consulting, The Boston Consulting Group and the Big Four accounting firms, i.e., PricewaterhouseCoopers, KPMG, Deloitte and Ernst & Young, have established a presence in Hong Kong. They are attracted by the territory’s pool of experienced professionals, easy access to technology and valuable client base. The majority of consulting firms in Hong Kong are local, small- to medium-sized general management firms, typically set up by former consultants of the international players or former senior executives of multinational corporations. Many of the consulting firms in Hong Kong are engaged in human resources consulting services, business administration and management, overseas business consultancy, and marketing and sales.

The profession is represented by the Management Consultancies Association of Hong Kong. In addition, IMCHK, a member of the International Council of Management Consulting Institutes (ICMCI), serves to push the level of professionalism and provides examinations for certifying management consultants with an international designation which is the Certified Management Consultant (CMC).

Industry Development

Hong Kong’s management consulting industry continues to expand due to the city’s position as a major international financial center. This industry comprises an integrated network of institutions and markets, including over 220 banking institutions from more than 30 countries (including local representative offices of overseas banking institutions), an open insurance market with over 160 authorized insurers, and numerous investment houses. These provide an extensive client base and significant opportunities for management consulting in fields of corporate and business strategy, financial management, marketing strategy, etc.

As a renowned international business center, Hong Kong is also well-positioned to provide consultancy services to multinational corporations and other companies in Hong Kong, mainland China and the region. Hong Kong’s pool of experienced multi-lingual consultants, the majority of whom speak a mix of Cantonese, Putonghua and English, ensures effective communication in addition to their quality consulting services.

Environmental, social and corporate governance (ESG) issues are one of the trending areas of interest in global business. In order to raise ESG awareness, all listed companies on the Hong Kong Stock Exchange are required to publish annual ESG reports. In view of the growing importance of ESG, businesses are seeking ESG-related management consulting services. Hong Kong’s management consulting firms are well placed to provide a wide range of services, including report and review writing, employee training, performance assessment and audits. According to the estimates of an online platform for the advisory and consulting industry (consultancy.uk), the global ESG management consulting market is projected to grow at a CAGR of 17% between 2022 and 2027.

Overview of the Asset Management Industry in Hong Kong

The asset management industry in Hong Kong is a vital component of the region’s financial services sector, characterized by significant growth and diversification.

Breakdown of Asset Management Business

	Assets under management (AUM) of relevant businesses (HK$ bn) For the year ended December 31,
	2022	2023
Asset and wealth management business	30,541	31,193
Asset management and fund advisory business	22,388	23,060
Assets held under trusts	5,006	5,188
Source: Securities and Futures Commission

•        Asset and Wealth Management Business

As of December 31, 2023, Hong Kong’s asset and wealth management business boasted an AUM of $31,193 billion (US$3,993 billion), marking a 2% year-on-year increase. The sector experienced net fund inflows of $389 billion (US$50 billion) during 2023. A significant portion of the assets, 64% or $19,357 billion, came from non-Hong Kong investors. Assets from investors outside Mainland China and Hong Kong represented 54% of the business, amounting to $16,452 billion. The industry employed 53,883 individuals in 2023, with those in asset management and related support functions comprising 44% of the workforce, totaling 23,483 staff, a 2% increase from the prior year.

•        Asset Management and Fund Advisory Business

The asset management and fund advisory business in Hong Kong experienced a 3% year-on-year increase in AUM, reaching $23,060 billion, and recorded net fund inflows of $48 billion for the year. This growth was primarily fueled by the increased value of clients’ portfolio assets, along with net fund inflows. Licensed corporations, registered institutions, and insurance companies conduct this business, with fund advisory services mainly provided from Hong Kong to overseas management firms. Assets managed in Hong Kong constituted 55% of the AUM of the asset management business, with 45% of these assets invested in equities. The number of firms licensed for asset management (Type 9 regulated activity) in Hong Kong increased by 3% during 2023, from 2,069 to 2,127.

•        Assets Held under Trusts

Assets held under trusts in Hong Kong amounted to $5,188 billion as of 31 December 2023, up 4% from a year earlier. 88% of the assets held under trusts (i.e., $4,573 billion) were managed by LCs or RIs.

•        Other Statistics

As of December 31, 2023, the number of Hong Kong-domiciled SFC-authorised funds reached 914, with their net asset value (NAV) increasing by 5% year-on-year to $1,351 billion (US$173 billion). This growth continued into 2024, with the NAV further increasing by 3% to $1,390 billion (US$178 billion) by the end of the first quarter. These funds saw net inflows of $87 billion (US$11.1 billion) during 2023, and an additional $33 billion (US$4.2 billion) during the first quarter of 2024. Furthermore, the number of SFC-authorised ESG funds experienced significant growth, increasing by 24% year-on-year to 219 as of December 31, 2023, with their total AUM rising by 20% to $1,325 billion (US$170 billion). Finally, the number of registered open-ended fund companies (OFCs) more than doubled, increasing by 118% year-on-year to 244.

Ranges of Services

The asset management business comprises assets management, advisory business, private wealth management and other banking activities. As of September 2024, there were 2,988 SFC-authorized collective investment schemes, including 2,386 unit trusts and mutual funds, 320 investment-linked assurance schemes, 256 pension or MPF-related funds, 11 REITs and 15 paper gold schemes.

Service Providers

Hong Kong is a major regional asset management center with a large concentration of international fund managers in Asia. According to an SFC survey, approximately 64% of investment funds (excluding REITs) were sourced from outside Hong Kong in 2023. Despite that, assets managed in Hong Kong made up over 55% of the asset management business. In 2023, 58% of the assets managed in Hong Kong (about HK$6.6 trillion) were invested in the Asia-Pacific region — HK$2.63 trillion in Hong Kong, HK$1.93 trillion in mainland China, HK$510 billion in Japan and HK$1.54 trillion in the rest of the Asia-Pacific region.

Market Opportunities and Growth

Major drivers propelling the development of Corporate Management Consulting and Asset management market in Hong Kong

The development of the Corporate Management Consulting and Asset Management markets in Hong Kong is being significantly influenced by various factors, particularly in light of the capital market trends observed in 2024 and the outlook for 2025. As demand for professional corporate consulting services increases, companies are focusing on enhancing their brand and corporate image while aligning with policy and market trends. This involves refining their service offerings to meet specific client needs, effectively managing market capitalization, and improving overall corporate reputation.

Robust Capital Market Activity

In 2024, Hong Kong’s capital markets demonstrated resilience with significant IPO activity, raising approximately HK$87.5 billion from 71 listings. This momentum is expected to continue into 2025, with projections of around 80 IPOs generating between HK$130 billion and HK$150 billion. Such activity creates a demand for consulting services related to IPO readiness, regulatory compliance, and strategic positioning. With the expected continuous expansion in the capital markets of Hong Kong and the increase in the number of listed companies, the demand for Corporate Management Consulting and Asset management services is expected to increase.

(source:https://www.hkex.com.hk/-/media/HKEX-Market/Market-Data/Statistics/Consolidated-Reports/Annual-Market-Statistics/2024FY-Ann-Mkt-Stat_eng.pdf)

Increasing Demand for Corporate Management Consulting Services

The rising number of listed companies in Hong Kong has led to an increased demand for professional corporate management consulting services. Businesses are seeking to enhance their brand presence and corporate image to stand out in a competitive marketplace. This demand is driven by the need to stay aligned with evolving policies and market trends, necessitating a more refined approach to service offerings. Effective market capitalization management and corporate image enhancement have become crucial for companies aiming to attract investors and maintain a positive public perception.

Embracing Digitalization and Tailored Services

The ongoing digitalization of global business practices is reshaping how consulting and asset management services are delivered. The increasing use of AI tools allows for greater efficiency and refined service offerings that cater specifically to client needs. In corporate management consulting, there is a noticeable shift towards providing tailored services that meet the unique requirements of each client. Similarly, asset management is transforming into a custom investment advisory model that leverages AI-driven solutions for risk management.

Entry Barriers

Corporate Management Consulting in Hong Kong

The corporate consulting market in Hong Kong is highly competitive and characterized by low market concentration. The operational requirements for a corporate consulting firm do not necessitate substantial capital investment or specific professional qualifications, resulting in relatively low barriers to entry for new entrants. Consequently, new local consulting firms may emerge, intensifying competition within the market. Established service providers typically possess years of experience, a strong talent pool, reputable standing, extensive client bases, and a history of network accumulation. These firms often leverage their international backgrounds and diversified business models to compete effectively by establishing a presence in Hong Kong or acquiring existing consulting firms. The leading firms include:

McKinsey Hong Kong:    McKinsey Hong Kong is a leading management consulting firm that helps clients across various sectors achieve sustainable growth. With a presence in Hong Kong since 1985, McKinsey provides strategic advice on transformation, innovation, and performance improvement. The firm works closely with clients to address complex business challenges and drive long-term success.

Deloitte Advisory (Hong Kong) Limited:    Deloitte Advisory (Hong Kong) Limited offers a wide range of advisory services, including management consulting, financial advisory, and risk management. Deloitte leverages technology to enhance business performance and provides expertise in areas such as digital transformation, cybersecurity, and data analytics. The firm’s advisory services are designed to help clients navigate complex regulatory environments and capitalize on emerging opportunities.

Ernst & Young Advisory Services Limited:    Ernst & Young Advisory Services Limited is a global leader in professional services, providing audit, tax, and transaction advisory services to clients in Hong Kong and beyond. EY’s advisory services focus on helping businesses improve performance, manage risk, and achieve strategic objectives. The firm’s expertise spans sectors such as financial services, technology, and healthcare, offering tailored solutions to meet the unique needs of each client.

Asset Management in Hong Kong

Entering the asset management industry in Hong Kong presents several challenges. New entrants must navigate licensing requirements, which involve obtaining approvals from the Securities and Futures Commission (SFC) for regulated activities. Firms must also comply with various regulations, such as the Fund Manager Code of Conduct (FMCC), covering aspects like securities lending and liquidity management. Establishing an entity in Hong Kong requires incorporation and registration with relevant authorities. Additionally, compliance costs are rising due to regulations like AML/KYC, posing a barrier for smaller firms. The market is highly competitive, with many established players, making it difficult for new firms to differentiate themselves. Furthermore, attracting and retaining skilled talent is challenging due to competition from other financial hubs like Singapore. Despite these barriers, Hong Kong remains an attractive destination for asset management due to its strategic location and favorable business environment. Key players as followed:

Value Partners Group Limited (806.HK):    A Hong Kong-based asset management company founded in 1993. It is one of Asia’s largest independent asset management firms. Value Partners was the first asset management firm listed on the Hong Kong Stock Exchange in 2007. They offer world-class investment services and products for institutional and individual clients globally. The company employs a value investing strategy for its funds. As of December 31, 2024, Value Partners had approximately US$5.1 billion in assets under management. Their investment strategies cover equities, fixed income, alternatives, multi-asset, and quantitative investment solutions. Value Partners has offices in Beijing, Shanghai, Shenzhen, Singapore, Kuala Lumpur, and London.

GoFintech Quantum Innovation Limited (290.HK):    Established in 2009 and publicly listed on the Hong Kong Stock Exchange, offers diverse financial services including investment banking, securities brokerage, asset management, and margin financing. GoFintech also stands out through its focus on fintech innovations like AI and blockchain. The company strives to be a one-stop financial technology service platform catering to diverse client needs. Recently, GoFintech has strategically deepened its efforts in quantum technology, and has established a segregated portfolio company (SPC) in the Cayman Islands for investing in innovative companies in this field.

The corporate consulting and asset management markets in Hong Kong are marked by a competitive landscape with both established firms and emerging players vying for market share. The presence of prominent global firms alongside local specialists creates a dynamic environment where innovation, specialization, and adaptability are crucial for success.

BUSINESS

Overview

We are committed to providing comprehensive corporate management consulting and asset management services, tailored to address the specific needs of each client. Our goal is to empower our clients to design, implement, and achieve their unique business and investment objectives.

Incorporated as an exempted company with limited liability in the Cayman Islands on October 15, 2024, we operate as a holding company with no material operations. Since 2023, we have been identifying market opportunities and offering consulting services through Starchain to a growing network of clients. Through the corporate management consulting practice, Starchain built strong relationships with clients, advising them on operational and strategic challenges. This privileged access has revealed a recurring need for sophisticated asset management solutions, tailored for both corporate and personal capital and the struggle to find trusted partners. Recognizing this gap, our management team strategically refined our business strategy to include a complementary asset management arm. Starting in 2024, we began offering asset management services through HF CM, HF IAM and HF Fund SPC.

As of the date of this prospectus, all our business activities are conducted through our direct and indirect wholly owned subsidiaries. Our business consists of two main segments: (i) corporate management consulting services and (ii) asset management services.

Corporate Management Consulting Services

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Starchain specializes in delivering structured and tailored consulting solutions to meet the unique needs of our clients. Specifically, these services include:

(i)     Management consulting — providing strategic insights and recommendations to drive business growth, delivering performance management reports, advising on key performance indicators (KPIs) and how to measure and optimize performance effectively; and

(ii)    Regulatory compliance and governance consulting — providing comprehensive regulatory and compliance consulting services, assisting to mitigate compliance risks and adopt best practices for corporate governance, ensuring compliance during company setup and maintaining statutory records to uphold proper corporate governance.

Our fee collection structure consists of both fixed fees and recurring monthly fees. For project-based services, fees are structured according to milestones, with payments due at each milestone achievement. We believe our fee structure allows a clear, structured, and performance-driven fee system for our clients.

Asset Management Services

Through our wholly owned subsidiaries in Cayman Islands, British Virgin Islands and Hong Kong, HF Fund SPC, HF CM, and HF IAM, we provide asset management services, including fund subscription and fund management services, and receive subscription fees and management fees accordingly.

HF Fund SPC is an open-ended investment fund regulated by the CIMA, and focuses its investment in the secondary market, primarily targeting publicly listed companies in the global technology and innovation sectors. HF CM is an approved investment manager registered with the FSC, and acts as the investment manager of HF Fund SPC. HF IAM is an entity with Type 4 (advising on securities) and Type 9 (asset management) licenses issued by the SFC. It is qualified to provide asset management services to professional investors, including discretionary account management services, fund management, and other customized investment solutions.

HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM provides fund management services to HF Fund SPC, including portfolio management, compliance with investment mandates, and executing investment decisions.

Our asset management services generate income through two primary revenue streams:

1)      Subscription fee revenue: HF CM, as the fund manager, charging a subscription fee typically set at 2% of the total subscription amount.

2)      Management fee revenue: HF CM, as the fund manager, charges an annual management fee of 1.2% of the total subscription amount, payable monthly. This revenue stream was initiated in mid-December 2024.

For the years ended December 31, 2024 and 2023, our total revenue was approximately US$2,029,269 and US$119,534, respectively. Of this, revenue from corporate management consulting services accounted for approximately US$1,374,718 in 2024 and US$119,534 in 2023, or approximately 67.7% and 100.0%, respectively. Revenue from asset management services contributed approximately US$654,551 (32.3%) in 2024, compared to nil in 2023. For the years ended December 31, 2024 and 2023, our largest client, HF Holdings, accounted for 24.6% and nil of our total revenue, respectively, while our second largest client, Mr. QIAN Fenglei, accounted for 13.0% and 100% of our total revenue, respectively. HF Holdings is a BVI company controlled by Mr. QIAN Fenglei, our Chairman.

Our Competitive Strengths

We believe that the following competitive strengths position us to capture opportunities in the financial services industry in Hong Kong and differentiate us from our competitors:

•        Experienced Team and Strategic Leadership:    Our core team combines in-depth expertise in capital markets, corporate management consulting, and the Hong Kong market, along with our rich experience in sourcing, structuring, acquiring, operating, and financing businesses across various sectors. In addition, led by a visionary management team — including our CEO, Mr. XU Zhiheng, who brings over a decade of experience in equity investment and asset management, having held senior management roles in the investment departments of several Hong Kong-listed companies where he gained extensive asset management expertise, and served as a licensed Responsible Officer (RO) in Hong Kong for approximately 6 years — we consistently anticipate industry trends and craft innovative strategies. Our CFO, Mr. Leeds Chow, brings over 14 years of experience in audit, finance, merger and acquisition, internal control review and implementation, family office investment, as well as advisory on Hong Kong and US IPOs. Together, this combination of experience and leadership positions us to deliver high-quality solutions and remain competitive in the global financial landscape.

•        Personalized, Diversified and Client-Centric Advisory Services:    As a boutique professional service firm, we provide highly customized advisory solutions, leveraging deep industry expertise to address each client’s unique needs. Our hands-on approach ensures customized guidance on specialized initiatives such as advisory on American Depositary Receipts listing, gaining inclusion in Stock Connect programs, enhancing corporate internal development with KPI and scaling up, and market and industry analysis, using our network resources.

•        Efficient and Reliable Execution:    We operate with agility and precision, ensuring that financial strategies are executed both promptly and effectively. We are also experienced in negotiating and executing complex transactions across diverse market conditions. For instance, we advised on ADR listings as requested, guiding clients through every stage of the ADR listing process, from initial structuring to navigating international market complexities and regulatory requirements, to help maximize the benefits of increased exposure to US investors. Our streamlined processes and previous experience help to simplify complex tasks for clients, allowing them to navigate challenges with ease while maintaining high service standards, ultimately enhancing their profitability. We also routinely offer advice on developing robust investor relations programs that highlight intrinsic value and future growth potential, fostering productive dialogues with their investor base.

•        Strong Network and Industry Relationships:    Our firm benefits from a well-established network of entrepreneurs, business leaders, and industry partners, built over years of experience. Our core team also maintains strong relationships with business owners, financial partners, and management teams across various sectors. During the reporting year, we have been providing services for four Hong Kong-listed entities and one US-listed entity. We believe this robust network has largely enhanced, and will continue to enhance, our ability to identify and engage potential clients, including founders and major shareholders of publicly listed companies, who seek personalized and effective solutions.

Our Growth Strategies

Given our current stage, our short-term goal is to expand our presence in the corporate management consulting and asset management services sector. We aim to support our clients in the Hong Kong market by helping them design, implement, and achieve their business and investment objectives. To achieve this, we plan to implement the following growth strategies:

•        Expanding corporate management consulting client base and Assets Under Management (AUM) Through Strategic Partnerships:    We aim to form strategic alliances with industry partners to leverage complementary strengths and deliver more comprehensive services to our clients. For instance, in our corporate management consulting business, we plan to collaborate with financial public relations firms, event and roadshow service providers, and ESG reporting service providers. In our asset management segment, we will work with investment analytics providers, fund administrative service providers and also seek partnerships with other fund managers to co-launch and co-manage asset, thereby expanding our investor base and AUM.

•        Attracting and Retaining Highly Qualified Professionals:    We recognize that attracting, developing, and retaining highly skilled professionals is essential to our long-term success. To achieve this, we will leverage the extensive professional networks of our core team to identify and engage top-tier talent. Our strategy includes attracting and retaining top talent focuses on leveraging internal expertise and prioritizing recruiting through the process of assessing potential candidates as consultants or collaboration partners, evaluating their expertise and alignment with our firm’s values. High-performing individuals will be offered full-time positions with competitive compensation and other attractive incentive plans. This approach will enable us to cultivate a strong, motivated team dedicated to delivering high-value solutions for our clients.

•        Delivering Value-Driven and Client-Centric Solutions:    We will continue to focus on providing personalized, value-driven solutions that align closely with capital market and address the specific needs of our clients. To maximize impact, we will prioritize sophisticated financial strategies over labor-intensive activities like event planning, focusing instead on enhancing financial performance, optimizing capital structures, and facilitating complex market transactions. This strategic approach will enable us to improve efficiency, deliver superior client outcomes, and strengthen our competitive position in an evolving financial landscape. Our long-term goal is to establish ourselves as a premier financial services firm, offering a comprehensive suite of consulting and financial services tailored to the evolving needs of our clients across Asia and beyond. To achieve this, we plan to implement the following growth strategies:

•        Expanding Services Beyond Hong Kong to the Greater Asia Market:    We plan to extend our operations outside of Hong Kong to Greater Asia market within the next three to five years. This geographical expansion will allow us to access new client bases and strengthen our presence in the rapidly growing Asian financial markets.

•        Enhancing Technology Capabilities in FinTech and AI:    We are actively integrating and will continue to integrate advanced FinTech and AI solutions developed by external providers to enhance our services, improving efficiency, accuracy, and real-time insights across our operations. As of the date of this prospectus, we do not intend to develop proprietary FinTech or AI technologies, nor do we plan to utilize open source solutions. For example, we utilize Farseer, which is an AI-powered solution specializing in capital markets in Asia and public companies’ analytics, to support our research and decision-making processes. We plan to continue leveraging third-party platforms AI-driven business intelligence for deeper data analysis, AI-powered risk management for fraud detection and credit assessment, and asset management platforms that optimize investment strategies. Additionally, we will implement AI-driven task automation to streamline workflows, foster collaboration, and reduce reliance on manual processes. By incorporating these third-party AI technologies, we aim to efficiently support our growing client and investor base with a leaner team, driving cost efficiency and scalability.

Our Services

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Through our wholly owned subsidiaries in Cayman Islands, British Virgin Islands and Hong Kong, HF Fund SPC, HF CM and HF IAM, we provide asset management services, and receive subscription fees and management fees accordingly.

The total revenue for the years ended December 31, 2024 and 2023 were $1,909,735 and $119,534. Corporate management consulting generated 67.7% and 100% of the total revenue for the years ended December 31, 2024 and 2023, respectively. Asset management services generated 32.3% and 0% of the total revenue for the years ended December 31, 2024 and 2023, respectively.

Corporate Management Consulting Services

Starting in 2023, Starchain has focused on providing corporate management consulting services to its clients, including capital market consulting, regulatory and compliance consulting and business strategy guidance. To ensure clients are equipped with industry knowledge and best practices, Starchain provides customized reports followed by training sessions. Additionally, when applicable, Starchain conducts quarterly follow-up sessions to keep clients well-informed and support their decision-making process.

Management Consulting Services

Starchain provides comprehensive support for clients navigating specific scenarios in their different development stages in equity markets in Hong Kong and the U.S. It offers listing and trading advice on the assessment of the feasibility of public listings, as well as providing detailed execution plans to ensure a smooth listing process.

For example, Starchain provides advice on client’s proposed ADR listing on the US Stock Market offering end-to-end support throughout the process. This includes evaluating the feasibility of issuing ADRs, selecting the appropriate depositary bank, and recommending an optimal timeline for the ADR listing. This service is essential for clients seeking to raise funds from international markets or gain visibility among U.S. institutional investors. In addition, Starchain advises clients on the implications of “Southbound Trading” on clients’ business and operations. Southbound Trading refers to the flow of capital from mainland China into Hong Kong’s stock market through the Stock Connect programs operated by HKEX. This service is especially relevant for companies expanding their capital sources or seeking to improve the investor profile by attracting a diverse range of investors from mainland China. By providing a strategic analysis of how mainland investor interest might impact stock price performance and assessing the long-term implications of tapping into the Southbound market, Starchain ensures its clients are well-equipped to navigate this complex process. Starchain also analyses the impacts of HKD-RMB Dual Counter Model for its clients, providing insights into its impact on liquidity, investor demand, and cross-border transactions. HKD-RMB Dual Counter Model is a trading system implemented on the HKEX that allows listed companies to offer their shares in both HKD and RMB. This analysis is beneficial for clients who are either looking to list on the HKEX or are interested in understanding the broader implications of market access in both currencies for their investment strategies.

Beyond the capital market, Starchain also offers strategic insights and actionable recommendations to its clients to drive business growth. Starchain tailors its reports for clients to offer a structured approach to understanding scalability strategies, market expansion, and operational improvements. By incorporating case studies and best practices in the reports, Starchain shows real-world examples of successful scaling strategies, equipping clients with the knowledge needed to make informed business decisions. It also delivers performance management reports to clients. For example, Starchain advised one of its clients on the critical role of Key Performance Indicators (KPIs) in driving growth, showcasing best practices for KPI selection and implementation, and helping the client to understand how to measure and optimize its performance effectively.

Regulatory Compliance and Governance Consulting Services

With its in-depth industry experience, Starchain equips its clients with the knowledge and frameworks necessary to navigate evolving regulatory landscapes and maintain strong corporate governance in Hong Kong and the U.S. capital markets. It provides tailored guidance to ensure adherence to listing rules, financial reporting standards, and corporate governance requirements, helping clients mitigate compliance risks and adopt best practices for corporate governance.

Corporate Management Consulting Services to Our Related Party

Starchain routinely offers consulting services to HF Holdings, our largest shareholder, providing strategic guidance and operational support for the latter’s affiliated businesses. These services include assistance with company setup, ensuring compliance with regulatory requirements, and maintaining statutory records to uphold proper corporate governance. Starchain helped to streamline the incorporation process and ensured ongoing legal compliance while coordinating with professionals such as legal advisors, auditors, financial institutions, and regulators. Beyond compliance, Starchain also offered strategic development, market expansion insights, business restructuring, and partnership solutions, helping HF Holdings enhance operational efficiency, optimize growth strategies, and unlock new business opportunities for its private ventures.

Below is a summary of material terms of the engagement letter between Starchain and HF Holdings, dated July 26, 2024.

•        Scope of Services:    Starchain agreed to provide certain management and strategic advisory services to HF Holdings, including but not limited to (i) monthly management and administrative services, (ii) project-based services for three proposed projects of HF Holdings, listed below:

(a)     Project A: to develop strategic roadmap, to conduct market research and craft business proposals, to identify and secure funding sources through grants, sponsorships, or investments, and to create integrated marketing strategies to support business growth;

(b)    Project B: to develop a comprehensive Web3 development roadmap, to conduct in-depth due diligence on potential acquisition targets, to provide recommendations on team structure and recruitment strategies, and to develop and execute sponsorship and membership campaigns; and

(c)     Project C: to prepare business proposal and roadshow presentation materials, to implement effective communication strategies, to establish channels for investor feedback, and to organize and host events per client’s need.

•        Term:    24 months starting on the date thereof. Unless otherwise agreed, Starchain can send a notice 30 days prior to the expiration date to HF Holdings, extending the engagement for another 12 months, unless terminated by HF Holdings with a termination notice 5 business days following HF Holdings’ receipt of the extension notice.

•        Service Fees and Payment Term:    HF Holdings agreed to pay to Starchain (i) $40,000 per month starting August 2024 to July 2026 for the monthly services; (ii) $150,000 by December 31, 2024, for the first project; (iii) $150,000 by December 31, 2024, for the second project; and (iv) $150,000 by September 30, 2025, for the third project;

Below is a summary of material terms of the engagement letter between Starchain and Mr. QIAN Fenglei, dated September 25, 2023.

•        Scope of Services:    Starchain agreed to provide certain management and strategic advisory services to Mr. QIAN Fenglei, listed below:

(a)     Management and advisory services;

(b)    Business proposals;

(c)     Corporate governance and compliance;

(d)    Investor relations maintenance; and

(e)     Ethical standards maintenance.

•        Term:    12 months starting on the date thereof. Unless otherwise agreed, Starchain can send a notice 30 days prior to the expiration date to Mr. QIAN Fenglei, extending the engagement for another 12 months, unless terminated by Mr. QIAN Fenglei with a termination notice 5 business days following Mr. QIAN Fenglei’s receipt of the extension notice.

•        Service Fees and Payment Term:    Mr. QIAN Fenglei agreed to pay to Starchain (i) $40,000 per month starting October 2023 to September 2024 as a monthly retainer. Mr. QIAN Fenglei also agreed to reimburse out-of-pocket expenses Starchain incurred in connection with the engagement.

Starchain employs a structured pricing model that combines standard rates for core services with flexible fees for specialized consulting. Our income from corporate management consulting is derived from two primary sources (i) monthly fees, typically outlined in a 12-month engagement letter, and (ii) one-time fees for specific projects. For monthly fees, we provide a tiered pricing structure with three distinct levels, designed to accommodate varying client needs and budgets. Each successive tier provides increasingly comprehensive advisory support, with premium tiers granting access to more extensive services and specialized expertise. For custom or project-specific engagements, we adopt a time-based pricing model. Fees are calculated by multiplying the estimated number of hours required by our established hourly rates. This approach ensures transparency, enabling clients to receive tailored pricing that aligns with the scope, complexity, and demands of each unique project.

While Starchain provides services to both related parties and third parties, the prices offered to the related parties are fair and comparable to those extended to third parties. This pricing structure reflects the scope and complexity of the services provided by Starchain, and its commitment to maintaining equitable business practices across all client relationships. Starchain offers an enhanced suite of services to the related party client, tailored to accommodate its specific requests and additional requirements. This results in a more comprehensive service offering, compared to what is typically offered to other clients, justifying the higher fees.

Asset Management Services

Through our wholly owned subsidiaries in the Cayman Islands, British Virgin Islands, and Hong Kong — namely HF Fund SPC, HF CM, and HF IAM — we currently offer asset management services exclusively to professional investors.

HF Fund SPC is an open-ended investment fund regulated by the CIMA, and focuses its investment in the secondary market, primarily targeting publicly listed companies in the global technology and innovation sectors. HF CM is an approved investment manager registered with the FSC, and acts as the investment manager of HF Fund SPC. HF IAM is an entity with Type 4 (advising on securities) and Type 9 (asset management) licenses issued by the SFC. It is qualified to provide asset management services to professional investors, including discretionary account management services, fund management, and other customized investment solutions.

HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM provides fund management services to HF Fund SPC, including portfolio management, compliance with investment mandates, and executing investment decisions.

As of date of this prospectus, HF CM acts as the fund manager of the Global Innovation SP portfolio under HF Fund SPC, while HF IAM serves as the investment advisor to this portfolio. The Global Innovation SP portfolio primarily invests in public equities of global technology companies that demonstrate unique innovation and high growth potential in the AI and blockchain sectors. HF Fund SPC’s investors mainly consist of high-net-worth individuals and private companies qualified as professional investors in Hong Kong.

As part of our business strategic transition, we are planning to expand the asset management services to a more tailored and sophisticated approach to investment management. This includes (i) discretionary account management services, where the fund managers will actively manage client portfolios based on predefined investment objectives, risk tolerance, and market conditions; and (ii) customized investment solutions, providing clients with personalized strategies that align with their unique investment preferences and long-term objectives. By combining in-depth market research, AI-driven analytics, and active portfolio management, we aim to enhance investment outcomes and deliver value-driven solutions that meet the evolving needs of our clients. The launch of these new services is contingent on several factors, including the necessary regulatory license and a stronger partnership with professional partners. As of the date of this prospectus, HF IAM has submitted its application for the Type 1 (dealing in securities) license to SFC, which is pending as of the date of this prospectus. We are also working to establish strategic partnerships with professional services providers in the industry to expand our client base.

Our asset management services generate income through two primary revenue streams:

1)      Subscription fee revenue: HF CM, as the fund manager, charging a subscription fee typically set at 2% of the total subscription amount.

2)      Management fee revenue: HF CM, as the fund manager, charges an annual management fee of 1.2% of the total subscription amount, payable monthly. This revenue stream was initiated in mid-December 2024.

Licenses and Regulations

Our asset management entities include HF IAM and HF CM, both of which hold various asset management licenses in Hong Kong and BVI, which enable both entities to provide diversified and compliant asset management services for our clients both onshore and offshore.

HF IAM holds asset management licenses in Hong Kong, that allows it to provide diversified and compliant asset management services for our clients in Hong Kong. In addition, HF IAM has submitted an application for uplifting existing Type 4 and Type 9 asset management licenses, allowing for the allocation of up to 100% of client funds to digital assets. This enhancement will position us to meet the growing demand for innovative investment opportunities in the rapidly evolving digital asset space. HF IAM has submitted an application for a Type 1 License (Dealing in Securities) to SFC. This license will allow HF IAM to expand its business into fund distribution, securities placement, and underwriting.

HF CM has obtained license as Approved Investment Manager in the British Virgin Islands (BVI) to manage offshore funds.

Below is a list of licenses and permissions obtained by us as of date of this prospectus.

Company	License/Permission	Issuing Authority	Countries/Regions
HF IAM	Types 4 and 9	SFC	HK
HF CM	Approved Investment Manager	FSC	BVI

Below is a list of licenses and permissions to be obtained:

Company	License/Permission	Issuing Authority	Countries/Regions	Status
HF IAM	Type 1	SFC	HK	Application in Progress

Our Clients

Our clients mainly comprise listed companies on the Hong Kong and U.S. stock exchanges, private companies, enterprises, and high-net-worth individuals. For the years ended December 31, 2024 and 2023, revenue from our top two clients accounted for 54.7% and 100%, respectively.

The largest client for both years was HF Holdings, our major shareholder and an entity controlled by our Chairman. HF Holdings accounted for 38% and 100% of our total revenue for the years ended December 31, 2024 and 2023, respectively. A reduction in services provided to this related party could negatively impact our revenue unless offset by growth from unrelated third parties. While our dependence on related parties decreased in 2024, there is no assurance that such dependence will not increase in the future. Although the transactions with this related party are conducted on terms that we believe are comparable to those that would be available from unrelated third parties, high revenue concentration from related parties exposes us to operational and financial risks if these relationships diminish. Furthermore, our inability to replace these revenues with those from unrelated third parties could adversely impact our financial performance. For more information, please refer to “Risk Factors — Risks Relating to Our Business and Industry — We rely on a limited number of key clients for our business, therefore, we are subject to significant client and industry concentration risk and risks associated with dependence on a related party” on page 24.

Sales & Marketing

Our sales and marketing function is primarily performed by our management team who are responsible for maintaining relationships with the management of existing clients, exploring leads from new clients, and maintaining relationships with professional parties in the financial services industry.

Our new clients and projects generally originate from the networks of our senior management team with previous business relationships, referrals from existing clients or other professional parties and direct approaches by clients due to our market reputation.

Seasonality

Our operating results and operating cash flows have not been subject to seasonal variations.

Employees

As of December 31, 2024 and 2023, we employed 13 and 14 full-time staff members, respectively. We believe we maintain strong working relationships with our employees, and to date, we have not encountered any labor disputes.

The following table provides a breakdown of our employees by function as of December 31, 2024:

Function	Number of Employees	% of Total
Front-office	7	54%
Finance	3	23%
HR & Operation	2	15%
Compliance & legal	1	8%
Total	13

Properties

Our principal executive office is located at Room 2008, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. This office space is rented from Turbo Top Limited by our major shareholder, HF Holdings, from August 30, 2024 to August 29, 2027. Pursuant to a service agreement dated November 1, 2024, between HF Holdings and Starchain, HF Holdings licensed the use of office space (500.20 square ft) to Starchain for HK$63,774.88 per month, for a one-year term from November 1, 2024 to October 31, 2025. HF IAM and HF Holdings entered into a service agreement on November 1, 2024, in the same form, pursuant to which, HF Holdings licensed the use of office space (418.83 square ft) to HF IAM in exchange of rental fees of HK$53,145.73 per month, for a one-year term from November 1, 2024 to October 31, 2025. On August 11, HF IAM entered into a lease agreement with NMSC Limited, pursuant to which, HF IAM rented the office space located at Room 2806, 28/F, Tower One, Lippo Centre, No. 89 Queensway, Hong Kong for a two-year period until August 10, 2027. The effective rent per year is HK$723,150.00.

We believe that we will be able to obtain adequate facilities on reasonable terms principally through leasing, to accommodate our future expansion plans. We did not own any property.

Below is a table briefly summarized the lease and the license arrangement with regard to our principal executive office:

Lessor	Lessee and/or Licensor	Licensee	Location	Area (Square Feet)	Annual Rent	Term	Use
TURBO TOP LIMITED	HANG FENG INTERNATIONAL HOLDINGS LIMITED	STARCHAIN INVESTMENT TRADING LIMITED	Room 2008, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong	500.20	HKD765,298.56	from Nov 1, 2024 to Oct 31, 2025	Shared office
TURBO TOP LIMITED	HANG FENG INTERNATIONAL HOLDINGS LIMITED	HANG FENG INTERNATIONAL ASSET MANAGEMENT LIMITED	Room 2008, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong	416.83	HKD637,748.76	from Nov 1, 2024 to Oct 31, 2025	Shared office
NMSC LIMITED	HANG FENG INTERNATIONAL ASSET MANAGEMENT LIMITED	N/A	Room 2806, 28/F, Tower One, Lippo Centre, No. 89 Queensway, Hong Kong	1,607.00	HKD723,150.00	from Aug 11, 2025 to Aug 10, 2027	Office

Intellectual Property

Trademark

As of the date of this prospectus, Hang Feng has 3 trademarks application pending with the Intellectual Property Department of Hong Kong, all of which are related to the Company’s name. Trademark registration in Hong Kong is for a period of 10 years beginning on the date of registration. At the end of the period, registration may be renewed successively for further 10-year periods.

Insurance

Currently, Starchain and HF IAM provide mandatory provident fund (“MPF”) to and obtained employee compensation insurance for its employees. We believe that our existing insurance coverage is in line with the industry practice in Hong Kong and is customary for a business of its nature and size. We will continue to review our insurance coverage and where appropriate, make necessary and appropriate adjustments to align with our changing needs.

Legal Proceedings

As of the date of this prospectus, the Company or any of its subsidiaries is not a party to, and is not aware of any threat of, any legal proceeding that, in the opinion of our management, is likely to have a material adverse effect on its business, financial condition or operations. The Company may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of the Company’s resources, including its management’s time and attention.

REGULATIONS

This section sets forth a summary of applicable laws, rules, regulations, government and industry policies and requirements that have a significant impact on our operations and business. This summary does not purport to be a complete description of all laws and regulations, which apply to our business and operations. Investors should note that the following summary is based on relevant laws and regulations in force as of the date of this prospectus, which may be subject to change.

Regulations Related to Our Business Operations in Hong Kong

Through one of our wholly owned subsidiaries in Hong Kong, Starchain, we provide corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. In addition, through our wholly owned subsidiaries in Cayman Islands, British Virgin Islands and Hong Kong, HF Fund SPC, HF CM and HF IAM, we currently offer asset management services to professional investors only. At present, HF CM acts as the fund manager, while HF IAM serves as the investment advisor, both managing HF Fund SPC, a Cayman Islands private fund This section sets forth a summary of the most significant rules and regulations that affect our business activities in Hong Kong.

Regulations Related to Our Asset Management Services

Licensing Regime

The Securities and Future Commission of Hong Kong, or the SFC, authorizes corporations and individuals through licenses to act as financial intermediaries. Under the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong), or the SFO, unless any exemption under the SFO applies, a corporation which is not an authorized financial institution but carries out the following activities must be licensed by the SFC: (i) carrying on a business in a regulated activity (or holding itself out as carrying on a business in a regulated activity); or (ii) actively marketing, whether by itself or another person on its behalf and whether in Hong Kong or from a place outside Hong Kong, to the public any services it provides, and such services would constitute a regulated activity if provided in Hong Kong.

Types of Regulated Activities

The SFO promulgates a single licensing regime where a person only needs one licence or registration to carry on different types of regulated activity as defined in Schedule 5 to the SFO provided that he is fit and proper to do so. There are 13 types of regulated activities, namely:

Type 1 Dealing in securities

Type 2 Dealing in futures contracts

Type 3 Leveraged foreign exchange trading

Type 4 Advising on securities

Type 5 Advising on futures contracts

Type 6 Advising on corporate finance

Type 7 Providing automated trading services

Type 8 Securities margin financing

Type 9 Asset management

Type 10 Providing credit rating services

#Type 11 Dealing in OTC derivative products or advising on OTC derivative products

#Type 12 Providing client clearing services for OTC derivative transactions

Type 13 Providing depositary services for relevant CISs

#Note: Not yet in operation for licensing purposes

As of the date of this prospectus, HF IAM is licensed to conduct (i) Type 4 (advising on securities) regulated activities, and (ii) Type 9 (asset management) regulated activities under the SFO in Hong Kong.

HF IAM’s licenses as published by the SFC Public Register of Licensed Persons and Registered Institutions are, as of the date of this prospectus, subject to the following licensing conditions:

•        The licensee shall only provide services to professional investors. The term “professional investor” is as defined in the Securities and Futures Ordinance and its subsidiary legislations.

•        The licensee shall not hold client assets. The terms “hold” and “client assets” are as defined under the Securities and Futures Ordinance.

Professional Investors

As defined by the SFO, “professional investor” or “Professional Investor”(s) refer to (a) any recognized exchange company, recognized clearing house, recognized exchange controller or recognized investor compensation company, or any person authorized to provide automated trading services under section 95(2) of the SFO; (b) any intermediary, or any other person carrying on the business of the provision of investment services and regulated under the law of any place outside Hong Kong; (c) any authorized financial institution, or any bank which is not an authorized financial institution but is regulated under the law of any place outside Hong Kong; (d) any insurer authorized under the Insurance Ordinance (Cap. 41), or any other person carrying on insurance business and regulated under the law of any place outside Hong Kong; (e) any scheme which — (i) is a collective investment scheme authorized under section 104 of the SFO; or (ii) is similarly constituted under the law of any place outside Hong Kong and, if it is regulated under the law of such place, is permitted to be operated under the law of such place, or any person by whom any such scheme is operated; (f) any registered scheme as defined in section 2(1) of the Mandatory Provident Fund Schemes Ordinance (Cap. 485), or its constituent fund as defined in section 2 of the Mandatory Provident Fund Schemes (General) Regulation (Cap. 485 sub. leg. A), or any person who, in relation to any such registered scheme, is an approved trustee or service provider as defined in section 2(1) of that Ordinance or who is an investment manager of any such registered scheme or constituent fund; (g) any scheme which — (i) is a registered scheme as defined in section 2(1) of the Occupational Retirement Schemes Ordinance (Cap. 426); or (ii) is an offshore scheme as defined in section 2(1) of that Ordinance and, if it is regulated under the law of the place in which it is domiciled, is permitted to be operated under the law of such place, or any person who, in relation to any such scheme, is an administrator as defined in section 2(1) of that Ordinance; (h) any government (other than a municipal government authority), any institution which performs the functions of a central bank, or any multilateral agency; (i) except for the purposes of Schedule 5 to the SFO, any corporation which is — (i) a wholly owned subsidiary of — (A) an intermediary, or any other person carrying on the business of the provision of investment services and regulated under the law of any place outside Hong Kong; or (B) an authorized financial institution, or any bank which is not an authorized financial institution but is regulated under the law of any place outside Hong Kong; (ii) a holding company which holds all the issued share capital of — (A) an intermediary, or any other person carrying on the business of the provision of investment services and regulated under the law of any place outside Hong Kong; or (B) an authorized financial institution, or any bank which is not an authorized financial institution but is regulated under the law of any place outside Hong Kong; or (iii) any other wholly owned subsidiary of a holding company referred to in subparagraph (ii); or (j) any person of a class which is prescribed by rules made under section 397 of the SFO for the purposes of this paragraph as within the meaning of this definition for the purposes of the provisions of the SFO, or to the extent that it is prescribed by rules so made as within the meaning of this definition for the purposes of any provision of the SFO.

The definition of “professional investor” under the SFO and is enlarged for certain purposes by the SFPIR. As defined by the SFPIR, “professional investor” or “Professional Investor”(s) also refer to:

•        a trust corporation having been entrusted under one or more trusts of which it acts as a trustee with total assets of not less than $40 million at the relevant date or as ascertained in accordance with section 8 of the SFPIR.

•        (a) a corporation having — (i) a portfolio of not less than $8 million; or (ii)total assets of not less than $40 million, at the relevant date or as ascertained in accordance with section 8 of the SFPIR; (b) a corporation which, at the relevant date, has as its principal business the holding of investments and is wholly owned by any one or more of the following persons — (i) a trust corporation specified in section 4 of the SFPIR; (ii) an individual specified in section 5(1) of the SFPIR; (iii) a corporation specified in this paragraph or paragraph (a); (iv) a partnership specified in section 7 of the SFPIR; (v) a professional investor within the meaning of paragraph (a), (d), (e), (f), (g) or (h) of the definition of professional investor in section 1 of Part 1 of Schedule 1 to the SFO, as stated above; or (c) a corporation which, at the relevant date, wholly owns a corporation referred to in paragraph (a).

•        a partnership having — (a) a portfolio of not less than $8 million; or (b) total assets of not less than $40 million, at the relevant date or as ascertained in accordance with section 8 of the SFPIR.

•        (1) an individual having a portfolio of not less than $8 million at the relevant date or as ascertained in accordance with section 8 of the SFPIR, when any one or more of the following are taken into account —  (a) a portfolio on the individual’s own account; (b) a portfolio on a joint account with the individual’s associate; (c) the individual’s share of a portfolio on a joint account with one or more persons other than the individual’s associate; (d) a portfolio of a corporation which, at the relevant date, has as its principal business the holding of investments and is wholly owned by the individual. (2) For the purposes of subsection (1)(c), an individual’s share of a portfolio on a joint account with one or more persons other than the individual’s associate is — (a) the individual’s share of the portfolio as specified in a written agreement among the account holders; or (b) in the absence of an agreement referred to in paragraph (a), an equal share of the portfolio.

Responsible Officer

Each licensed corporation should appoint at least two responsible officers to directly supervise the conduct of each regulated activity for which the licensed corporation operates and at least one of the responsible officers must be an executive director of the licensed corporation as defined under the SFO. As defined by the SFO, an “executive director” refers to a director of the corporation who actively participates in or is responsible for directly supervising the business of the regulated activity. All executive directors must seek SFC’s prior approval as responsible officers accredited to the licensed corporation. Further, for each regulated activity, the licensed corporation should have at least one responsible officer available at all times to supervise the business of the regulated activity for which the corporation is licensed. The same individual may be appointed to be a responsible officer for more than one regulated activity, as long as he/she is fit and proper to be so appointed and there is no conflict in the roles assumed. A person who intends to apply to be a responsible officer must demonstrate that he/she satisfies the requirement in relation to sufficient authority and is fit and proper to be so approved. A responsible officer applicant must have sufficient authority to supervise the business of the regulated activity within the licensed corporation. Additionally, the responsible officer applicant must be competent, having regard to his/her academic/industry qualifications, relevant industry experience, management experience and regulatory knowledge.

Licensed Representative

An individual is required to be a licensed representative if he or she is performing a regulated function for his or her principal which is a licensed corporation in relation to a regulated activity carried on as a business, or he or she holds himself out as performing such a function. A person who intends to apply to be a licensed representative must demonstrate his or her competence requirement under the SFO. An applicant has to establish that he or she has the requisite basic understanding of the market in which he or she is to work as well as the laws and regulatory requirements applicable to the industry. The SFC will have regard to the applicant’s academic and industry qualifications and regulatory knowledge in assessing the applicant’s competence to be licensed as a licensed representative.

Managers-in-Charge of Core Functions, or the MICs

A licensed corporation is required to designate certain individuals as MICs and provide the SFC with information about its MICs and their reporting lines. MICs are individuals appointed by a licensed corporation to be principally responsible, either alone or with others, for managing each of the following eight core functions of the licensed corporation: (a) overall management oversight; (b) key business lines; (c) operational control and review; (d) risk management; (e) finance and accounting; (f) information technology; (g) compliance; and (h) anti-money laundering and counter-terrorist financing.

The management structure of a licensed corporation (including its appointment of MICs) should be approved by the board of the licensed corporation. The board should ensure that each of the licensed corporation’s MICs has acknowledged his or her appointment as MIC and the particular core function(s) for which he or she is principally responsible.

As of the date of this prospectus, through HF IAM, we have registered and maintained the following licenses from SFC: (i) SFO Type 4 License, effective since August 20, 2020, for conducting regulated activities related to advising on securities; (ii) SFO Type 9 License, effective since August 20, 2020, for conducting regulated activities related to asset management. HF IAM has appointed three responsible officers to directly supervise the conduct of each regulated activity that HF IAM licensed for. In addition, HF IAM has submitted its application for the Type 1 (dealing in securities) license to SFC, which is pending as of the date of this prospectus.

Ongoing Obligations for Compliance by Licensed Corporations and Intermediaries

Fit and Proper Requirement

In April 2017, the SFC issued the Licensing Handbook, which provides the ongoing obligations for compliance of a licensed corporation. In general, licensed corporations and licensed representatives must remain fit and proper at all times and must comply with all applicable provisions of the SFO and its subsidiary legislations as well as the codes and guidelines issued by the SFC.

The Fit and Proper Guidelines issued by the SFC under section 399 of the SFO summaries certain matters that the SFC will generally consider when determining whether the person is a fit and proper person to be licensed under the SFO. The Fit and Proper Guidelines apply to a number of persons including, among others, an individual who applies for license or is licensed under Part V of the SFO, a licensed representative who applies for approval or is approved as a responsible officer under Part V of the SFO, a corporation which applies for license or is licensed under Part V of the SFO and a substantial shareholder of a licensed corporation who applied for approval or is approved as a substantial shareholder under section 132 of the SFO.

Under the Fit and Proper Guidelines, the SFC will consider the following matters of the applicant in addition to any other issues as it may consider to be relevant:

(a)     financial status or solvency;

(b)    educational or other qualifications or experience having regard to the nature of the functions to be performed;

(c)     ability to carry on the regulated activity concerned competently, honestly, and fairly; and

(d)    reputation, character, reliability, and financial integrity of the applicant and other relevant persons as appropriate.

The SFC will consider the above matters in respect of the person (if an individual), the corporation and any of its officers (if a corporation).

In addition to the above, the SFC may also take into account of the following matters:

(a)     decisions made by such relevant authorities as stated in section 129(2)(a) of the SFO or any other authority or regulatory organization, whether in Hong Kong or elsewhere, in respect of that person;

(b)    in the case of a corporation, any information relating to:

(i)     any other corporation within the group of companies; or

(ii)    any substantial shareholder or officer of the corporation or of any of its group companies;

(c)     in the case of a corporation licensed under section 116 or 117 of the SFO or registered under section of the SFO or an application for such license or registration:

(i)     any information relating to any other person who will be acting for or on its behalf in relation to the regulated activity; and

(ii)    whether the person has established effective internal control procedures and risk management systems to ensure its compliance with all applicable regulatory requirements under any of the relevant provisions;

(d)    in the case of a corporation licensed under section 116 or section 117 of the SFO or an application for the license, any information relating to any person who is or to be employed by, or associated with, the person for the purposes of the regulated activity; and

(e)     the state of affairs of any other business which the person carries on or proposes to carry on.

The SFO empowers the SFC to take disciplinary actions, pursuant to section 194 or section 196 of the SFO, against a regulated person of a licensed person or registered institution respectively if: (a) the person is, or was at any time, guilty of misconduct; or (b) the SFC is of the opinion that the person is not a fit and proper person to be or to remain the same type of regulated person. Under section 132 of the SFO, the SFC would refuse the application for a person to become or continue to be a substantial shareholder of the licensed corporation concerned unless the relevant person satisfies the SFC that the corporation will remain a fit and proper person to be licensed if the application is approved.

Maintenance of Minimum Paid-up Share Capital and Liquid Capital

Depending on the type of regulated activity, licensed corporations must maintain at all times paid-up share capital and liquid capital not less than the specified amounts according to the Securities and Futures (Financial Resources) Rules (Chapter 571N of the Laws of Hong Kong) or the Financial Resources Rules. If a licensed corporation conducts more than one type of regulated activity, the minimum paid-up share capital and liquid capital that it must maintain shall be the highest amount required amongst those regulated activities. HF IAM is licensed to carry out Type 4 (advising on securities) and Type 9 (asset management) regulated activities. Under the Financial Resources Rules, HF IAM is not subject to minimum paid-up share capital requirement since HF IAM is subject to the licensing condition that it shall not hold client assets. As for the minimum liquid capital requirement, HF IAM shall, at all times, maintain a minimum liquid capital of HK$100,000 (approximately $12,830) according to the Financial Resources Rules. If the SFC approves HF IAM’s application for a Type 1 (dealing in securities) license, HF IAM will be required to maintain the minimum paid-up share capital and liquid capital as stipulated under the Financial Resources Rules, the specific amounts of which will be determined based on the licensing conditions. HF IAM is also required to submit monthly financial resources returns to the SFC as required under the Financial Resources Rules.

If a licensed corporation offers credit facilities to its customers who would like to purchase securities on a margin basis, or provides financing for applications of shares in connection with IPOs, it must monitor its liquid capital level continuously in order to satisfy the Financial Resources Rules requirements. If the margin requirement of the licensed corporation increases, it would be required to maintain additional liquid capital. Pursuant to section 8A of the Securities and Futures (Client Securities) Rules (Cap 571H), the maximum aggregate market value of repledged securities must not exceed 140% of the value of margin loan balance at the end of a trading day. Further, pursuant to section 42(1) of the Financial Resources Rules, a licensed corporation licensed for Type 1 or Type 8 regulated activity shall include in its ranking liabilities, any amount receivable from any of its margin clients, when calculated on a client-by-client basis, exceeds 10% of the aggregate of amounts receivable from its margin portfolio. Maintenance of Segregated Accounts and Custody and Handling of Client Securities

A licensed corporation and any associated entity of the licensed corporation must maintain segregated account(s), and custody and handling of client securities in accordance with the requirements of the Securities and Futures (Client Securities) Rules (Chapter 571H of the Laws of Hong Kong), or the SFCSR. The SFCSR sets out how intermediaries and any associated entity of the licensed corporation should manage client securities and securities collateral that are listed or traded on HKEX, and are received or held in Hong Kong by or on behalf of the intermediary or any associated entity of the licensed corporation in the course of the conduct of any regulated activity for which the intermediary is licensed or registered. Pursuant to section 10(1) of the SFCSR, an intermediary and any associated entity of the licensed corporation should take reasonable steps to ensure that client securities and securities collateral of the intermediary are not deposited, transferred, lent, pledged, re-pledged or otherwise dealt with except as provided in the SFCSR. Similarly, General Principle 8 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission requires a licensed person to ensure that client assets are promptly and properly accounted for and are adequately safeguarded.

Maintenance of Segregated Account(s), and Holding and Payment of Client Money

A licensed corporation and any associated entity of the licensed corporation must maintain segregated account(s), and holding and payment of client money in accordance with the requirements under the Securities and Futures (Client Money) Rules (Chapter 571I of the Laws of Hong Kong) or the SFCMR. The SFCMR sets out the requirements to ensure proper handling of client money. It prescribes the treatment of client money received or held in Hong Kong by licensed corporations or any associated entity of the licensed corporation.

Issue of Contract Notes, Statements of Account and Receipts

A licensed corporation must issue contract notes, statements of accounts and receipts in accordance with the requirements under the Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules (Chapter 571Q of the Laws of Hong Kong), or the SFCNR unless an exemption applies. The SFCNR requires all licensed corporations entering into contracts with or on behalf of their clients to provide contract notes to their clients in the course of regulated activities for which they are licensed or registered. For those intermediaries providing financial accommodation or entering into margined transactions with or on behalf of their clients, it is also required under the SFCNR that a statement of account including a summary of the details of the account is provided to clients. In addition, licensed corporations are required to provide a monthly statement summarizing activities in the account for the month and, subject to some exceptions, receipts for client assets received.

Record Keeping Requirements

A licensed corporation must keep records in accordance with the requirements under the Securities and Futures (Keeping of Records) Rules (Chapter 571O of the Laws of Hong Kong), or the Recording-Keeping Rules. The Recording-Keeping Rules require licensed corporations to keep proper records. It prescribes the records are to be kept by licensed corporations to ensure that they maintain comprehensive records in sufficient detail relating to their businesses and client transactions for proper accounting of their business operations and clients’ assets. In addition, the premises used for keeping records or documents required under the SFO and the Anti-Money Laundering and Counter-Terrorist Financing (Financial Institutions) Ordinance (Chapter 615 of the Laws of Hong Kong), or the AMLO, must be approved by the SFC as required under section 130 of the SFO. Records must also be kept in accordance with the AMLO and related guidelines, as well as applicable company and general law requirements.

Submission of Audited Accounts

A licensed corporation must submit its audited accounts and other required documents in accordance with the requirements under the Securities and Futures (Accounts and Audit) Rules (Chapter 571P of the Laws of Hong Kong), or SFAAR. SFAAR prescribes the contents of the financial statements and the auditor’s report of such accounts to be submitted by licensed corporations to the SFC. Licensed corporations and associated entities of licensed corporations or authorized financial institutions (except for those which are authorized financial institutions) are required to submit their financial statements, auditor’s reports, and other required documents within four months after the end of each financial year as required under section 156(1) of the SFO.

Payment of Annual Fees

Licensed corporations, licensed persons and registered institutions should pay annual fees within one month after each anniversary date of the licenses or registrations under section 138(2) of the SFO.

Maintenance of Insurance

A licensed corporation must maintain insurance against specific risks for specific amounts in accordance with the requirements under the Securities and Futures (Insurance) Rules (Chapter 571AI of the Laws of Hong Kong) unless it is subject to a condition that it shall not hold client assets or is otherwise exempted.

Notification to the SFC of Certain Changes and Events

A licensed corporation is required by the Securities and Futures (Licensing and Registration) (Information) Rules (Chapter 571S of the Laws of Hong Kong) to notify the SFC of certain changes and events, which include, among others, (i) changes in the basic information of the licensed corporation, its controlling persons and responsible officers, or its subsidiaries that carry on a business in any regulated activity; (ii) changes in the capital and shareholding structure of the licensed corporation; and (iii) significant changes in the business plan of the licensed corporation.

Submission of Annual Returns

Section 138(4) of the SFO stipulates that each licensed corporation or licensed individual is required to submit an annual return to the SFC within one month after each anniversary date of his/her/its licenses. Failure to submit annual return before the due date could result in suspension and revocation of the license under sections 195(4)(b) and 195(6) of the SFO.

Continuous Professional Training

According to the Guidelines on Continuous Professional Training published by the SFC pursuant to section 399 of the SFO, a licensed corporation is held primarily responsible for designing and implementing a continuous education system best suited to the training needs of the individuals it engages which will enhance their industry knowledge, skills and professionalism. A licensed corporation should at least annually evaluate its training programs and make commensurate adjustments to cater for the training needs of the individuals it engages. Licensed individuals must undertake a minimum of 5 continuous professional training hours per calendar year for each regulated activity he or she engages in, except for Type 7 (providing automated trading services) regulated activity. The SFC also requires training on particular issues, such as anti-money laundering and counter-terrorist financing issues.

Obligation for Substantial Shareholder

Under sections 131 and 132 of the SFO, a person (including a corporation) has to apply for the SFC’s approval before becoming or continuing to be, as the case may be, a substantial shareholder of a licensed corporation. An individual or a corporation will be a substantial shareholder of a licensed corporation if the relevant individual or corporation, either alone or with his or its associates, has more than 10% direct interests or 35% or more indirect interests in the shares of a licensed corporation ascribed under section 6 of Part 1 of Schedule 1 of the SFO. “Associate” is defined under Part 1 of Schedule 1 to the SFO which includes associate relationships such as family member, employer and employee, a director and/or shareholder of the corporation, companies within the same groups of companies and trust, trustee and beneficiary owner, etc. Any person who contravenes this requirement commits a criminal offence and is liable on conviction to a maximum fine of HK$1,000,000 (approximately US$128,205) and imprisonment for two years, and to a daily penalty of HK$5,000 (approximately US$641) for each day on which the offence is continued. A person, being aware that he or she becomes a substantial shareholder of a licensed corporation without the SFC’s prior approval should, as soon as reasonably practicable and in any event within three business days after he or she becomes so aware, apply to the SFC for approval to continue to be a substantial shareholder of the licensed corporation.

Other Approvals from the SFC

Prior approval would also need to be obtained from the SFC in the circumstances such as addition or reduction of regulated activity, modification or waiver of licensing conditions, change in record-keeping premises and change of financial year end.

Other Key Ongoing Obligations

Outlined below are other key ongoing obligations of a licensed corporation:

•        payment of the prescribed fees to the SFC as described in Schedule 1 to the Securities and Futures (Fees) Rules (Chapter 571AF of the Laws of Hong Kong);

•        exhibit the printed license or certificate of registration (as the case may be) in a prominent place at its principal place of business in accordance with the requirements under the Securities and Futures (Miscellaneous) Rules (Chapter 571U of the Laws of Hong Kong); and

•        compliance with business conduct requirements under the Code of Conduct, the Internal Control Guidelines, Guidelines for Securities Margin Financing Activities and other applicable codes and guidelines issued by the SFC.

Exchange and Clearing Participantship

Trading Rights

In addition to the licensing requirements under the SFO, the rules promulgated by The Stock Exchange of Hong Kong Limited, or the SEHK require any person who wishes to trade on or through their respective facilities to hold a trading right, or the Trading Right. The Trading Right confers on its holder the eligibility to trade on or through the relevant exchange. However, the holding of a Trading Right does not, of itself, permit the holder to actually trade on or through the relevant exchange. In order to do this, it is also necessary for the person to be registered as a participant of the relevant exchange in accordance with its rules.

Stock Exchange Trading Rights are issued by the SEHK at a fee and in accordance with the procedures set out in their respective rules. Alternatively, Stock Exchange Trading Rights can be acquired from existing Trading Right holders subject to the rules of the respective exchanges.

Exchange Participantship

The table below sets out a summary of the requirements for becoming an exchange participant of Hong Kong Stock Exchange Participant:

Hong Kong Stock Exchange Participant
Legal Status	Being a company limited by shares incorporated in Hong Kong
SFC Registration	Being a licensed corporation qualified to carry out Type 1 regulated activity under the HKSFO
Trading Right	Holding a Hong Kong Stock Exchange Trading Right
Financial Standing	Having good financial standing and integrity
Financial Resources Requirement	Complying with the minimum capital requirement, liquid capital requirement and other financial resources requirements as specified by the FRR and the relevant rules of SEHK

Clearing Participantship

An entity must be an exchange participant of the relevant exchange before it can become a clearing participant of the following clearing houses, namely the Hong Kong Securities Clearing Company Limited, or the HKSCC, HKFE Clearing Corporation Limited, and The SEHK Options Clearing House Limited.

HKSCC

HKSCC has, among others, two categories of participantship: (1) the direct clearing participant; and (2) the general clearing participant. The requirements of direct clearing participantship are as follows:

•        to be an exchange participant of HKEX;

•        to undertake to (i) sign a participant agreement with HKSCC; (ii) pay to HKSCC an admission fee of HK$50,000 in respect of each Hong Kong Stock Exchange Trading Right held by it; and (iii) pay to HKSCC its contribution to the guarantee fund of HKSCC as determined by HKSCC from time to time subject to a minimum cash contribution of the higher of HK$50,000 or HK$50,000 in respect of each Hong Kong Stock Exchange Trading Right held by it;

•        to open and maintain a single current account with one of the Central Clearing and Settlement System of Hong Kong (“CCASS”) designated banks and execute authorizations to enable the designated bank to accept electronic instructions from HKSCC to credit or debit the account for CCASS money settlement, including making payment to HKSCC;

•        to provide a form of insurance to HKSCC as security for liabilities arising from defective securities deposited by it into CCASS, if so required by HKSCC; and

•        to have a minimum liquid capital of HK$3,000,000.

As of the date of this prospectus, HF IAM is not a participant of SEHK and a direct clearing participant of HKSCC.

Laws and Regulations Related to Privacy Protection

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong), or PDPO, covers any personal data that relates directly or indirectly to a living individual in Hong Kong, can be used to directly or indirectly ascertain the identity of that individual, and exists in a form in which access or processing is practicable. It applies to a data user who, either alone or jointly or in common with other persons, controls the collection, holding, processing or use of the data. The PDPO imposes a statutory duty on data users to comply with the requirements of the six data protection principles contained in Schedule 1 to the PDPO. The PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes such data protection principles unless the act or practice, as the case may be, is required or permitted under the PDPO.

Non-compliance with a data protection principle may lead to a complaint to the Privacy Commissioner for Personal Data in Hong Kong, or the Privacy Commissioner. The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense which may lead to a fine and/or imprisonment. Any person contravening an enforcement notice shall be liable to a maximum penalty of up to HK$50,000 and imprisonment for two years.

The PDPO also criminalizes, among others, misuse or inappropriate use of personal data in direct marketing activities; non-compliance with data access request and unauthorized disclosure of personal data obtained without data user’s consent. The maximum penalty for breach under the PDPO is a fine of up to HK$1.0 million and imprisonment for up to five years.

Business Registration Requirement

The Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) requires every person carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

Tortious Duty Under Common Law

Apart from contractual liability, under common law, services providers also owe a duty of care to customers and may be liable for damage resulting from defects in services caused by their negligent acts or for any fraudulent misrepresentation made in the provision of services. Any person who undertakes to provide a service and who negligently performs his work and causes damage to another person or property, will also attract civil liability.

The Supply of Services (Implied Terms) Ordinance (Chapter 457 of the Laws of Hong Kong), or the SOSO

The SOSO which aims to consolidate and amend the law with respect to the terms to be implied in contracts for the supply of services (including a contract for the supply of a service whether or not goods are also transferred or to be transferred, or bailed or to be bailed by way of hire under the contract) provides that:

(a)     where the supplier is acting in the course of a business, there is an implied term that the supplier will carry out the service with reasonable care and skill; and

(b)    where the supplier is acting in the course of a business, the time for service to be carried out is not fixed by the contract, is not left to be fixed in a manner agreed by the contract or is not determined by the course of dealing between the parties, there is an implied term that the supplier will carry out the service within a reasonable time.

Where a supplier is dealing with a party to a contract for supply of service who deals as a consumer, the supplier cannot, by reference to any contract term, exclude or restrict any liability of his arising under the contract by virtue of the SOSO. Otherwise, where any right, duty or liability would arise under a contract for the supply of a service by virtue of the SOSO, it may (subject to the Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong)) be negatived or varied by express agreement, or by the course of dealing between the parties, or by such usage as binds both parties to the contract.

The Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong), or the CECO

The CECO, which aims to limit the extent to which civil liability for breach of contract, or for negligence or other breach of duty, can be avoided by means of contract terms and otherwise, among others, provides that:

(a)     under section 7, a person cannot by reference to any contract term or to a notice given to persons generally or to particular persons exclude or restrict his liability for death or personal injury resulting from negligence and in the case of other loss or damage, a person cannot exclude or restrict his liability for negligence except in so far as the term or notice satisfies the requirement of reasonableness.

(b)    under section 8, as between contracting parties where one of them deals as consumer or on the other’s written standard terms of business, as against that party, the other cannot by reference to any contract term (i) when himself in breach of contract, exclude or restrict any liability of his in respect of the breach, or (ii) claim to be entitled to render a contractual performance substantially different from that which was reasonably expected of him, or (iii) claim to be entitled in respect of the whole or any part of his contractual obligation, to render no performance at all, except in so far as the contract term satisfies the requirement of reasonableness.

(c)     under section 9, a person dealing as a consumer cannot by reference to any contract term be made to indemnify another person (whether a party to the contract or not) in respect of liability that may be incurred by the other for negligence or breach of contract, except in so far as the contract term satisfies the requirement of reasonableness.

In relation to a contract term, the requirement of reasonableness for the purpose of the CECO is satisfied only if the court or arbitrator determines that the term was a fair and reasonable one to be included having regarded to the circumstances which were, or ought reasonably to have been, known to or in the contemplation of the parties when the contract was made.

Regulations Related to Employment and Labor Protection

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

The Employment Ordinance (Chapter 57 of the Laws of Hong Kong), or the EO, is an ordinance enacted for, amongst other things, the protection of the wages of employees and the regulation of the general conditions of employment and employment agencies. Under the EO, an employee is generally entitled to, amongst other things, notice of termination of his or her employment contract; payment in lieu of notice; maternity protection in the case of a pregnant employee; not less than one rest day in every period of seven days; severance payments or long service payments; sickness allowance; statutory holidays or alternative holidays; and paid annual leave of up to 14 days depending on the period of employment.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong), or the ECO, is an ordinance enacted for the purpose of providing for the payment of compensation to employees injured in the course of employment. As stipulated by the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer. According to the Fourth Schedule of the ECO, the insured amount shall be not less than HK$100,000,000 (approximately $12,800,000) per event if a company has no more than 200 employees. Any employer who contravenes this requirement commits a criminal offence and is liable on conviction to a fine of HK$100,000 (approximately $12,800) and imprisonment for two years. An employer who has taken out an insurance policy under the ECO is required to display a prescribed notice of insurance in a conspicuous place on each of its premises where any employee is employed. Any employer who, without reasonable cause, contravenes this requirement commits a criminal offence and is liable on conviction to a fine of HK$10,000 (approximately $1,290). As of the date of this prospectus, we believe our subsidiaries in Hong Kong have taken sufficient employee compensation insurances for its employees required under the ECO.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong)

The Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong), or the MPFSO, is an ordinance enacted for the purposes of providing for the establishment of non-governmental mandatory provident fund schemes, or the MPF Schemes. The MPFSO requires every employer of an employee of 18 years of age or above but under 65 years of age to take all practical steps to ensure the employee becomes a member of a registered MPF Scheme. Subject to the minimum and maximum relevant income levels, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the MPF Scheme. For a monthly-paid employee, the maximum relevant income level is HK$30,000 (approximately $3,830) per month and the maximum amount of contribution payable by the employer to the MPF Scheme is HK$1,500 (approximately $192). Any employer who, without reasonable cause, contravenes this requirement commits a criminal offence and is liable on conviction to a fine of HK$350,000 (approximately $44,700) and imprisonment for three years, and to a daily penalty of HK$500 (approximately $64) for each day on which the offence is continued.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong), or the MWO

The MWO provides a prescribed minimum hourly wage rate (currently at HK$40 per hour) during the wage period for every employee engaged under a contract of employment under the EO. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the MWO is void.

Failure to pay minimum wage amounts to a breach of the wage provisions under EO. An employer who willfully and without reasonable excuse fails to pay wages to an employee when it becomes due commits a criminal offence and is liable on conviction to a fine and imprisonment.

Regulations Related to Anti-money Laundering and Counter-terrorist Financing

Anti-Money Laundering and Counter-Terrorist Financing Ordinance (Chapter 615 of the Laws of Hong Kong)

The AMLO imposes requirements relating to client due diligence and record-keeping and provides regulatory authorities with the powers to supervise compliance with the requirements under the AMLO. In addition, the regulatory authorities are empowered to (i) ensure that proper safeguards exist to prevent contravention of specified provisions in the AMLO; and (ii) mitigate money laundering and terrorist financing risks.

Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong)

The Drug Trafficking (Recovery of Proceeds) Ordinance (Chapter 405 of the Laws of Hong Kong), or the DTROP, contains provisions for the investigation of assets suspected to be derived from drug trafficking activities, the freezing of assets on arrest and the confiscation of the proceeds from drug trafficking activities. It is an offence under the DTROP if a person deals with any property knowing, or having reasonable grounds to believe, it to be the proceeds from drug trafficking. The DTROP requires a person to report to an authorized officer if he/she knows or suspects that any property (directly or indirectly) is the proceeds from drug trafficking or is intended to be used or was used in connection with drug trafficking, and failure to make such disclosure constitutes an offence under the DTROP.

Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong)

The Organized and Serious Crimes Ordinance (Chapter 455 of the Laws of Hong Kong), or the OSCO, empowers officers of the Hong Kong Police Force and the Hong Kong Customs and Excise Department to investigate organized crime and triad activities, and it gives the Hong Kong courts jurisdiction to confiscate the proceeds from organized and serious crimes to issue restraint orders and charging orders in relation to the property of defendants of specified offences. The OSCO extends the money laundering offence to cover the proceeds of all indictable offences in addition to drug trafficking.

United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong)

The United Nations (Anti-Terrorism Measures) Ordinance (Chapter 575 of the Laws of Hong Kong), or the UNATMO, provides that it is a criminal offence to: (i) provide or collect funds (by any means, directly or indirectly) with the intention or knowledge that the funds will be used to commit, in whole or in part, one or more terrorist acts; or (ii) make any funds or financial (or related) services available, directly or indirectly, to or for the benefit of a person knowing that, or being reckless as to whether, such person is a terrorist or terrorist associate. The UNATMO also requires a person to report his knowledge or suspicion of terrorist property to an authorized officer, and failure to make such disclosure constitutes an offence under the UNATMO.

United Nations Sanctions Ordinance (Chapter 537 of the Laws of Hong Kong)

The United Nations Sanctions Ordinance (Chapter 537 of the Laws of Hong Kong), or the UNSO, and its subsidiary regulations implement in Hong Kong the United Nations Security Council resolutions to impose targeted sanctions against certain jurisdictions, including but not limited to Afghanistan, Iran and the Democratic People’s Republic of Korea, as instructed by the Ministry of Foreign Affairs of the PRC. There are prohibitions against trade-related activities, which include making available to, or for the benefit of, certain persons or entities, any funds or other financial assets or economic resources, or dealing with funds or other financial assets or economic resources of certain persons or entities from such jurisdictions, and a contravention or breach of different sanctions or trade restrictions in the regulations constitutes an offence under the UNSO.

Weapons of Mass Destruction (Control of Provision of Services) Ordinance (Chapter 526 of the Laws of Hong Kong)

The Weapons of Mass Destruction (Control of Provision of Services) Ordinance (Chapter 526 of the Laws of Hong Kong), or the WMDO provides that it is a criminal offence for a person to provide services to another person where the first-mentioned person believes or suspects, on reasonable grounds, that the services will or may assist the development, production, acquisition or stockpiling of weapons of mass destruction. The provision of services for the purposes of the WMDO covers a wide range of activities. The WMDO also provides for the criminal liability of the director, manager, secretary or other similar officer of a body corporate for offences committed by the body corporate with the consent and connivance of such officials.

Guidelines Issued by the SFC

Licensed corporations are required to comply with the applicable anti-money laundering and counter-terrorist financing laws and regulations in Hong Kong as well as the Guideline on Anti-Money Laundering and Counter-Financing of Terrorism, or the AML & CFT Guideline and the Prevention of Money Laundering and Terrorist Financing Guideline issued by the Securities and Futures Commission for Associated Entities issued by the SFC and as amended or supplemented by the SFC from time to time.

The AML & CTF Guideline provides guidance to licensed corporations and their senior management in designing and implementing their own anti-money laundering and counter-terrorist financing policies, procedures and controls in order to meet the relevant legal and regulatory requirements in Hong Kong. Pursuant to the AML & CTF Guideline, licensed corporations should, among other things, assess the risks of any new products and services before they are offered to the market, identify the client and verify the client’s identity, conduct on-going monitoring of activities of the clients, maintain a database of names and particulars of terrorist suspects and designated parties and conduct on-going monitoring for identification of suspicious transactions.

Regulations Related to Our Business Operations in Cayman Islands

HF Fund SPC

HF Fund SPC, a wholly owned subsidiary of Hang Feng, is an exempted company incorporated with limited liability and registered as a segregated portfolio company under the Companies Act. Its constitution is defined in its memorandum and articles of association. HF Fund SPC’s objects, as set out in clause 3 of its memorandum of association, are unrestricted and so include the carrying on of the business of an investment company.

HF Fund SPC has an authorized share capital of US$50,000 which is made up of 100 management shares and 4,999,900 participating shares which may be issued in different classes and series. The directors are authorized under the articles of association to resolve from time to time the class to which participating shares are to be designated and/or redesignated.

Subject to the provisions of the articles of association and the Companies Act, HF Fund SPC may increase or reduce its authorized share capital, sub-divide all or any of its share capital into shares of smaller amount or consolidate and divide all or any of its share capital into shares of larger amount. The articles of association provide that unissued shares of HF Fund SPC are at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the directors may determine.

Specifically, the directors are authorized, without providing prior notice to, or receiving consent from, existing shareholders, to establish and issue additional classes of participating shares that are subject to different terms, including, without limitation, voting rights, the amount of the management fee and the performance fee, minimum subscription amounts, redemption rights, information rights, capacity rights and other rights, as determined from time to time by the directors.

All participating shares will be issued in registered form only. There are no provisions under the laws of the Cayman Islands or under the articles of association conferring pre-emption rights on the holders of participating shares or management shares. No capital of HF Fund SPC is under option or agreed conditionally or unconditionally to be put under option.

Segregated Portfolio Companies

As a segregated portfolio company, HF Fund SPC will create one or more segregated portfolios in order to segregate the assets and liabilities held by HF Fund SPC on behalf of each segregated portfolio from the assets and liabilities held by HF Fund SPC on behalf of any other segregated portfolio or the general assets and liabilities of HF Fund SPC.

In a segregated portfolio company, principles relating to the payment of dividends or other distributions, and the payment of the redemption price of shares are applied to each segregated portfolio in isolation. Payments in respect of dividends, distributions and redemptions of shares may only be paid out of the assets of the segregated portfolio in respect of which the relevant participating shares were issued. Segregated portfolio assets are only available to meet liabilities to creditors of HF Fund SPC who are creditors in respect of the relevant segregated portfolio and are protected from and are not available to creditors of HF Fund SPC who are not creditors in respect of that segregated portfolio. Furthermore, the articles of association specifically prohibit recourse to HF Fund SPC’s general assets if the assets of a segregated portfolio are insufficient to satisfy a liability of that segregated portfolio.

The Companies Act requires that any transaction or arrangement entered into by a segregated portfolio company on behalf of one or more of its segregated portfolios must be executed by a segregated portfolio company on behalf or for the account of such segregated portfolio(s), which must be identified in the relevant documents.

If the segregated portfolio company fails to meet this requirement, then its directors shall be required to make any necessary enquiries to determine the correct segregated portfolio to which the relevant act or arrangement should be attributed and shall forthwith make the attribution to the relevant segregated portfolio. The directors are also required, in these circumstances, to notify all persons which are a party to the relevant arrangement or agreement or which may be adversely affected by any such attribution, of that attribution and their rights under the Companies Act to apply to the Cayman Islands courts for a re-attribution in the event of any objection thereto.

It is also the duty of the directors to establish and maintain procedures for the segregation both of the general assets from the segregated portfolio assets and of the assets of each segregated portfolio from those of each other segregated portfolio such that the assets and liabilities of each segregated portfolio and any general assets or liabilities of HF Fund SPC shall be separate and separately identifiable. The directors have adopted such internal procedures and intend to open and maintain separate bank accounts for each segregated portfolio so as to ensure the assets of each segregated portfolio are separate.

Companies Act

A Cayman Islands exempted company: (a) is a company that conducts its business mainly outside the Cayman Islands; (b) is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands); (c) does not have to hold an annual general meeting; (d) does not have to make its register of members open to inspection by shareholders of that company; (e) may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands; and (f) may register as a segregated portfolio company.

Inspection of Books and Records.    Holders of participating shares have no general right under the Companies Act to inspect or obtain copies of HF Fund SPC’s register of members or HF Fund SPC’s corporate records.

General Meetings.    As a Cayman Islands exempted company, HF Fund SPC is not obligated by the Companies Act to call shareholders’ annual general meetings.

Register of Members.    Under the Companies Act, HF Fund SPC must keep a register of members and there should be entered therein the names and addresses of HF Fund SPC’s shareholders, a statement of the number and category of shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder; whether each relevant category of shares held by a shareholder carries voting rights under the articles of association and, if so, whether such voting rights are conditional, the date on which the name of any person was entered on the register as a shareholder; and the date on which any person ceased to be a shareholder. Under the Companies Act, the register of members of HF Fund SPC is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Companies Act to have legal title to the shares as set against its name in the register of members.

Mutual Funds Act

HF Fund SPC is registered with the CIMA as a mutual fund under section 4(3) of the Mutual Funds Act (as revised) of the Cayman Islands (“Mutual Funds Act”) and is therefore regulated under that act. HF Fund SPC specifies that the minimum aggregate equity interest purchasable by a potential investor in HF Fund SPC is at least US$100,000 or its equivalent in any other currency. Consequently, it qualifies for registration under that section without the need to be licensed or administered by a licensed mutual fund administrator.

In connection with its initial registration under the Mutual Funds Act, HF Fund SPC has filed with CIMA a copy of its offering memorandum, as amended from time to time (“Offering Memorandum”) and certain details of the Offering Memorandum, as required by the Mutual Funds Act. HF Fund SPC has also paid the prescribed initial registration fee.

HF Fund SPC’s continuing obligations under the Mutual Funds Act are: (i) to file with CIMA prescribed details of any changes to the Offering Memorandum; (ii) to file annually with CIMA accounts audited by an approved auditor and an annual return; and (iii) to pay a prescribed annual fee.

As a regulated mutual fund, HF Fund SPC is subject to the supervision of CIMA. At any time, CIMA may instruct HF Fund SPC to have its accounts audited and to submit them to CIMA within a specified time. Failure to comply with any supervisory request by CIMA may result in substantial fines. CIMA has wide powers to take certain actions if certain events occur. For instance, it has wide powers to take action if it is satisfied that a regulated mutual fund: (a) is or is likely to become unable to meet its obligations as they fall due; (b) has contravened any provision under the Mutual Funds Act or of the Anti-Money Laundering Regulations (as revised) of the Cayman Islands; (c) is carrying on or is attempting to carry on business or is winding up its business voluntarily in a manner that is prejudicial to its investors or creditors; (d) is not being managed in a fit and proper manner; or (e) has persons appointed as director, manager or officer that is not a fit and proper person to hold the respective position.

The powers of CIMA include, amongst others: (i) the power to require a directors to be replaced; (ii) the power to appoint a person, at HF Fund SPC’s expense, to advise HF Fund SPC on the proper conduct of its affairs; and (iii) the power to appoint a person, at HF Fund SPC’s expense, to assume control of the affairs of HF Fund SPC, including for the purpose of terminating the business of HF Fund SPC. CIMA also has other remedies available to it including applying to the courts of the Cayman Islands for approval of other actions, and requiring HF Fund SPC to re-organize its affairs in a manner specified by CIMA.

CIMA has a discretionary power to impose substantial administrative fines upon HF Fund SPC in connection with any breaches by HF Fund SPC of prescribed provisions of certain regulatory laws and regulations of the Cayman Islands including the Mutual Funds Act and the Anti-Money Laundering Regulations (as revised) of the Cayman Islands and upon any director or officer of HF Fund SPC who either consented to or connived in the breach, or to whose neglect the breach is proved to be attributable. To the extent any such administrative fine is payable by HF Fund SPC, HF Fund SPC will bear the costs of such fine and any associated proceedings.

Data Protection

For the purposes of the Data Protection Act (as revised) of the Cayman Islands (“Data Protection Act”), the data controller in respect of any personal data provided in respect of shareholders and their respective representatives, directors, officers, agents or beneficial owners in respect of whom personal data is provided in relation to HF Fund SPC shall be HF Fund SPC. Personal data shall be processed in accordance with the privacy notice adopted in respect of the Data Protection Act (“Cayman Privacy Notice”) as appended to the subscription agreement of HF Fund SPC. The Cayman Privacy Notice sets out the purposes for which such personal data may be processed, the circumstances in which such data might be disclosed or transferred, Shareholders’ rights in respect of such data, as well as other matters.

HF Fund SPC has engaged an administrator to act as data processor, as defined in the Data Protection Act. Pursuant to the administration agreement, the administrator, as data processor, is permitted to do the following, including but not limited to, processing personal data (as defined in the Data Protection Act and the administration agreement) in order to provide services under the administration agreement and to carry out anti-money laundering checks and related actions; disclose or transfer the personal data to its affiliates, employees, agents, delegates, subcontractors, credit reference agencies, professional advisors or competent authorities for the provision of the services; and report tax or regulatory related information to competent bodies or authorities.

The administrator, as data processor, shall, among others, only act on and process such personal data in accordance with the documented instructions of HF Fund SPC, unless otherwise prevented or required by applicable laws; ensure that all persons who have access to personal data have committed themselves to appropriate obligations of confidentiality; and upon termination of the administration agreement, the personal data shall, at HF Fund SPC’s option, be destroyed or returned to HF Fund SPC, unless applicable laws prevent the return or deletion of such personal data.

Economic Substance Regime

As a result of the OECD’s Global Base Erosion and Profit Shifting (“BEPS”) initiative and the European Union Code of Conduct Group substance requirements, the Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (as amended) (“ES Act”) in December 2018, effective 1 January 2019, with related regulations and guidance notes issued thereafter. The purpose of the ES Act is to address the concern of the EU Code of Conduct Group and OECD guidance on the economic substance of certain entities in jurisdictions with low or zero corporation tax. Under the ES Act, certain entities formed or registered in the Cayman Islands are required to have economic substance in the Cayman Islands. The ES Act applies to “relevant entities” carrying out “relevant activities”.

From 2020, all legal entities must notify whether or not they are “relevant entities” as prerequisite to filing an annual return each. Relevant entities that are conducting relevant activities and which must demonstrate economic substance will need to make such annual filings with the Cayman Islands Tax Information Authority from 2020, in the manner prescribed by the said authority.

Investment funds, such as HF Fund SPC, are excluded from the definition of relevant entity under the ES Act and therefore are not within the scope of the ES Act. In the circumstance of any change in the ES Act which imposes compliance obligations on HF Fund SPC, HF Fund SPC shall assess the impacts and comply with the regulations accordingly.

Beneficial Ownership Regime

HF Fund SPC is within the scope of the Beneficial Ownership Transparency Act, 2023 of the Cayman Islands and associated Beneficial Ownership Transparency Regulations, 2024 of the Cayman Islands (“Beneficial Ownership Transparency Regime”), which came into force on 31 July 2024. HF Fund SPC will be required to comply with the Beneficial Ownership Transparency Regime and failure to do so may result in an administrative fine payable by HF Fund SPC. As a regulated mutual fund under the Mutual Funds Act, HF Fund SPC is however eligible for, and may elect to avail itself of, an ‘alternative route to compliance’ under and in accordance with the applicable legislative framework. Pursuant to the Beneficial Ownership Transparency Regime, HF Fund SPC will be required to provide, on request, certain beneficial ownership information to the Cayman Islands Registrar of Companies, and may also be required to provide, on request, certain particulars to other Cayman Islands entities which are also within the scope of, and required to maintain beneficial ownership registers under, the Beneficial Ownership Transparency Regime.

Regulations Related to Our Business Operations in BVI

HF CM is a business company incorporated under the Business Companies Act, 2004 of the British Virgin Islands. HF CM is registered with the FSC as an Approved Manager pursuant to the BVI Investment Business (Approved Managers) Regulations, 2012 (“Approved Managers Regulations”).

Under the Approved Managers Regulations, HF CM may carry on any of the following investment business functions:

(a)     act as an investment manager or investment advisor to a private fund or professional fund;

(b)    act as an investment manager or investment advisor to a closed-ended fund incorporated, formed or organized in the BVI with the characteristics of a private fund or professional fund;

(c)     act as an investment manager or investment advisor to a person who is affiliated to a fund structure within (a) and (b) above;

(d)    act as an investment manager or investment adviser to a fund incorporated or formed in a recognized jurisdiction that has equivalent characteristics to a private fund or professional fund;

(e)     act as an investment manager or investment advisor to such other person as the FSC may approve on a case by case basis. Included amongst the types of “other persons” for these purposes which the FSC has to date approved, includes, significantly, managed accounts;

(f)     act as an investment manager or investment advisor to a person that is:

(i)     incorporated, formed or organized outside the BVI in a non-recognized jurisdiction;

(ii)    has equivalent characteristics to a private fund, professional fund or a closed-ended fund; and

(iii)   invests all or substantially all of its assets in one or more fund structures falling within (a) or (b) above (in determining what constitutes “substantial” for these purposes, account shall be taken of whether the aggregate of the fund’s investment in the funds falling within (a) and (b) above amount to more than fifty percent of its total assets), provided that HF CM shall, within 14 days of the change of any information submitted to the FSC at the time of its application for approval as an Approved Manager pursuant to the Approved Managers Regulations, notify the FSC in writing of the change, providing details of the change (including taking on any new relevant business) and a written declaration in the prescribed form as to whether or not the change complies with the requirements of the Approved Managers Regulations. In addition, HF CM shall notify the FSC of any matter in relation to HF CM or in HF CM’s conduct of a relevant business, which has or is likely to have a material impact or a significant regulatory impact with respect to HF CM or the relevant business.

Subject to the above and the assets under management in relation to open-ended funds not exceeding US$400 million or its equivalent in another currency, or, in relation to closed-ended funds, capital commitments not exceeding US$1 billion, HF CM is not restricted as to the number of funds for whom it may act. However, HF CM shall not carry on any other business except the relevant business outlined above.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
QIAN Fenglei	48	Director and Chairman of the Board of Directors
XU Zhiheng	38	Chief Executive Officer and a Director Nominee*
CHOW Chun Yu Leeds	36	Chief Financial Officer
WU Wei	51	Independent Director Nominee*
WONG Yiu Kit Ernest	57	Independent Director Nominee*
CHENG Chi Wai Benny	50	Independent Director Nominee*

____________

*        The appointment of each director nominee will be effective upon the effectiveness of the registration statement of which this prospectus forms a part.

The following is a brief biography of each of our executive officers, directors, and director nominees:

QIAN Fenglei — Director and Chairman of the Board of Directors

QIAN Fenglei joined the Company as a director and Chairman of the board of directors since incorporation on October 15, 2024. Mr. Qian is experienced in managing investment companies and has extensive investment experiences in the areas of information technology, healthcare, high-end manufacturing, energy and environmental protection and culture and education. Mr. Qian is also the founder of Zhejiang Highfund International Holdings Co., Ltd., a company established in 2017 which focuses on equity investment, merger and acquisition. He also serves as an executive director of WellCell Holdings Co., Ltd. (2477.HK), a Hong Kong-listed company. Mr. Qian received an Executive Master of Business Administration in Finance from the Shanghai Advanced Institute of Finance of Shanghai Jiao Tong University in 2018.

XU Zhiheng — Chief Executive Officer and a Director Nominee

XU Zhiheng joined the Company as Chief Executive Officer on March 7, 2025, overseeing all business operations. He also served as CEO of Starchain Investment Trading Limited since November 2024 and Director of Hang Feng Capital Management Limited since October 2024. With over 14 years of experience in equity investment and asset management, Mr. Xu held senior management roles in the investment departments of several Hong Kong-listed companies, gaining extensive expertise in asset management. His strategic expertise in finance and asset management positions him as a key industry leader. Prior to joining in the Company, he was head of investor relations and board secretary of NVT (HK) Limited from April 2023 to November 2024. From September 2018 to April 2023, Mr. Xu was deputy general manager at Sun Wing International Asset Management Limited, acting as a licensed Responsible Officer for asset management businesses and overseeing fund management and advisory services. Mr. Xu holds a Master of Science in New Media from The Chinese University of Hong Kong and a dual degree in Journalism and Economics from Huazhong University of Science and Technology and Wuhan University.

CHOW Chun Yu Leeds — Chief Financial Officer

CHOW Chun Yu Leeds joined the Company since November 2024 and is appointed as Chief Financial Officer of Hang Feng in March 2025. Mr. Chow has over 14 years of experience in the audit and financing industry. Currently, Mr. Chow also serves as an independent director of another public company, Decent Holding Inc. (Nasdaq: DXST), since January 22, 2025. Mr. Chow previously served as Chief Financial Officer and Principal Accounting Officer of the ABVC BioPharma, Inc. (Nasdaq: ABVC) from September 2022 to February 2025, after acting as a Financial Controller of the same company from March 2021 to August 2022. Prior to joining ABVC, Mr. CHOW held senior positions at MCL Financial Group Limited, where he managed deal screening and project management in the F&B sector, at Opus Capital Limited, where he was instrumental in preparing companies for IPOs and advising on private fundraising, and at Albeck Financial Services where he developed a strong foundation in audit, financial analysis, and internal controls. Mr. Chow graduated in University of California, Santa Barbara, with a Bachelor of Arts degree, majoring in Business Economics with Accounting Emphasis.

Mr. WU Wei — Independent Director Nominee

Mr. Wu will be appointed as an independent director upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. Mr. Wu has over 25 years of experience in investment banking and direct investment. He is a founder of Maison Capital Hong Kong Limited and has served as a senior partner since 2012. Mr. Wu also founded Fong Capital Partners Management Limited in January 2023 and acts as its partner since then. Both firms are private equity funds investing in broader Asia region. Previously from March 2009 to September 2012, Mr. Wu was a Managing Director, Head of Private Equity at CITIC Securities International. At CITIC Securities International, Mr. Wu was a member of the investment committee for CSI Capital Fund (raised with third party limited partners). Before CITIC, from February 2006 to March 2009, Mr. Wu was a Senior Vice President at Lehman Brothers, in charge of Asia’s direct private equity investment through Lehman’s multi-strategy fund. Mr. Wu started his private equity career with Henderson Global Investors (renamed as Janus Henderson Investors) in Hong Kong where he completed a number of successful investments in Asia Pacific from September 2002 to October 2005. Mr. Wu holds a Bachelor of Art Degree in Economics and Operations Research from Columbia University.

Mr. WONG Yiu Kit Ernest — Independent Director Nominee

Mr. Wong will be appointed as an independent director upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. He has over 30 years of experience in private equity, corporate finance, IPO and general management. He has been the executive director, CFO, company secretary, non-executive director, independent non-executive director and audit committee chairman of several listed companies in Hong Kong and London stock exchange. Mr. Wong has been the president and group chief financial officer of KVB Holdings Limited since November 2011. He worked for KVB Kunlun Financial Group Limited (HKEx Stock Code: 6877, now known as CLSA Premium Limited) as the chief financial officer and the company secretary from October 2014 to August 2019, and also as an executive director from May 2018 to August 2019. He is also the global council member of the Association of Chartered Certified Accountants (ACCA) and the court member of the University of Hong Kong. Mr. Wong obtained a master’s degree in management from Saïd Business School of Oxford, a master’s degree in investment from HKUST, a master’s degree in electronic engineering from CUHK and a BBA from HKU. Mr. Wong is a fellow member of the Association of Chartered Certified Accountants, the Hong Kong Institute of Certified Public Accountants, the Institute of Chartered Accountants in England and Wales, and Hong Kong Securities and Investment Institute. He is also a chartered financial analyst of the Institute of Chartered Financial Analysts.

Mr. CHENG Chi Wai Benny — Independent Director Nominee

Mr. Cheng will be appointed as an independent director upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. He has over 25 years of experience in the financial service and fund management industry. Mr. Cheng founded Insight Capital Investment Limited in 2013 and is currently a responsible officer in respect of Type 4 (advising on securities) and Type 9 (asset management) regulated activities under the SFO. Mr. Cheng holds a bachelor’s degree in economics from the University of New South Wales and a Master’s degree in Business Administration from California State University.

For additional information, see “Description of Share Capital — Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five (5) directors upon effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with us is required to declare the nature of the director’s interest at a meeting of our directors.

A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated.

Subject to the Nasdaq listing rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Committees of the Board of Directors

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny. WONG Yiu Kit Ernest will be the chairperson of our audit committee. We have determined that each of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny will satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that each of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•        selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and our independent registered public accounting firm;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and our independent registered public accounting firms;

•        reporting regularly to the full board of directors; and

•        performing such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee

Our compensation committee will consist of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny. CHENG Chi Wai Benny will be the chairperson of our compensation committee. We have determined that each of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny will satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Securities Exchange Act. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing and making recommendations to the board of directors with respect to the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny. WU Wei will be the chairperson of our nominating and corporate governance committee. Each of WU Wei, WONG Yiu Kit Ernest and CHENG Chi Wai Benny will satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee will assist the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee will be responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

•        reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our board the directors to serve as members of committees;

•        advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

•        making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as may be amended and restated from time to time, including the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares of our company, including the registering of such shares in our share register.

Code of Ethics and Corporate Governance

We will adopt a code of ethics, which will be applicable to all of our directors, executive officers and employees prior to the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part. We will make our code of ethics publicly available on our website.

In addition, our board of directors will adopt a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions prior to the effectiveness of our registration statement on Form F-1, of which this prospectus forms a part.

Terms of Directors and Officers

The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board of directors. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors. A director may be removed from office by an ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by a special resolution), notwithstanding anything in our memorandum and articles of association or in any agreement between the Company and such director (but without prejudice to any claim for damages under such agreement).

The office of director shall be vacated, if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, (ii) dies or is found to be or becomes of unsound mind, (iii) resigns his office by notice in writing, or (iv) is removed from office pursuant to any other provisions of our memorandum and articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Interested Transactions

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Nasdaq listing rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Employment Agreements and Indemnification Agreements

We will enter into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause, at any time, without notice or remuneration, including but not limited to as a result of the executive officer’s commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, material misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties or material breach of internal procedures or regulations which causes damage to the Company. An executive officer may terminate his or her employment at any time with 1 month’s prior written notice.

We intend to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2024, we paid an aggregate of approximately US$17,945 in cash to our executive officers and directors and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Share Incentive Plan

2025 Equity Incentive Plan

On July 25, 2025, our sole director adopted the 2025 Equity Incentive Plan, which may be amended and restated from time to time, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. The maximum aggregate number of shares which may be issued under the 2025 Equity Incentive Plan is 999,750 ordinary shares. As of the date of this prospectus, no ordinary shares or any securities convertible into ordinary shares under the 2025 Equity Incentive Plan had been granted or remain outstanding.

The following paragraphs summarize the principal terms of the 2025 Equity Incentive Plan.

Types of Awards.    The 2025 Equity Incentive Plan provides for the granting of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares, and Other Stock Based Awards.

Plan Administration.    The 2025 Equity Incentive Plan may be administered by different committees of the board of directors with respect to different groups of employees, directors, or consultants (“Administrator”), and will in compliance with Rule 16b-3 under the Exchange Act or relevant securities exchange or inter-dealer quotation service.

Eligibility.    We may grant awards to employees, directors and/or consultants determined by the Administrator to be eligible for participation in the 2025 Equity Incentive Plan in accordance with its terms.

Vesting Schedule.    In general, the Administrator determines the vesting schedule, which is specified in the relevant award agreements.

Exercise of Awards.    In general, the Administrator determines the exercise or purchase price, as applicable, for each award, which is stated in the relevant award agreements. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the Administrator determines at the time of grant.

Term of the 2025 Equity Incentive Plan.    The Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary shares offered in this offering for:

•        each of our directors and executive officers who beneficially own our ordinary shares;

•        our directors and executive officers as a group; and

•        each person known to us who beneficially owns more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 5,290,000 ordinary shares outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on 6,665,000 ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise the over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering Over-allotment option not exercised
	Number	Percent	Number	Percent
Directors, Director Nominees and Executive Officers(1)
QIAN Fenglei(3)	4,000,000	75.61%	4,000,000	60.02%
XU Zhiheng(2)	—	—	—	—
CHOW Chun Yu Leeds	—	—	—	—
WU Wei(2)	—	—	—	—
WONG Yiu Kit Ernest(2)	—	—	—	—
CHENG Chi Wai Benny(2)	—	—	—	—
Directors, Director Nominees and Executive Officers as a group (6 persons)	4,000,000	75.61%	4,000,000	60.02%
5% or greater shareholders
HF Holdings(1)	4,000,000	75.61%	4,000,000	60.02%

____________

As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States.

(1)      Except as otherwise indicated below, the business address for our directors and executive officers is at Unit 2008, 20/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

(2)      Each of XU Zhiheng, WU Wei, WONG You Kit Ernest, and CHENG Chi Wai Benny will serve as our director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

(3)      The number of ordinary shares beneficially owned prior to this offering represents 4,000,000 ordinary shares held by HF Holdings, a BVI company of which Mr. QIAN holds 93.11% of the total voting power. Mr. QIAN is deemed to have the voting and dispositive power over shares beneficially owned by HF Holdings. The registered address for HF Holdings is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

RELATED PARTY TRANSACTIONS

Employment Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Material Transactions with Related Parties

The relationship and the nature of related party transactions are summarized as follow:

Name of Related Party	Relationship to Us
Hang Feng International Holdings Co., Limited	Major Shareholder of Hang Feng
YEUNG Sing Yuet Sherry	Director of Starchain
Qian Fenglei	Director and Chairman of the Board of Director

1. Balance with related parties

Deferred revenue

Name of Related Party	Nature	As of August 29, 2025	December 31, 2024	December 31, 2023	December 31, 2022
Hang Feng International Holdings Co., Limited	Advance payments received	$40,000	$270,513	$—	$—

b. Due to related parties

Name of Related Party	Nature	As of August 29, 2025	December 31, 2024	December 31, 2023	December 31, 2022
YEUNG Sing Yuet Sherry	Loans*	$—	$704,728	$3,151,032	$1,959,482
Hang Feng International Holdings Co., Limited	Payable for transfer of equity**	—	65,700	—	—
Hang Feng International Holdings Co., Limited	Loans*	—	475,500	—	—
Hang Feng International Holdings Co., Limited	Payment on behalf of the Company	—	117,023	—	—
Hang Feng International Holdings Co., Limited	Office rent	28,980	—	—	—
Total		$28,980	$1,362,951	$3,151,032	$1,959,482

____________

*        Loans represents interest-free loans with no specific repayment date. We fully repaid the loan owed to YEUNG Sing Yuet Sherry on January 13, 2025. We fully repaid the loan owed to Hang Feng International Holdings Co., Limited on April 16, 2025.

**      Payable for transfer of equity represents the amount due to HF Holdings for the acquisition of Shine Property, which was paid on January 28, 2025.

2. Transactions with related parties

Name of Related Party	Nature	Relationship	From January 1, 2025 to August 29, 2025	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Qian Fenglei	Management consulting services	Director and Chairman of the Board of Director	$—	$279,943	$119,534
Hang Feng International Holdings Co., Limited	Management consulting services	Major Shareholder of Hang Feng	371,649	499,897	—
Hang Feng International Holdings Co., Limited	Office rent	Major Shareholder of Hang Feng	28,980	16,350	—
Total			$400,629	$788,015	$119,534

3. Proceeds from related parties

Name of Related Party	From January 1, 2025 to August 29, 2025		For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
	Borrowing	Repayment	Borrowing	Repayment	Borrowing	Repayment
YEUNG Sing Yuet Sherry	$—	(704,728)	$603,696	$(3,050,000)	$1,191,550	$—
Hang Feng International Holdings Co., Limited	—	(658,223)	475,500	—	—	—
Total	$—	(1,362,951)	$1,079,196	$(3,050,000)	$1,191,550	$—

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the “Companies Act” below, and the common law of the Cayman Islands.

As of the date hereof, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each.

We are going to adopt the amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety upon effectiveness of this Registration Statement, of which this prospectus forms a part. The following are summaries of material provisions of our post-offering memorandum and articles of association that we expect will become effective upon effectiveness of this Registration Statement and the Companies Act insofar as they relate to the material terms of our ordinary shares.

The following description of our share capital and provisions of our post-offering memorandum and articles of association are summaries and are qualified by reference to the memorandum and articles of association that will be in effect upon effectiveness of this Registration Statement. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the ordinary shares reflect changes to our share capital structure that will occur when our post-offering memorandum and articles of association becomes effective.

The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares.

Ordinary Shares

General

Our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each. All of our issued outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by an ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting. Subject to any rights and restrictions for the time being attached to any share, on a poll every shareholder present at the meeting shall have one (1) vote for each share of which such shareholder is the holder.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting, while a special resolution requires the affirmative votes of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Shares

Subject to the restrictions contained in our post-offering memorandum and articles of association and provided that a transfer of ordinary shares complies with applicable Nasdaq rules, any of our shareholders may transfer all or any of his, her or its ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Where the ordinary shares in question are not listed on or subject to the Nasdaq rules, our directors may, in their absolute discretion, decline to register any transfer of shares which is not fully paid up or on which the Company has a lien. Our board of directors may also decline to register any transfer of any share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        the ordinary share transferred is fully paid up and free of any lien in favor of us;

•        in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•        any applicable fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to the Company in respect thereof.

If our directors refuse to register a transfer of any shares, they shall, within three calendar months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.

Liquidation

If the Company shall be wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

•        to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

•        to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 clear days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

Subject to the provisions of the Companies Act, we may issue shares on terms that are to be redeemed or are liable to be redeemed, at our option or at the option of the holders of these shares, on such terms and in such manner, as may be determined, before the issue of such shares, by the board of directors or by our shareholders by ordinary resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following the date on which the payment out of capital is proposed to be made, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may, subject to any rights or restrictions for the time being attached to any class, only be materially and adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each calendar year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

The chairman or the directors (acting by a resolution of the board of directors) may call general meetings. Advance notice of at least seven clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attached to all shares in issue and entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of the Company, our board shall proceed to convene an extraordinary general meeting of the Company. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association, register of mortgages and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies of the Cayman Islands. See “Where You Can Find Additional Information.”

Alteration of Share Capital

We may from time to time by ordinary resolution:

•        increase the share capital by new shares of such amount as we deem expedient;

•        consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•        sub-divide our shares, or any of them into shares of an amount smaller than that fixed by the memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

•        cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by a special resolution reduce our share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company is not required to open its register of members for inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may have a share capital divided into shares of no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with Nasdaq Rules in lieu of following home country practice after the closing of this offering. Nasdaq Rules require that every company listed on the Nasdaq Capital Market should hold an annual general meeting of shareholders.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of the shareholder’s shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which the shareholder might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. Whilst a dissenting member has the right to express to the court his view that the transaction for which approval is being sought would not provide the members with a fair value for their shares, it can be expected that the court would approve the transaction if it is satisfied that (i) the company is not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with, (ii) the members have been fairly represented at the meeting in question, (iii) the transaction is such as a businessman would reasonable approve and (iv) the transaction is not one that would more properly be sanctioned under some other provisions of the Companies Act or that would amount to a “fraud on the minority”.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company’s action or proposed action is ultra vires or illegal;

•        the act complained of although is not ultra vires, could only be effected if duly authorized by more than a simple majority vote and such authorization has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our post-offering memorandum and articles of association provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default, willful neglect, or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform oneself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner the director reasonably believes to be in the best interests of the corporation. The director must not use their corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, they must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that the director owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on the director’s position as director (unless the company permits them to do so), a duty not to put themselves in a position where the interests of the company conflict with the director’s personal interest or the director’ duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of their duties a greater degree of skill than may reasonably be expected from a person of the director’s knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow our shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third of all votes attaching to all the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of our Company. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted company incorporated in the Cayman Islands, we may (but shall not be obliged to) in each calendar year hold a general meeting as its annual general meeting.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, subject to certain restrictions as contained therein, a director may be removed from office by an ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by a special resolution), notwithstanding anything in the articles of association or in any agreement between the Company and such director (but without prejudice to any claim for damages under such agreement). An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors. In addition, the office of director shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with the director’s creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the Company; or; (iv) is removed from office pursuant to any other provisions of our memorandum and articles of association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of our company are required to comply with fiduciary duties which they owe to our Company under Cayman Islands laws, including the duty to act in good faith in what they consider is the best interests of the company and not for any collateral purpose.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering memorandum and articles of association, if our share capital is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares. We intend to apply to list our ordinary shares on the Nasdaq Capital Market. Upon completion of this offering, assuming no exercise of the underwriter’s over-allotment option, we will have 1,375,000 outstanding ordinary shares held by public shareholders, representing approximately 20.63% of our ordinary shares in issue. All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary shares in the public market could materially adversely affect prevailing market prices of our ordinary shares.

Lock-up Agreements

We have agreed not to, for a period of 180 days from the date of this prospectus, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this offering, any of our ordinary shares or securities that are substantially similar to our ordinary shares, including but not limited to any options or warrants to purchase our ordinary shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the underwriter.

Furthermore, each of our directors, executive officers, and holders of 5% or more of our ordinary shares will enter into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares and securities that are substantially similar to our ordinary shares. These restrictions also apply to any ordinary shares acquired by our directors and executive officers in the offering pursuant to the directed share program, if any.

We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1% of the number of ordinary shares then outstanding, which will equal approximately 649,000 ordinary shares immediately after this offering (or 667,000 ordinary shares if the underwriters exercise the option to purchase additional ordinary shares in full); or

•        the average weekly trading volume of the ordinary shares on the Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides that securities owned by any person may be sold without registration in the United States, provided that the sale is affected in an “offshore transaction” and no “directed selling efforts” are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our ordinary shares may be sold in some manner outside the United States without requiring registration in the United States.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL SHARE TRANSFER RESTRICTION MATTERS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF ORDINARY SHARES INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

MATERIAL TAX CONSIDERATIONS

The following discussion of material, Cayman Islands, Hong Kong and United States federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, Hong Kong, and the United States. To the extent that the discussion relates to matters of Cayman Island tax law, it represents the opinion of Ogier, our Cayman Islands legal counsel; to the extent it relates to Hong Kong tax law, it is the opinion of Han Kun Law Offices LLP, our Hong Kong legal counsel. To the extent that the discussion relates to matters of U.S. Federal Income Taxation, it represents the opinion of Hunter Taubman Fischer & Li LLC, our U.S. counsel.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ordinary shares by a U.S. Holder (as defined below) that acquires our ordinary shares in this offering and holds our ordinary shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, Medicare, and alternative minimum tax considerations, any withholding or information reporting requirements, or any state, local and non-U.S. tax considerations relating to the ownership or disposition of our ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        banks and other financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a market-to-market method of accounting;

•        certain former U.S. citizens or long-term residents;

•        governments or agencies or instrumentalities thereof;

•        tax-exempt entities (including private foundations);

•        holders who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        investors that will hold our ordinary shares as part of a straddle, hedging, conversion or other integrated transaction for U.S. federal income tax purposes;

•        persons holding their ordinary shares in connection with a trade or business outside the United States;

•        persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our ordinary shares);

•        investors required to accelerate the recognition of any item of gross income with respect to their ordinary shares as a result of such income being recognized on an applicable financial statement;

•        investors that have a functional currency other than the U.S. dollar;

•        partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ordinary shares through such entities, all of whom may be subject to tax rules that differ significantly from those discussed below.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult with their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ordinary shares.

Passive Foreign Investment Company (“PFIC”) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the Code, for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations, current and projected income and assets, and the composition of our income and assets (taking into account the current and expected income generated from our investment products purchased from banks), we do not expect to be treated as a PFIC for the current taxable year or the foreseeable future under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, however, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above below under “— Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

Section 1014(a) of the Code provides for a step-up in basis to the fair market value for our ordinary shares when inherited from a decedent that was previously a holder of our ordinary shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, or a mark-to-market election and ownership of those ordinary shares are inherited, Section 1291(e) of the Code provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our ordinary shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those ordinary shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed above, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is not an income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the NYSE and the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed above, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

If you are a non-U.S. Holder, you generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments made to you outside the United States by us or another non-U.S. payor. You generally will be exempt from backup withholding and information reporting requirements in respect of dividend payments made within the United States and the payment of the proceeds from the sale of ordinary shares effected at a U.S. office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of ordinary shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders, including individuals that own “specified foreign financial assets” with an aggregate value in excess of a specified threshold generally are required to file an annual information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts not held through a custodial account with a U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the ordinary shares). Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Applicable Treasury regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders that fail to report the required information could be subject to substantial penalties. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting.

U.S. Federal Income Taxation of Non-U.S. Holders

Taxation of Dividends and Other Distributions on Ordinary Shares

If you are a non-U.S. Holder, dividends paid to you in respect of ordinary shares will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States and, if required by a qualifying income tax treaty with the United States as a condition for subjecting you to U.S. federal income taxation on a net income basis, the dividends are attributable to a permanent establishment that you maintain in the United States. In such cases, you generally will be taxed in substantially the same manner as a U.S. Holder. If you are a corporate non-U.S. Holder, “effectively connected” dividends, under certain circumstances, may be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of a qualifying income tax treaty with the United States that provides for a lower rate.

Taxation of Dispositions of Ordinary Shares

If you are a non-U.S. Holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your ordinary shares unless:

•        the gain is “effectively connected” with your conduct of a trade or business in the United States and, if required by a qualifying income tax treaty with the United States as a condition for subjecting you to U.S. federal income taxation on a net income basis, the gain is attributable to a permanent establishment that you maintain in the United States; or

•        you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize, under certain circumstances, also may be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of a qualifying income tax treaty with the United States that provides for a lower rate. Non-U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting.

Hong Kong Taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong)

Under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong), where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than three months after the date of commencement of such employment. Where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than one month before such individual ceases to be employed in Hong Kong.

Tax on Dividends

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by the Company.

Capital Gains and Profit Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of shares. However, trading gains from the sale of shares by persons carrying on a trade, profession or business in Hong Kong, where such gains are derived from or arise in Hong Kong, will be subject to Hong Kong profits tax which is imposed at the rates of 8.25% on assessable profits up to HK$2,000,000 (approximately US$256,000) and 16.5% on any part of assessable profits over HK$2,000,000 (approximately US$256,000) on corporations from the year of assessment of 2018/2019 onwards. Certain categories of taxpayers (for example, financial institutions, insurance companies and securities dealers) are likely to be regarded as deriving trading gains rather than capital gains unless these taxpayers can prove that the investment securities are held for long-term investment purposes.

Stamp Duty

Hong Kong stamp duty, currently charged at the ad valorem rate of 0.1% on the higher of the consideration for or the market value of the shares, will be payable by the purchaser on every purchase and by the seller on every sale of Hong Kong shares (in other words, a total of 0.2% is currently payable on a typical sale and purchase transaction of Hong Kong shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of Hong Kong shares. Where one of the parties is a resident outside Hong Kong and does not pay the ad valorem duty due by it, the duty not paid will be assessed on the instrument of transfer (if any) and will be payable by the transferee. If no stamp duty is paid on or before the due date, a penalty of up to ten times the duty payable may be imposed.

Estate Duty

Hong Kong estate duty was abolished effective from February 11, 2006. No Hong Kong estate duty is payable by shareholders in relation to the shares owned by them upon death.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within, the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

BVI Taxation

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax residents in the British Virgin Islands are exempt from the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations, or other securities of the Company.

All instruments relating to transactions in respect of the shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the British Virgin Islands, provided that they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the Company or its shareholders.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between Hong Kong and the British Virgin Islands.

British Virgin Islands Economic Substance Legislation

The British Virgin Islands, together with several other non-European Union jurisdictions, has introduced legislation aimed at addressing concerns raised by the Council of the European Union (the “EU”) as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the “ES Act”) came into force in the British Virgin Islands introducing certain economic substance requirements for in-scope British Virgin Islands entities which are engaged in certain “relevant activities”, which in the case of companies incorporated before January 1, 2019, will apply in respect of financial years commencing June 30, 2019 onwards. On March 12, 2019, the EU, as part of this ongoing initiative, announced the results of its assessment of the 2018 implementation efforts by various countries under its review. The British Virgin Islands was not on the announced list of non-cooperative jurisdictions, but was referenced in the report (along with 33 other jurisdictions) as being among countries requiring adjustments to their legislation to meet EU concerns by December 31, 2019 to avoid being moved to the list of non-cooperative jurisdictions.

Based on the ES Act currently, the Company may remain out of scope of the legislation or else be subject to more limited substance requirements. Although it is presently anticipated that the ES Act will have little material impact on the Company or its operations, as the legislation is relatively new and remains subject to further clarification and interpretation, it is not currently possible to ascertain the precise impact of these legislative changes on the Company.

UNDERWRITING

We expect to enter into an underwriting agreement with Kingswood Capital Partners, LLC, as representative of the several underwriters named therein (the “Representative”), with respect to the ordinary shares in this offering. The Representative may retain other brokers or dealers to act as sub-agents on its behalf in connection with this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the underwriters the number of ordinary shares as indicated below.

Name	Number of Ordinary Share
Kingswood Capital Partners, LLC	[•]
Total	[•]

The underwriters are committed to purchase all the ordinary shares offered by this prospectus if they purchase any ordinary shares. The underwriters are not obligated to purchase the ordinary shares covered by the underwriters’ over-allotment option to purchase ordinary shares as described below. The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Representative of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value or other established criteria of value of our company.

Over-Allotment Option

We have granted to the Representative a 45-day option to purchase up to an aggregate of additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), at the offering price per ordinary share less underwriting discounts. The Representative may exercise this option for 45 days from the effective date of this registration statement solely to cover sales of ordinary shares by the Representative in excess of the total number of ordinary shares set forth in the table above. If any of the additional ordinary shares are purchased, the Representative will offer the additional ordinary shares at $4.0 per ordinary share, the offering price of each ordinary share.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to eight percent (8%) of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

Total
	Per Share	Without Over-allotment	Full Exercise of Over-allotment
Public offering price	$	$	$
Underwriting discounts to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the Representative up to a maximum of US$175,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). As of the date of this prospectus, we have paid US$45,000 to the Representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A). In addition, at the closing of the offering, we shall reimburse the underwriter one percent (1%) of the gross proceeds of the offering as non-accountable expenses.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1,345,268.

Right of First Refusal

If, for the period beginning on the closing of the offering and ending twelve (12) months after closing of the offering, the Company or any of its subsidiaries engages in: (a) any equity, equity-linked, debt or mezzanine financing or other investment in the Company (including a secondary sale or offering by security holders effected with the Company’s assistance); (b) any tender offer or exchange offer for, debt, convertible debt securities; (each transaction, a “Subsequent Transaction”), the Representative (or any affiliate designated by the Representative) shall have the right of first refusal to act as lead or joint book-runner, lead or joint manager, or lead or joint placement agent with respect to such Subsequent Transaction.

Lock-Up Agreements

We have agreed, subject to some exceptions, not to transfer or dispose of, directly or indirectly, any of our ordinary shares, or any securities convertible into or exchangeable or exercisable for our ordinary shares, for a period of six (6) months from the closing of this offering.

Our directors, executive officers and principal shareholders (defined as owners of 5% or more of our ordinary shares) have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or such other securities for a period of 180 days from the date of this prospectus, without the prior written consent of the representative.

The Representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lockup agreements, the Representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the date of this prospectus.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our ordinary shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Nasdaq Listing

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on Nasdaq Capital Market under the symbol “FOFO”. There can be no assurance that we will be successful in listing our ordinary shares on Nasdaq Capital Market or another national exchange and if such listing is not obtained then this offering will be terminated.

Electronic Offer, Sale and Distribution of Ordinary Share

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter or selling group members, if any, or by their affiliates, and the underwriter may distribute prospectus electronically. The underwriter may agree to allocate a number of ordinary shares to selling group members for sale to their online brokerage account holders. The ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

In connection with this offering, certain of the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the ordinary shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our ordinary shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our ordinary shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the ordinary shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or delaying a decline in the market price of our ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our ordinary shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares, where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of our ordinary shares. Except for the SEC registration fee, the Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. (FINRA) filing fee, all amounts are estimates.

SEC registration fee	US$	969
FINRA filing fee		650
Nasdaq listing fee		5,000
Printing and engraving expenses		30,000
Legal fees and expenses		976,588
Accounting fees and expenses		320,000
Miscellaneous		12,061
Total	US$	1,345,268

We will bear these expenses and the underwriting discounts incurred in connection with the offer and sale of the ordinary shares by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by VCL Law LLP with respect to certain legal matters as to the law of United States of America and of the State of New York. The validity of the ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to Hong Kong law will be passed upon for us by Han Kun Law Offices LLP. Certain legal matters as to PRC law will be passed upon for us by Han Kun Law Offices.

EXPERTS

The consolidated financial statements of Hang Feng Technology Innovation Co., Ltd. as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, included in this prospectus have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing. The office of Wei, Wei & Co., LLP is located at 133-10 39th Avenue, Flushing, NY 11354.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the ordinary shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Hang Feng Technology Innovation Co., Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hang Feng Technology Innovation Co., Ltd. and subsidiaries (the “Company”) as of December 31, 2024 and 2023 and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditors since 2025.

Flushing, New York
March 12, 2025

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
Assets

Current Assets
Cash	$2,534,502	$74,898
Short-term investment	—	30,775
Accounts receivable	55,266	—
Receivable from shareholders	3,000,000	—
Other receivables and prepaid expenses	152,805	138,183
Total current assets	5,742,573	243,856

Property and equipment, net	33,079	1,750
Intangible assets, net	270,795	—
Deferred tax assets, net	142,638	181,347
Total assets	$6,189,085	$426,953

Liabilities and shareholders’ equity

Current liabilities
Account payable	$65,314	$14,970
Deferred revenue	448,253	—
Other payables and accrued liabilities	162,073	57,960
Due to related parties	1,362,951	3,151,032
Taxes payable	81,046	—
Total current liabilities	2,119,637	3,223,962

Commitments and contingencies (Note 14)

Shareholders’ equity (deficit)
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 5,290,000 and 4,000,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively**	529	400
Additional paid-in capital	5,999,484	—
Subscription receivable	—	(387)
Accumulated deficit	(1,931,686)	(2,798,455)
Accumulated other comprehensive income	1,121	1,433
Total shareholders’ equity (deficit)	4,069,448	(2,797,009)
Total liabilities and shareholders’ equity(deficit)	$6,189,085	$426,953

____________

**      The share information is presented on a retrospective basis to reflect the reorganization and stock split (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended December 31,
	2024	2023
Revenue:
Management consulting services	$594,878	$—
Management consulting services-related parties	779,840	119,534
Fund subscription revenue	637,777	—
Fund management revenue	16,774	—
Total revenues	2,029,269	119,534

Operating expenses:
Staff costs and employee benefits	(675,932)	(681,014)
Rental and office expenses	(265,134)	(488,949)
Professional fees	(80,650)	(18,723)
Depreciation	(8,575)	(1,870)
Other administrative expenses	(16,338)	(651)
Total operating expenses	(1,046,629)	(1,191,207)

Income (Loss) from operations	982,640	(1,071,673)

Other income (expense)
Interest income	1,097	1,061
Gain (Loss) on short-term investment	3,423	(4,315)
Total other income (expenses), net	4,520	(3,254)

Income(Loss) before income taxes	987,160	(1,074,927)
Income tax expenses (benefits)	120,391	(155,754)

Net income (loss)	866,769	(919,173)

Other comprehensive income
Foreign currency translation adjustment	(312)	2,831
Comprehensive income (loss)	$866,457	$(916,342)

Weighted average number of ordinary shares outstanding
Basic and diluted*	4,003,534	4,000,000

Earnings (Loss) per share
Basic and diluted*	$0.22	$(0.23)

____________

*        The share information is presented on a retrospective basis to reflect the reorganization and stock split (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY(DEFICIT)

	Ordinary shares		Additional paid-in capital	Subscription Receivable	Accumulated Deficit	Accumulated other comprehensive (loss) income	Total
	Shares*	Amount*
Balance as of January 1, 2023	4,000,000	$400	$—	$(387)	$(1,879,282)	$(1,398)	$(1,880,667)
Net loss	—	—	—	—	(919,173)	—	(919,173)
Foreign currency translation	—	—	—	—	—	2,831	2,831
Balance as of December 31, 2023	4,000,000	400	—	(387)	(2,798,455)	1,433	(2,797,009)
Issuance of ordinary shares	1,290,000	129	5,999,484	387	—	—	6,000,000
Net income	—	—	—	—	866,769	—	866,769
Foreign currency translation	—	—	—	—	—	(312)	(312)
Balance as of December 31, 2024	5,290,000	$529	$5,999,484	$—	$(1,931,686)	$1,121	$4,069,448

____________

*        The share information is presented on a retrospective basis to reflect the reorganization and stock split (Note 1).

The accompanying notes are an integral part of these consolidated financial statements.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income(loss)	$866,769	$(919,173)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,575	1,870
(Gain) Loss on Short-term investment	(3,423)	4,315
Change in operating assets and liabilities:
Increase in accounts receivable	(55,266)	—
Increase in other receivables and prepaid expenses	(14,622)	(138,183)
(Decrease) increase in deferred tax assets	38,709	(155,986)
Increase in accounts payable	50,344	14,970
(Decrease) increase in other payables and accrued liabilities	(27,417)	57,960
Increase in deferred revenue	418,207	—
Increase in taxes payable	81,046	—
Net cash provided by (used in) operating activities	1,362,922	(1,134,227)

Cash flows from investing activities:
Proceed from sale of short-term investment	30,986	—
Purchase of property, plant and equipment	(39,936)	—
Cash acquired from business acquisition (Note 3)	73,516	—
Net cash provided by investing activities	64,566	—

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	3,000,000	—
Loans from related parties	1,079,196	1,191,550
Repayment of loans to related party	(3,050,000)	—
Net cash provided by financing activities	1,029,196	1,191,550

Effect of exchange of rate on cash	2,920	2,937

Increase in cash	2,459,604	60,260
Cash, beginning of year	74,898	14,638
Cash, end of year	$2,534,502	$74,898

Supplemental disclosures of cash flow information
Cash paid for income tax expense	$—	$—
Cash paid for interest expense	$—	$—

Non-cash transactions of investing and financing activities
Receivable from shareholders	$3,000,000	$—
Business acquisition (Note 3)	$193,237	$—

The accompanying notes are an integral part of these consolidated financial statements.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Hang Feng Technology Innovation Co., Ltd. (“Hang Feng”) is a holding company incorporated on October 15, 2024, under the laws of the Cayman Islands. Hang Feng and all its subsidiaries are hereafter referred to as the “Company”. The diagram below illustrates the Company’s corporate structure:

Hang Feng has no substantial operations other than holding all of the outstanding share capital of Starchain Investment Trading Limited (“Starchain”), Hang Feng Capital Management Limited (“HF CM”), Shine Prosperity Holding Limited (“Shine Prosperity”) and Hang Feng Fund SPC (“HF Fund SPC”). Shine Prosperity is also a holding company holding all of the outstanding share capital of Hang Feng International Asset Management Limited (“HF IAM”).

HF CM was incorporated on November 30, 2023 and on July 25, 2024, Lifong Lee transferred 100 ordinary shares of HF CM, representing 100% equity interests of HF CM, to Hang Feng International Holdings Co., Limited (“HF Holdings”) for US$1 (“US$” is to the lawful currency of the United States). On October 28, 2024, HF Holdings transferred these 100 ordinary shares of HF CM to Hang Feng for US$1, HF CM had no actual operations as of the acquisition date.

Hang Feng acquired 100% equity interest in Shine Prosperity by way of purchase, the equity transaction was approved by the Hong Kong Securities and Futures Commission (“SFC”) on December 30, 2024. The SFC authorizes corporations and individuals through licenses to act as financial intermediaries. Under the Securities and Futures Ordinance (“SFO”), unless any exemption under the SFO applies, a corporation which is not an authorized financial institution but carries out the following activities must be licensed by the SFC: (i) carrying on a business in a regulated activity (or holding itself out as carrying on a business in a regulated activity); or (ii) actively marketing, whether by itself or another person on its behalf and whether in Hong Kong or from a place outside Hong Kong, to the public any services it provides, and such services would constitute a regulated activity if provided in Hong Kong. There are 13 types of regulated activities as defined in schedule 5 “Regulated Activities” to the SFO, of which the Type 4 and Type 9 are advising on securities and asset management. HF IAM has the license of Type 4 and Type 9, which allows it to engage in advising on securities and asset management business in Hong Kong.

On July 25, 2024, HF Fund SPC was incorporated under the laws of Cayman Islands as an exempt company with limited liability and as a wholly owned subsidiary of HF Holdings. On October 29, 2024, Hang Feng acquired 100 ordinary shares of HF Fund SPC from HF Holdings for US$100. As of the acquisition date, HF Fund had no actual operations.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Starchain was controlled by its director and shareholder, YEUNG, Sing Yuet Sherry, who is the wife of Mr. Fenglei Qian, the major shareholder of HF Holdings, from its incorporation until October 2024. On November 1, 2024, YEUNG Sing Yuet Sherry transferred her 100% ownership in Starchain to Hang Feng, and Starchain became a wholly-owned subsidiary of Hang Feng. The share transfer was accounted for as a business combination under common control, as there was no change of control before or after the transfer of equity interests in Starchain.

The Company, through its subsidiaries, provides management consulting services, asset and fund management services in Hong Kong. During the years ended December 31, 2024 and 2023 and as of the report date, the Company has direct or indirect interests in the following subsidiaries:

Name	Background	Ownership
Starchain Investment Trading Limited (“Starchain”)	• A Hong Kong company • Incorporated on June 12, 2017 • Management Consulting Services	100%
Shine Prosperity Holding Limited (“Shine Prosperity”)	• A British Virgin Islands company • Incorporated on November 13, 2020	100%
Hang Feng International Asset Management Limited (“HF IAM”)	• A Hong Kong company • Incorporated on April 1, 2019 • Asset Management	100% owned by Shine Prosperity
Hang Feng Capital Management Limited (“HF CM”)	• A British Virgin Islands company • Incorporated on November 30, 2024 • Fund Management	100%
Hang Feng Fund SPC (“HF Fund SPC”)	• A Cayman Islands company • Incorporated on July 25, 2024	100%

The Company believed that it was appropriate to reflect the reorganization on a retroactive basis as if such structure had existed at the beginning of the first period presented in the accompanying consolidated financial statements and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined basis for all periods to which such entities were under common control. The Company has retroactively adjusted all share and per share data for all periods presented. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first year presented in the consolidated financial statements.

The Company effected a stock split at a ratio of 1-to-400 on February 24, 2025 by issuing new shares to its shareholders in the same proportion. All references to numbers of ordinary shares, per-share data and additional paid-in capital in the accompanying consolidated financial statements were adjusted to reflect such issuance of shares on a retrospective basis.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The financial statements of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. All significant inter-company transactions and balances between members of the Company are eliminated in consolidation.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Foreign currency translation

The Company and its wholly-owned subsidiaries use US$” as their reporting currency. The functional currency of the Company’s subsidiaries in British Virgin Islands is US$ and the Company’s subsidiaries in Hong Kong is Hong Kong dollar (“HK$”), which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements of the Company, transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are translated into the functional currency using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions are recorded in the statements of operations during the year in which they occur.

Translation of foreign currencies

The functional currency is US$ for the Company’s British Virgin Islands operations and HK$ for all other entities’ operations. The Company’s reporting currency is the US$. Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates, statements of operations accounts are translated at average rates of exchange for the year and equity is translated at historical exchange rates. Any translation gains or losses are recorded in other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in net income (loss).

	For the years ended December 31,
	2024	2023
Average rate	7.8016	7.8304
	As of December 31
	2024	2023
Year-end spot rate	7.7625	7.8157

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include revenue recognition, the useful lives of property and equipment and intangible assets and impairment of long-lived assets. Actual results could differ from these estimates.

Fair value measurement

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurements and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

•        Level 2 inputs to the valuation methodology include quoted prices, other than those included in Level 1 for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The carrying amounts included in current assets and current liabilities in the consolidated balance sheets approximate their fair values because of the short-term nature of such instruments. The Company values its short term investment using quoted prices in active markets, and accordingly the Company classifies the valuation techniques that use these inputs as Level 1.

Cash

Cash represents cash in bank accounts. The Company maintains bank accounts in Hong Kong. Management believes that the Company is not exposed to any significant credit risk on cash. The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2024 and 2023, the Company did not have any cash equivalents.

Cash consists of the following:

	December 31, 2024	December 31, 2023
Cash	$2,534,502	$74,898
Total cash	2,534,502	74,898

Short-term investment

Short-term investment represents investment in public shares of Hong Kong listed company and mutual funds. The Company disposed of all of its short-term investments in 2024, and the gain on disposal was US$3,423, which was recorded in the statements of operations and comprehensive income for the year ended December 31, 2024.

The fair value of the company’s short-term investments as of December 31, 2023 is US$30,775, and the unrealized loss on the change in fair value for the year is US$4,315, which was recorded in the statements of operations and comprehensive income for the year ended December 31, 2023.

Accounts receivable

The Company adopted Accounting Standards Codification “Financial Instruments — Credit Losses” (“ASC 326”) on January 1, 2023. Accounts receivables are presented net of an allowance for doubtful accounts. The Company maintains an allowance for credit losses in accordance with ASC 326 and records the allowance for credit losses as an offset to assets such as accounts receivable, and the estimated credit losses charged to the allowance is classified as “Asset impairment loss” in statements of operations and comprehensive income. The Company assesses collected ability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when identify specific customers with known disputes or collected ability issues.

In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Bad debts are written off as incurred. No allowance was required as of December 31, 2024 and 2023. The Company had no bad debt expense for the years ended December 31, 2024 and 2023. The accounts receivable balance of US$55,266 as of December 31, 2024 was collected in January 2025.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Receivable from shareholders

The Company issued new shares to five investors on December 30, 2024, and they recognized US$3 million receivable from these investors as of December 31, 2024, which was subsequently received on January 9, 2025.

Other receivables and prepaid expenses

Other receivables and prepaid expenses include rental deposits for rents and advance payments made to vendors for certain services. An allowance for doubtful accounts may be established and recorded based on management’s assessment of the likelihood of collection. Management reviews these items on a regular basis to determine if the allowance for doubtful accounts is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. No allowance was required as of December 31, 2024 and 2023.

Leases

The Company accounts for leases in accordance with ASC Topic 842, “Leases”(“ASC 842”). The Company determines if an arrangement is a lease at inception. All the Company’s leases are operating leases. Operating lease right-of-use assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date.

Any lease with a term of 12 months or less is considered short-term. As permitted by ASC 842, short-term leases are excluded from the ROU asset and lease liabilities on the consolidated balance sheets. Significant judgment may be required when determining whether a contract contains a lease, the length of the lease term, the allocation of the consideration in a contract between lease and non-lease components, and the determination of the discount rate included in the lease. The Company reviewed the underlying objective of each contract, the terms of the contract, and consider current and future business conditions when making these judgments.

The Company has elected not to record assets and liabilities for leasing arrangements on the consolidated balance sheet because all of the Company’s leases had a lease term of 12 months or less during the years ended December 31, 2024 and 2023 and the company currently does not have a long-term lease agreement, and may decide later whether to sign a long-term lease based on the development of the business. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over their estimated useful lives of the assets with no residual value. The estimated useful lives are as follows:

Useful Life
Office equipment and furnishings	3 – 5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and other comprehensive income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions, renewals and betterments, which are expected to extend the useful life of an asset, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Intangible assets, net

Intangible assets are originally recognized at cost. The useful lives of intangible assets are assessed to either be finite or indefinite based on the nature of the intangible assets. The Company’s intangible assets represent Type 4 and Type 9 licenses acquired which allows the Company to conduct Type 4 (advising on securities) and Type 9 (asset management) regulated

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

activities under the SFO in Hong Kong. Pursuant to the provisions of SFO, there is no expiry date for Type 4 and Type 9 licenses, and there are no laws, regulations or contractual agreements restricting the expiry date of Type 4 and Type 9 licenses, and the minimum regulatory capital requirements for Type 4 and Type 9 licenses are not material in amount, so management has determined that such assets have indefinite useful lives. These intangible assets are not amortized and are tested for impairment annually either individually or at the cash-generating unit level. These intangible assets are also evaluated annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is accounted for on a prospective basis.

Impairment for long-lived assets

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future pre-tax cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset Company), when the market prices are not readily available.

The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended December 31, 2024 and 2023, no impairment of long-lived assets was recognized.

Account payable

Accounts payable arise from the Company’s management consulting services. The Company may delegate part of the tasks to third-party companies depending on the contents of the consulting services, and the account payable represent amounts not settled with those suppliers.

Deferred revenue

Deferred revenue represents advance payments received from customers before all of the relevant criteria for revenue recognition are met.

Other payables and accrued liabilities

Accrued liabilities mainly include accrued rent and operating expenses. Other payables consist primarily of consideration payable in connection with the acquisition of 100% of equity interest in Shine Prosperity on December 30, 2024, which was subsequently paid on January 28, 2025.

Business combination

The Company accounts for its business combinations using the purchase method of accounting in accordance with ASC Topic 805, “Business Combinations”. The purchase method of accounting requires that the consideration transferred to be allocated to the net assets, including separately identifiable assets and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any non-controlling interests.

The excess of (i) the total of the fair value of considerations transferred, the fair value of the non-controlling interests (if any) and previously held equity interest (if any) over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in earnings.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The determination and allocation of fair values to the identifiable assets acquired, liabilities assumed and non-controlling interests is based on various assumptions and valuation methodologies requiring considerable judgment from management. The most significant variables in these valuations are discount rates, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. The Company determines discount rates to be used based on the risk inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of assets, forecasted life cycle and forecasted cash flows over that period.

Revenue recognition

The Company applied ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”), for all periods presented.

The core principle underlying the revenue recognition standard is that the Company will recognize revenue to represent the transfer of services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange.

This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of services transfers to a customer. Under the guidance of ASC 606, the Company is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the Company satisfies its performance obligation. Revenue is recognized when promised goods or services are transferred to the client in an amount that reflects the consideration expected in exchange for those goods or services.

The Company is engaged in the provision of management consulting services, asset and fund management services. The service offerings mainly comprise the following:

Type I. Corporate Management Consulting Service

Through one of its wholly owned subsidiaries in Hong Kong, Starchain, the Company provides corporate management consulting services in exchange for service fees, primarily serving clients listed on the Hong Kong Stock Exchange and U.S. stock exchanges. Starchain specializes in delivering structured and tailored consulting solutions to meet the unique needs of our clients. Specifically, these services include:

(i)     Management consulting — providing strategic insights and recommendations to drive business growth, delivering performance management reports, advising on key performance indicators (KPIs) and how to measure and optimize performance effectively; and

(ii)    Regulatory compliance and governance consulting — providing comprehensive regulatory and compliance consulting services, assisting to mitigate compliance risks and adopt best practices for corporate governance, ensuring compliance during company setup and maintaining statutory records to uphold proper corporate governance.

The Company enters into consulting agreements with its customers for the provision of management consulting services. The scopes of work under management consulting services can vary from contract to contract.

Such contracts generally stipulates the Company to fulfil certain discrete tasks such as submitting relevant reports (such as market research reports, regulatory compliance reports, business development reports) in accordance with the clients’ specific requirements within the specified time frame. The contract term generally requires the client to pay upfront payment upon signing the contract and outlines distinguishable price of each separate service, the criteria for completion of each service and the terms of payment. As this type of contract involves several unrelated, divisible or distinct tasks, the Company concludes that each service under the contract to be accounted for as a separate performance obligation. Revenue is recognized based on the point in time of receiving confirmation letters from clients because it is the time when the performance obligation for consulting services is satisfied.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Apart from the above mentioned services, the Company is also engaged to provide execution services over a certain period of time, such as assisting the client in maintaining client relationships, improving operational efficiency, liaising with various professional parties etc. The Company concludes that such services (i) is distinct and (ii) meets the criteria for recognizing revenue over time.

For corporate management consulting service, the Company considers itself as provider of the services as it has control of the specified services at any time before it is transferred to the customers which is evidenced by (i) the Company is primarily responsible for the services provided (ii) having rights in select third party vendors for simple services and establish pricing (iii) the Company does integrate different services by itself and outsourced vendors with the Company’s promise to provide the services according to the contract. Therefore, the Company acts as the principal of these arrangements and reports revenue on a gross basis.

Type II. Asset Management Service

Through our wholly owned subsidiaries in the Cayman Islands, British Virgin Islands, and Hong Kong — namely HF Fund SPC, HF CM, and HF IAM — we currently offer asset management services exclusively to professional investors.

HF Fund SPC is an open-ended investment fund regulated by the CIMA, and focuses its investment in the secondary market, primarily targeting publicly listed companies in the global technology and innovation sectors. HF CM is an approved investment manager registered with the FSC, and acts as the investment manager of HF Fund SPC. HF IAM is an entity with Type 4 (advising on securities) and Type 9 (asset management) licenses issued by the SFC. It is qualified to provide asset management services to professional investors, including discretionary account management services, fund management, and other customized investment solutions.

HF CM handles the process of client’s subscription to HF Fund SPC, distributing fund offering documents, processing subscription applications, and conducting KYC (Know Your Customer) and AML (Anti-Money Laundering) checks. In addition, HF CM provides fund management services to HF Fund SPC, including portfolio management, compliance with investment mandates, and executing investment decisions.

As of date of this prospectus, HF CM acts as the fund manager of the Global Innovation SP portfolio under HF Fund SPC, while HF IAM serves as the investment advisor to this portfolio. The Global Innovation SP portfolio primarily invests in public equities of global technology companies that demonstrate unique innovation and high growth potential in the AI and blockchain sectors. HF Fund SPC’s investors mainly consist of high-net-worth individuals and private companies qualified as professional investors in Hong Kong.

As part of our business strategic transition, we are planning to expand the asset management services to a more tailored and sophisticated approach to investment management. This includes (i) discretionary account management services, where the fund managers will actively manage client portfolios based on predefined investment objectives, risk tolerance, and market conditions; and (ii) customized investment solutions, providing clients with personalized strategies that align with their unique investment preferences and long-term objectives. By combining in-depth market research, AI-driven analytics, and active portfolio management, we aim to enhance investment outcomes and deliver value-driven solutions that meet the evolving needs of our clients. The launch of these new services is contingent on several factors, including the necessary regulatory license and a stronger partnership with professional partners. As of the date of this prospectus, HF IAM has submitted its application for the Type 1 (dealing in securities) license to SFC, which is pending as of the date of this prospectus. We are also working to establish strategic partnerships with professional services providers in the industry to expand our client base.

1. Fund subscription services

The Company acts as an invest manager between funds and fund subscribers to provide fund subscription services and charges fund subscription fee at a fixed rate of the total subscription amount to fund subscriber through funds when the subscription of funds is completed. Fund subscription fee charged to fund subscribers for subscription of funds is recognized at a point in time when participating share is successfully subscribed in accordance with the provisions of the service contract.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

The entire service fee from clients is non-refundable and there is no variable consideration, significant financing components or non-cash consideration in the contracts. Therefore, The Company concludes that fund subscription services to be accounted for as a single performance obligation and the fees as stipulated in the contract is recognized based on the point in time when the subscription of funds is completed.

2. Fund management services

The Company acts as an investment manager to the fund and provides investment services in exchange for monthly fee at a fixed rate of the total subscription amount. The Company enters a distinct contract with its clients for the provision of fund management services. The Company concludes that each monthly fund management services (i) is distinct and (ii) meets the criteria for recognizing revenue over time. In addition, the Company concludes that the services provided each month are substantially similar and result in the transfer of substantially similar services to the clients each month.

For asset management service, the Company consider itself as provider of the services, which is evidenced by (i) the Company is primarily responsible to provide asset management services to its customers; (ii) The Company has discretion in establishing the price for such services; and (iii) the Company bears the risk of the services. Therefore, the Company acts as the principal of the arrangements and reports revenue on a gross basis.

The benefit consumed by the clients is substantially similar for each month, even though the exact volume of services may vary. Therefore, the Company concludes that the monthly fund management service satisfies the requirements of ASC 606-10-25-14(b) to be accounted for as a single performance obligation. The Company recognizes revenue on a monthly basis as it meets its performance obligations throughout the term of the contract based on the fees set forth in the fund management service contract.

Disaggregation of revenue from contracts with clients, in accordance with ASC Topic 606, by major service lines is as follows:

	For the years ended December 31,
	2024	2023
REVENUE
Corporate Management Consulting Services:
Management consulting services	$594,878	$—
Management consulting services-related parties	779,840	119,534

Asset Management Services:
Fund subscription services	637,777	—
Fund management services	16,774	—
Total	$2,029,269	$119,534

Revenue disaggregated by timing of revenue recognition for the years ended December 31, 2024 and 2023 is disclosed in the table below:

	For the years ended December 31,
	2024	2023
Point in time:
Management consulting services	$1,029,718	$—
Fund subscription services	637,777	—

Over time:
Management consulting services	$345,000	$119,534
Fund management services	16,774	—

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Operating expenses

Operating expenses mainly consist of staff costs and employee benefits, rental and office expenses, professional fees, depreciation charges and other administrative expenses.

Employee benefits

The principal employee’s retirement scheme is under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Contributions are made by both the employer and the employee at the rate of 5% on the employee’s relevant salary income, subject to a cap of monthly relevant income of approximately US$3,845(HKD30,000). During the years ended December 31, 2024 and 2023, the total amount charged to the consolidated statements of operations in respect of the Company’s costs incurred on the Mandatory Provident Fund Scheme were $22,727 and $23,904, respectively.

Income taxes

HF Fund and Hang Feng are not subject to tax on income or capital gains under the current laws of the Cayman Islands. HF CM, Shine Prosperity are not subject to tax on income or capital gains under the current laws of the British Virgin Islands. Although HF CM is established in BVI, its income may be recognized by the Hong Kong Inland Revenue Department as being subject to income tax as its operations and management are located in Hong Kong. HF CM accrued this portion of its income taxes based on taxable income in an amount of $80,640 for the year ended December 31, 2024. Starchain and HF IAM are incorporated in Hong Kong which are subject to Hong Kong profits tax under Inland Revenue Department Ordinance at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million (approximately $256,000) and 16.5% for any assessable profits in excess of HK$2 million (approximately $256,000).

Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended December 31, 2024 and 2023. As of December 31, 2024, income tax returns for the tax years ended December 31, 2019 through December 31, 2024 remain open for statutory examination.

Related parties

The Company adopted ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions. Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence of the same party, such as a family member or relative, shareholder, or a related corporation.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Comprehensive income (loss)

Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of shareholders’ equity (deficit), except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income (loss) for the years ended December 31, 2024 and 2023 consisted of net income (loss) and unrealized gain (loss) from foreign currency translation adjustment.

Earnings (Loss) per share

The Company reports basic earnings or loss per share in accordance with FASB ASC 260, “Earnings Per Share”. Basic earnings per share is computed using the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed using the weighted average number of common shares outstanding plus the effect of dilutive securities during the reporting period. Any potentially dilutive securities that have an anti-dilutive impact on the per share calculation are excluded. During periods in which the Company reports a net loss, diluted weighted average shares outstanding are equal to basic weighted average shares outstanding because the effect of the inclusion of all potentially dilutive securities would be anti-dilutive. As of December 31, 2024 and 2023, there were no potentially dilutive securities considered in the calculation of diluted loss per common share due to net losses for each period.

Commitment and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters, including, among others, government investigations and tax matters.

In accordance with FASB ASC 450-20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Recently issued accounting pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss. The amendments improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities. The amendments in ASU 2023-07 are effective for years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, adopted retrospectively. The Company considers that the guidance will not have a significant impact on the disclosures set out in these consolidated financial statements (see Note 11).

In December 2023, the FASB issued ASU 2023-09, Income taxes (Topic 740), Improvements to Income Tax Disclosures, which provides guidance on the requirements such as the requirement that public business entities on an annual basis (i) disclose specific categories in the rate reconciliation and (ii)) provide additional information for reconciling items that meet a quantitative threshold. For public business entities, the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The ASU should be applied prospectively. Retrospective application is permitted. The Company is currently evaluating the impact the adoption of ASU 2023-09 will have on its consolidated financial statements and related disclosures.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

In May 2024, the FASB issued ASU 2024-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this ASU address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. ASU 2024-05 is effective for the Company for annual and interim reporting periods beginning January 1, 2023 after FASB delayed the effective date for non-public companies with ASU 2024-09. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

In December 2024, the FASB issued ASU 2024-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in ASU 2024-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in ASU 2024-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance.

An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of income and comprehensive income and statements of cash flows.

Note 3 — Business combinations

Acquisition of Shine Prosperity

Hang Feng acquired 100% equity interest (10,000 ordinary shares) of Shine Prosperity by way of purchase, and the equity transaction was approved by the SFC on December 30, 2024. HF IAM has the licenses of Type 4 and Type 9, which allows it to engage in advising on securities and asset management business in Hong Kong. The price for the acquisition of the equity interest was US$193,237(of which US$127,537 was due to third parties and the remaining US$65,700 was due to HF Holdings), which represents the fair value of the identifiable net assets of Shine Prosperity and HF IAM. All amounts payable for the acquisition were paid on January 28, 2025.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Business combinations (cont.)

The following table summarizes the fair value of the identifiable assets and liabilities at the acquisition date, which represents the net purchase price allocation at the date of the acquisition in accordance with ASC 805 — Business Combinations. The fair value of Shine Prosperity and its subsidiary is shown below.

Fair Value
Cash	$73,516
Intangible assets	270,795
Total assets	344,311
Other payable-related parties	(117,034)
Accrued expenses and other liabilities	(3,994)
Deferred revenue	(30,046)
Total liabilities	(151,074)
Net assets acquired	$193,237

The following unaudited pro forma financial statements reflects historical operating results of the Company, including the unaudited pro forma results of Shine Prosperity and its subsidiary for the years ended December 31, 2024 and 2023, as if the business combination had occurred as of January 1, 2023. The unaudited pro forma financial information set forth below reflects adjustments to the historical data of the Company to give effect to Shine Prosperity and its subsidiary acquisition as if the acquisition had occurred on January 1, 2023. The unaudited pro forma information presented below does not purport to represent what the actual results of operations would have been for the periods indicated, nor does it purport to represent the Company’s future results of operations. The following table summarizes the results of operations for the years period ended December 31, 2024 and 2023 (on an unaudited pro forma basis):

	For the Year Ended December 31, 2024 (Unaudited)
	The Company	Shine Prosperity and its subsidiary	Adjustment for Business Combination	Pro Forma Combined
Revenue:
Management consulting services	$594,878	$—	$—	$594,878
Management consulting services-related parties	779,840	—	—	779,840
Fund subscription revenue	637,777	—	—	637,777
Fund management revenue	16,774	—	—	16,774
Advisory revenue	—	5,143	—	5,143
Total revenues	2,029,269	5,143	—	2,034,412

Operating expenses:
Staff costs and employee benefits	(675,932)	(186,324)	—	(862,256)
Rental and office expenses	(265,134)	(13,624)	—	(278,758)
Professional fees	(80,650)	(58,658)	—	(139,308)
Depreciation	(8,575)	—	—	(8,575)
Other administrative expenses	(16,338)	(2,365)	—	(18703)
Total operating expenses	(1,046,629)	(260,971)	—	(1,307,600)
Income (Loss) from operations	982,640	(255,828)	—	726,812

Other income (expense)
Interest income	1,097	441	—	1,538
Gain on short-term investment	3,423	—	—	3,423
Total other income (expenses), net	4,520	441	—	4,961
Income (Loss) before income taxes	987,160	(255,387)	—	731,773
Income tax expenses	120,391	—	—	120,391
Net income (loss)	866,769	(255,387)	—	611,382

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Business combinations (cont.)

	For the Year Ended December 31, 2024 (Unaudited)
	The Company	Shine Prosperity and its subsidiary	Adjustment for Business Combination	Pro Forma Combined
Other comprehensive income
Foreign currency translation adjustment	(312)	(272)	—	(584)
Comprehensive loss	$866,457	$(255,659)	$—	$610,798

Weighted average number of ordinary shares outstanding
Basic and diluted*				4,003,534

Earnings per share
Basic and diluted*				$0.15
	For the Year Ended December 31, 2023 (Unaudited)
	The Company	Shine Prosperity and its subsidiary	Adjustment for Business Combination	Pro Forma Combined
Revenue:
Management consulting services	$—	$—	$—	$—
Management consulting services-related parties	119,534	—	—	119,534
Fund subscription revenue	—	—	—	—
Fund management revenue	—	—	—	—
Total revenues	119,534	—	—	119,534

Operating expenses:
Staff costs and employee benefits	(681,014)	—	—	(681,014)
Rental and office expenses	(488,949)	—	—	(488,949)
Professional fees	(18,723)	—	—	(18,723)
Depreciation	(1,870)	—	—	(1,870)
Other administrative expenses	(651)	(62,821)	—	(63,472)
Total operating expenses	(1,191,207)	(62,821)	—	(1,254,028)
Loss from operations	(1,071,673)	(62,821)	—	(1,134,494)

Other income (expense)
Interest income	1,061	156	—	1,217
Loss on short-term investment	(4,315)	—	—	(4,315)
Total other income (expenses), net	(3,254)	156	—	(3,098)
Loss before income taxes	(1,074,927)	(62,665)	—	(1,137,592)
Income tax benefits	(155,754)	—	—	(155,754)
Net loss	(919,173)	(62,665)	—	(981,838)

Other comprehensive income
Foreign currency translation adjustment	2,831	8,177	—	11,008
Comprehensive loss	$(916,342)	$(54,488)	$—	$(970,830)

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Business combinations (cont.)

	For the Year Ended December 31, 2023 (Unaudited)
	The Company	Shine Prosperity and its subsidiary	Adjustment for Business Combination	Pro Forma Combined
Weighted average number of ordinary shares outstanding
Basic and diluted*				4,000,000

Loss per share
Basic and diluted*				$(0.24)

The following table presents the amounts of revenue and earnings of Shine Prosperity and its subsidiary since the acquisition date ( December 30, 2024) included in the consolidated income statement for the reporting period,

December 30, 2024 – December 31, 2024
Revenue	$—
Net Loss	$—

Note 4 — Other receivables and prepaid expenses

Other receivables and prepaid expenses consist of the following:

	December 31, 2024	December 31, 2023
Rent deposits	$92,754	$92,122
Prepaid expenses	60,051	46,061
Total	$152,805	$138,183

Note 5 — Property and equipment, net

Property and equipment consist of the following:

	December 31, 2024	December 31, 2023
Office Furniture & Equipment	$49,370	$9,370
Less: accumulated depreciation	(16,291)	(7,620)
Total	$33,079	$1,750

Depreciation expense for the years ended December 31, 2024 and 2023 amounted to $8,575 and US$1,870, respectively.

Note 6 — Intangible assets, net

Intangible assets consist of the following:

	December 31, 2024	December 31, 2023
License (Type 4 and Type 9)	$270,795	$—

The licenses of Type 4 and Type 9 have eligibility rights to provide advisory services on securities and asset management in Hong Kong. Management has determined that such assets have indefinite useful lives. For the years ended December 31, 2024 and 2023, no impairment of Intangible assets was recognized.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2024	December 31, 2023
Acquisition of subsidiaries*	$127,537	$—
Salary payable	1,932	57,960
Others	32,604	—
Total	$162,073	$57,960

____________

*        Hang Feng acquired 100% equity interest in Shine Prosperity by way of purchase on December 30, 2024. The price for the acquisition of the equity interest was US$193,237, which was due as of December 31, 2024 and was subsequently paid on January 28, 2025 (see Note 3). Of this acquisition, 66% of the shares were with third parties for US$127,537 reflected here, and 34% of the shares were with a related party for US$65,700 (see Note 12).

Note 8 — Deferred revenue

Deferred revenue represents advance payments received from customers before all of the relevant criteria for revenue recognition are met.

	December 31, 2024	December 31, 2023
Deferred revenue	$448,253	$—

Note 9 — Taxes

Cayman Islands

Hang Feng and HF Fund were incorporated in the Cayman Islands and are not subject to taxation. In addition, upon payments of dividends by these entities to their shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Shine Property and HF CM were incorporated in the British Virgin Islands and are not subject to taxation. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

The Company’s Hong Kong subsidiaries (Starchain and HF IAM) are subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million (approximately US$256,000) and 16.5% for any assessable profits in excess of HK$2 million (approximately US$256,000).

1. Taxation in the statements of operations represents:

	December 31, 2024	December 31, 2023
Hong Kong profits tax provision for the year:
Current*	$80,640	$—
Deferred	39,751	(155,754)
	$120,391	$(155,754)

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Taxes (cont.)

Although HF CM was incorporated in BVI, its income may be recognized by the Hong Kong Inland Revenue Department as being subject to income tax as its operations and management are located in Hong Kong. The Company accrued this portion of its income taxes based on taxable income in an amount of US$80,640 at the end of 2024.

2. A reconciliation of the provision for income taxes determined at the Hong Kong statutory income tax rate to the Company’s effective income tax rate is as follows:

	For the years ended December 31,
	2024		2023
		%		%
Income (loss) before income tax expenses	$987,160		(1,074,927)
Tax (benefits) at Hong Kong statutory tax rate of 16.5%	162,881	16.5	(177,363)	16.5
Reconciling items:
Tax effect of temporary difference	—		—
Tax effect of unrecognized tax losses	—		—
Tax effect of non-taxable income	(746)	(0.1)	537	(0.0)
Tax effect of two-tiered profits tax rates	(41,744)	(4.2)	21,072	(2.0)
Income tax expenses (benefits)	120,391	12.2	(155,754)	14.5

Deferred tax assets

The following table summarizes the significant components of deferred tax assets.

	December 31, 2024	December 31, 2023
Opening balances	$181,347	$25,361
Net operating losses	—	155,754
Utilized during the year	(39,752)	—
Exchange rate difference	1,043	232
Less: valuation allowance	—	—
Deferred tax assets, net	$142,638	$181,347

The Company evaluated the recoverable amounts of deferred tax assets, and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. As of December 31, 2024 and 2023, there were no valuation allowance recognized.

As of December 31, 2024 and 2023, the Company had net operating loss carry forwards indefinitely of US$867,477 and US$1,236,413, respectively, which fully arose from the subsidiary (Starchain) established in Hong Kong and can be carried forward indefinitely against future assessable profits.

Uncertain Tax Position

As of December 31, 2024 and 2023, the unrecognized tax benefits was nil, respectively, which would affect the effective tax rate if recognized. The company recognizes interest and penalty charges related to uncertain tax positions as necessary in the provision for income taxes. For the years ended December 31, 2024 and 2023, no interest expense or penalty was accrued in relation to the unrecognized tax benefit.

In general, the Hong Kong tax authority has up to six years to contact examinations of the Company’s tax filings. As of December 31, 2024, tax years ended December 31, 2019 through December 31, 2024 remain open for statutory examination by tax authorities.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Concentration of credit risk

Credit risk

Assets that potentially subject the Company to a significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable.

The Company believes that there is no significant credit risk associated with cash and cash equivalents, which were held by reputable financial institutions in the jurisdictions where the Company and its subsidiaries are located. The Hong Kong Deposit Protection Board pays compensation up to a limit of approximately US$64,000 if the bank with which an individual/a company hold its eligible deposit fails. As of December 31, 2024 and 2023, cash balance of approximately US$2,534,502 and US$74,898, respectively, was maintained at financial institutions in Hong Kong.

The Company has designed their credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security from such clients. The Company periodically evaluates the creditworthiness of the existing clients in determining an allowance for expected credit losses primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients. The risk with respect to accounts receivable is mitigated by credit evaluations the Company performs on its customers and its ongoing monitoring processes of outstanding balances.

Interest Rate Risk

The Company’s exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. The Company has not used any derivative financial instruments to manage its interest risk exposure. Interest-earning instruments carry a degree of interest rate risk. The Company has not been exposed, nor do the Company anticipate being exposed, to material risks due to changes in interest rates. However, the Company’s future interest income may be lower than expected due to changes in market interest rates.

Foreign currency risk

The reporting currency of the Company is U.S. Dollar. To date a large portion of the revenues and expenses are denominated in Hong Kong Dollar and a large portion of the assets and liabilities are denominated in Hong Kong Dollars. There was no significant exposure to foreign exchange rate fluctuations and the Company has not maintained any hedging policy against foreign currency risk. The management will consider hedging significant currency exposure should the need arise.

Inflation Risk

The Company does not believe that inflation has had a material effect on the Company’s business, financial condition or results of operations, other than its impact on the general economy. Nonetheless, if The Company’s operating expenses were to become subject to inflationary pressures, the Company may not be able to fully offset such higher expenses through price increases. The Company’s inability or failure to do so could harm the Company’s business, financial condition and results of operations.

Customer concentration risk

Details of the clients accounting for 10% or more of total operating revenue are as follows:

	For the years ended December 31,
	2024		2023
	US$	%	US$	%
Customer A	279,943	13	119,534	100
Customer B	499,897	25	—	—
Total	779,840	38	119,534	100

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Concentration of credit risk (cont.)

Details of the clients which accounted for 10% or more of accounts receivable are as follows:

	As of December 31,
	2024		2023
	US$	%	US$	%
Customer C	55,266	100	—	—
Total	55,266	100	—	—

Note 11 — Segment reporting

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s chief operating decision maker (“CODM”) is the CEO.

The Company uses the management approach to determine reportable operating segments. The Group does not distinguish revenues, costs and expenses between segments in its internal reporting, but instead reports costs and expenses by nature as a whole. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making decisions, allocating resources and assessing performance. Based on the management’s assessment, the Company determines that it has only one operating segment and therefore one reportable segment as defined by ASC 280. Furthermore, all of the Company’s revenue are derived in or from Hong Kong with all operation being carried out in Hong Kong. Therefore, no geographical segments are presented. The Company concludes that it has only one reportable segment. As such, all financial segment information required by the authoritative guidance can be found in the consolidated financial statements.

Note 12 — Related party balances and transactions

1. Balance with related parties

a. Deferred revenue

Name of Related Party	Nature	Relationship	December 31, 2024	December 31, 2023
Hang Feng International Holdings Co., Limited	Advance payments received	Major Shareholder of Hang Feng	$270,513	$—

b. Due to related parties

Name of Related Party	Nature	Relationship	December 31, 2024	December 31, 2023
YEUNG Sing Yuet Sherry	Loans*	Director of Starchain	$704,728	$3,151,032
Hang Feng International Holdings Co., Limited	Payable for transfer of equity**	Major Shareholder of Hang Feng	65,700	—
Hang Feng International Holdings Co., Limited	Loans*	Major Shareholder of Hang Feng	475,500	—
Hang Feng International Holdings Co., Limited	Payment on behalf of the Company	Major Shareholder of Hang Feng	117,023	—
Total			$1,362,951	$3,151,032

____________

*        Loans represent interest-free loans that have no specific repayment dates. The company fully repaid the loan owed to YEUNG Sing Yuet Sherry on January 13, 2025.

**      Payable for transfer of equity represents the amount due to HF Holdings for the acquisition of Shine Property, which was paid on January 28, 2025 (See Note 3).

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Related party balances and transactions (cont.)

2. Transactions with related parties

Name of Related Party	Nature	Relationship	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Qian Fenglei	Management consulting services	Director and Chairman of the Board of Director	$279,943	$119,534
Hang Feng International Holdings Co., Limited	Management consulting services	Major Shareholder of Hang Feng	499,897	—
Hang Feng International Holdings Co., Limited	Office rent	Major Shareholder of Hang Feng	16,350	—
Total			$788,015	$119,534

3. Proceeds from related parties

Name of Related Party	For the Year Ended December 31, 2024		For the Year Ended December 31, 2023
	Borrowing	Repayment	Borrowing	Repayment
YEUNG Sing Yuet Sherry	$603,696	$(3,050,000)	$1,191,550	$—
Hang Feng International Holdings Co., Limited	475,500	—	—	—
Total	$1,079,196	$(3,050,000)	$1,191,550	$—

Note 13 — Shareholders’ Equity

Hang Feng was established under the laws of Cayman Islands on October 15, 2024 as an exempt company with limited liability and as a wholly owned subsidiary of HF Holdings. The authorized number of ordinary shares is 500,000,000 shares with a par value of US$0.0001, of which 10,000 were issued on incorporation.

On December 30, 2024, Hang Feng issued an aggregate of 3,225 ordinary shares to five investors (each 645 ordinary shares) for an aggregate consideration of US$5,000,000. At the same time, HF Holdings injected US$1,000,000 into Hang Feng without issuing shares.

On February 24, 2025, the Company effected a stock split at a ratio of 1-to-400 by issuing new shares to its shareholders in the same proportion. After retrospective adjustment for stock splits, there were 5,290,000 and 4,000,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively.

Note 14 — Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical factors and the specific facts and circumstances of each matter.

Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of income or liquidity.

HANG FENG TECHNOLOGY INNOVATION CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Regulatory Requirements

The following table illustrates the minimum regulatory capital as established by the SFC that the Company’s subsidiary, HF IAM, is required to maintain as of December 31, 2024 and the actual amounts of capital that were maintained:

	As of December 31, 2024
	Minimum regulatory capital requirement	Capital levels maintained	Excess net capital	Percent of requirement maintained
	HKD’000	HKD’000	HKD’000
HF IAM	100	3,570	3,470	35.70

The Company’s operation subsidiary maintains a capital levels greater than the minimum regulatory capital requirements and it is in compliance with the minimum regulatory capital established by the SFC.

Note 16 — Subsequent Events

The Company increased the capital of its subsidiaries, Starchain and HF IAM, by about US$2 million and US$897,436, respectively which was completed in January 21, 2025 and February 21, 2025.

On February 24, 2025, the Company effected a stock split at a ratio of 1-to-400 by issuing new shares to its shareholders in the same proportion. After retrospective adjustment for stock splits, there were 5,290,000 and 4,000,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively.

Schedule I — Financial Information of the Parent Company

Schedule I of Rule 5-04 of Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after inter-company eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The condensed parent company financial statements have to be prepared in accordance with Rule 12-04, Schedule I of Regulation S-X if the restricted net assets of the subsidiaries of Hang Feng 25% of the consolidated net assets of Hang Feng. The abilities of the Company’s subsidiaries in Hong Kong, British Virgin Islands and Cayman Islands to pay dividends are not restricted. In this connection, the restricted net assets of the subsidiaries of Hang Feng does not exceed 25% of the consolidated net assets of Hang Feng and accordingly the following condensed parent company only financial information of Hang Feng is presented for supplementary reference.

A significant portion of the Company’s operations and revenue are conducted and generated by the Company’s wholly-owned subsidiaries Starchain and HF CM. The ability of these operating subsidiaries to pay dividends to the Company are not restricted.

As of December 31, 2024 and 2023, there were no material contingencies, significant provisions of long term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company, except for those which have been separately disclosed in the Consolidated Financial Statements, if any.

PARENT COMPANY BALANCE SHEETS

	December 31, 2024	December 31, 2023

Assets
Amount due from related parties*	$3,000,000	$—
Receivable from shareholders*	3,000,000	—
Investment in subsidiaries**	(1,733,840)	—
Total assets	$4,266,160	$—

Liabilities and shareholders’ equity
Due to a related party**	69,175
Other payable	$127,537	—
Total liabilities	$196,712
Shareholders’ equity
Ordinary shares, 500,000,000 shares with a par value of $0.0001 authorized, 5,290,000 shares issued and outstanding as of December 31, 2024	$529	—
Additional paid-in capital	5,999,484	—
Retained earnings	(1,931,686)	—
Accumulated other comprehensive loss	1,121	—
Total shareholders’ equity	$4,069,448	—

Total liabilities and shareholders’ equity	$4,266,160	$—

____________

*        Hang Feng issued new shares to five investors at the end of 2024, corresponding to an amount invested of $1 million each, with three investor payments ($3 million) outstanding as of December 31, 2024, which were received on January 9, 2025 by Starchain. As the Company’s bank account had not been set up at the end of 2024, the investments of the other three shareholders were collected by Starchain.

**      As the Company’s bank account had not been set up at the end of 2024, the Company’s investment in its subsidiaries and some of its daily expenses were paid by HF holdings on its behalf.

PARENT COMPANY STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Administrative expense	$3,361	$—
Investment loss from subsidiaries	1,928,325	—
Net loss	(1,931,686)	—
Foreign currency translation adjustments	1,121	—
Comprehensive loss	$(1,930,565)	$—

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023
Cash flows from operating activities:
Net loss	$(1,931,686)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Investment loss from subsidiaries	1,928,325	—
Increase in due to a related party	3,361	—
Net cash used in operating activities	—	—
Changes in cash	—	—
Foreign exchange translation	—	—
Changes in cash, beginning of year	—	—
Changes in cash, end of year	$—	$—
Non-cash transactions of investing and financing activities:
Receivable from shareholders	$3,000,000	$—
Proceeds from issuance of ordinary shares received by Starchain on behalf of Hang Feng	$3,000,000	$—
Business acquisition (Note 3)	$193,237	$—

1,375,000 Ordinary Shares

Hang Feng Technology Innovation Co., Ltd.

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Prospectus

______________________________

[•], 2025

Until [•], 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our post-offering memorandum and articles of association that will become effective upon effectiveness of this Registration Statement provide that every director (including any alternate director appointed), secretary, assistant secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities. Since incorporation, there have been changes in the ownership of our ordinary shares. See “Principal Shareholders.”

Purchaser	Date of Issuance	Number of Ordinary Shares	Consideration (US$)
HF Holdings	October 15, 2024	4,000,000	1
Unicorn Finder Investment Limited	December 30, 2024	258,000	1,000,000
Silver Lining Investment Holding Limited	December 30, 2024	258,000	1,000,000
Momentum Seeker Investment Limited	December 30, 2024	258,000	1,000,000
Perpetual Prosperity Investment Holding Limited	December 30, 2024	258,000	1,000,000
Fortune Charming Holding Limited	December 30, 2024	258,000	1,000,000

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant
4.1*	Specimen Certificate for Ordinary Shares
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
10.2*	Form of Employment Agreement between the Registrant and each of its executive officers
10.3*	The Engagement Letter between Starchain and HF Holdings, dated July 26, 2024
10.4*	The Engagement Letter between Starchain and QIAN Fenglei, dated September 25, 2023
10.5*	Hang Feng Technology Innovation Co., Ltd. 2025 Equity Incentive Plan
14.1*	Code of Business Conduct and Ethics of the Registrant
21.1*	Subsidiaries of the Registrant
23.1	Consent of Wei, Wei & Co., LLP
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of Han Kun Law Offices, PRC Counsel to the Registrant
23.4*	Consent of Han Kun Law Offices LLP, Hong Kong Counsel to the Registrant (included in Exhibit 99.7)
24.1*	Powers of Attorney
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4*	Consent of WU Wei (director nominee)
99.5*	Consent of WONG Yiu Kit Ernest (director nominee)
99.6*	Consent of CHENG Chi Wai Benny (director nominee)
99.7*	Opinion of Han Kun Law Offices LLP regarding certain Hong Kong legal matters
107*	Calculation of Filing Fee Table

____________

*        FILED PREVIOUSLY

**      TO BE FILED IN AN AMENDMENT

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong, on August 29, 2025.

Hang Feng Technology Innovation Co., Ltd.
By:	/s/ XU Zhiheng
	Name:	XU Zhiheng
	Title:	Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ XU Zhiheng	Chief Executive Officer	August 29, 2025
Name: XU Zhiheng	(principal executive officer)
/s/ CHOW Chun Yu Leeds	Chief Financial Officer	August 29, 2025
Name: CHOW Chun Yu Leeds	(principal financial and accounting officer)
*	Director and Chairman of the Board of Directors	August 29, 2025
Name: QIAN Fenglei
*	By:	/s/ XU Zhiheng
XU Zhiheng
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Hang Feng Technology Innovation Co., Ltd., has signed this registration statement or amendment thereto in New York, New York, on August 29, 2025.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.